UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 _____________________________________________________________________________
FORM 10-Q
 _____________________________________________________________________________
(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended June 30, 2017
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from              to
Commission File Number: 001-36542
 ______________________________________________________________
TerraForm Power, Inc.
(Exact name of registrant as specified in its charter)
 _____________________________________________________________________________

Delaware	46-4780940
(State or other jurisdiction of incorporation or organization)	(I. R. S. Employer Identification No.)
7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland	20814
(Address of principal executive offices)	(Zip Code)
240-762-7700
(Registrant’s telephone number, including area code)
 _________________________________________________
Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.   Yes  ☒    No  ☐
Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).   Yes  ☒    No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).   Yes  ☐    No  ☒
As of August 31, 2017, there were 92,371,480 shares of Class A common stock outstanding and 48,202,310 shares of Class B common stock outstanding.

TerraForm Power, Inc. and Subsidiaries
Table of Contents
Form 10-Q

PART I - Financial Information

Item 1. Financial Statements.

TERRAFORM POWER, INC AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Operating revenues, net	$170,367	$187,301	$321,502	$341,218
Operating costs and expenses:
Cost of operations	32,205	31,518	66,543	61,714
Cost of operations - affiliate	3,427	8,903	9,025	15,749
General and administrative expenses	41,255	21,057	77,980	38,240
General and administrative expenses - affiliate	3,282	2,234	4,701	7,671
Acquisition and related costs	—	—	—	2,743
Impairment of renewable energy facilities	1,429	—	1,429	—
Depreciation, accretion and amortization expense	63,222	61,031	124,209	120,038
Total operating costs and expenses	144,820	124,743	283,887	246,155
Operating income	25,547	62,558	37,615	95,063
Other expenses (income):
Interest expense, net	68,205	101,299	136,517	170,293
Gain on sale of renewable energy facilities	(37,116)	—	(37,116)	—
(Gain) loss on foreign currency exchange, net	(5,204)	4,741	(4,617)	248
Loss on receivables - affiliate	—	—	—	845
Other expenses (income), net	1,773	(423)	2,133	144
Total other expenses, net	27,658	105,617	96,917	171,530
Loss before income tax (benefit) expense	(2,111)	(43,059)	(59,302)	(76,467)
Income tax (benefit) expense	(1,431)	1,878	(2,349)	1,975
Net loss	(680)	(44,937)	(56,953)	(78,442)
Less: Net income attributable to redeemable non-controlling interests	10,524	9,187	11,359	11,732
Less: Net loss attributable to non-controlling interests	(18,629)	(33,217)	(43,968)	(68,786)
Net income (loss) attributable to Class A common stockholders	$7,425	$(20,907)	$(24,344)	$(21,388)

Weighted average number of shares:
Class A common stock - Basic	92,257	90,809	92,165	89,268
Class A common stock - Diluted	92,745	90,809	92,165	89,268

Earnings (loss) per share:
Class A common stock - Basic and diluted	$0.06	$(0.23)	$(0.31)	$(0.24)

See accompanying notes to unaudited condensed consolidated financial statements.

TERRAFORM POWER, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net loss	$(680)	$(44,937)	$(56,953)	$(78,442)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments:
Net unrealized gain (loss) arising during the period	2,921	(2,857)	5,601	3,716
Reclassification of net realized loss into earnings[1]	14,741	—	14,741	—
Hedging activities:
Net unrealized (loss) gain arising during the period	(3,432)	(13,641)	10,622	(46,606)
Reclassification of net realized (gain) loss into earnings[2]	(235)	12,134	(621)	12,503
Other comprehensive income (loss), net of tax	13,995	(4,364)	30,343	(30,387)
Total comprehensive income (loss)	13,315	(49,301)	(26,610)	(108,829)
Less comprehensive income (loss) attributable to non-controlling interests:
Net income attributable to redeemable non-controlling interests	10,524	9,187	11,359	11,732
Net loss attributable to non-controlling interests	(18,629)	(33,217)	(43,968)	(68,786)
Foreign currency translation adjustments	(1,635)	(1,027)	(717)	1,497
Hedging activities	5,867	(1,333)	11,839	(13,166)
Comprehensive loss attributable to non-controlling interests	(3,873)	(26,390)	(21,487)	(68,723)
Comprehensive income (loss) attributable to Class A common stockholders	$17,188	$(22,911)	$(5,123)	$(40,106)
———

(1)
Represents reclassification of the accumulated foreign currency translation loss for substantially all of the Company's portfolio of solar power plants located in the United Kingdom, as the Company's sale of these facilities closed in the second quarter of 2017 as discussed in Note 2. Assets Held for Sale. The pre-tax amount of $23.6 million was recognized within gain on sale of renewable energy facilities in the unaudited condensed consolidated statements of operations for the three and six months ended June 30, 2017.

(2)
Includes $15.9 million loss reclassification for the three and six months ended June 30, 2016 that occurred subsequent to the Company's discontinuation of hedge accounting for interest rate swaps pertaining to variable rate non-recourse debt for substantially all of the Company's portfolio of solar power plants located in the United Kingdom as discussed in Note 8. Derivatives. As discussed above, the Company's sale of these facilities closed in the second quarter of 2017.

See accompanying notes to unaudited condensed consolidated financial statements.

TERRAFORM POWER, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$691,846	$565,333
Restricted cash, including consolidated variable interest entities of $80,406 and $66,893 in 2017 and 2016, respectively	167,999	114,950
Accounts receivable, net	117,110	89,461
Prepaid expenses and other current assets	62,690	61,749
Assets held for sale	—	61,523
Total current assets	1,039,645	893,016

Renewable energy facilities, net, including consolidated variable interest entities of $3,344,524 and $3,434,549 in 2017 and 2016, respectively	4,893,596	4,993,251
Intangible assets, net, including consolidated variable interest entities of $849,234 and $875,095 in 2017 and 2016, respectively	1,109,707	1,142,112
Deferred financing costs, net	5,582	7,798
Other assets	112,240	114,863
Restricted cash	3,065	2,554
Non-current assets held for sale	—	552,271
Total assets	$7,163,835	$7,705,865

See accompanying notes to unaudited condensed consolidated financial statements.

TERRAFORM POWER, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(CONTINUED)

	June 30, 2017	December 31, 2016
Liabilities, Redeemable Non-controlling Interests and Stockholders' Equity
Current liabilities:
Current portion of long-term debt and financing lease obligations, including consolidated variable interest entities of $579,187 and $594,442 in 2017 and 2016, respectively	$1,747,956	$2,212,968
Accounts payable, accrued expenses and other current liabilities, including consolidated variable interest entities of $51,625 and $37,760 in 2017 and 2016, respectively	154,944	125,596
Deferred revenue	18,121	18,179
Due to SunEdison and affiliates, net	15,223	16,692
Liabilities related to assets held for sale	—	21,798
Total current liabilities	1,936,244	2,395,233
Long-term debt and financing lease obligations, less current portion, including consolidated variable interest entities of $369,050 and $375,726 in 2017 and 2016, respectively	2,099,941	1,737,946
Deferred revenue, less current portion	49,981	55,793
Deferred income taxes	31,416	27,723
Asset retirement obligations, including consolidated variable interest entities of $94,347 and $92,213 in 2017 and 2016, respectively	148,401	148,575
Other long-term liabilities	32,736	31,470
Non-current liabilities related to assets held for sale	—	410,759
Total liabilities	4,298,719	4,807,499

Redeemable non-controlling interests	189,740	180,367
Stockholders' equity:
Preferred stock, $0.01 par value per share, 50,000,000 shares authorized, no shares issued	—	—
Class A common stock, $0.01 par value per share, 850,000,000 shares authorized, 92,544,605 and 92,476,776 shares issued in 2017 and 2016, respectively, and 92,268,474 and 92,223,089 shares outstanding in 2017 and 2016, respectively	925	920
Class B common stock, $0.01 par value per share, 140,000,000 shares authorized, 48,202,310 shares issued and outstanding in 2017 and 2016	482	482
Class B1 common stock, $0.01 par value per share, 260,000,000 shares authorized, no shares issued	—	—
Additional paid-in capital	1,479,154	1,467,108
Accumulated deficit	(258,784)	(234,440)
Accumulated other comprehensive income	42,133	22,912
Treasury stock, 276,131 and 253,687 shares in 2017 and 2016, respectively	(4,399)	(4,025)
Total TerraForm Power, Inc. stockholders' equity	1,259,511	1,252,957
Non-controlling interests	1,415,865	1,465,042
Total stockholders' equity	2,675,376	2,717,999
Total liabilities, redeemable non-controlling interests and stockholders' equity	$7,163,835	$7,705,865

See accompanying notes to unaudited condensed consolidated financial statements.

TERRAFORM POWER, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
(In thousands)

											Non-controlling Interests
	Class A Common Stock Issued		Class B Common Stock Issued		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Common Stock Held in Treasury				Accumulated Deficit	Accumulated Other Comprehensive Loss		Total Equity
	Shares	Amount	Shares	Amount				Shares	Amount	Total	Capital			Total
Balance as of December 31, 2016	92,477	$920	48,202	$482	$1,467,108	$(234,440)	$22,912	(254)	$(4,025)	$1,252,957	$1,792,295	$(312,847)	$(14,406)	$1,465,042	$2,717,999
Stock-based compensation	68	5	—	—	3,754	—	—	(22)	(374)	3,385	—	—	—	—	3,385
Net loss[1]	—	—	—	—	—	(24,344)	—	—	—	(24,344)	—	(43,968)	—	(43,968)	(68,312)
Net SunEdison investment	—	—	—	—	5,837	—	—	—	—	5,837	3,041	—	—	3,041	8,878
Other comprehensive income	—	—	—	—	—	—	19,221	—	—	19,221	—	—	11,122	11,122	30,343
Sale of membership interests and contributions from non-controlling interests in renewable energy facilities	—	—	—	—	—	—	—	—	—	—	6,935	—	—	6,935	6,935
Distributions to non-controlling interests in renewable energy facilities	—	—	—	—	—	—	—	—	—	—	(10,726)	—	—	(10,726)	(10,726)
Deconsolidation of non-controlling interest in renewable energy facility	—	—	—	—	—	—	—	—	—	—	(8,713)	—	—	(8,713)	(8,713)
Accretion of redeemable non-controlling interest	—	—	—	—	(4,413)	—	—	—	—	(4,413)	—	—	—	—	(4,413)
Equity reallocation	—	—	—	—	6,868	—	—	—	—	6,868	(6,868)	—	—	(6,868)	—
Balance as of June 30, 2017	92,545	$925	48,202	$482	$1,479,154	$(258,784)	$42,133	(276)	$(4,399)	$1,259,511	$1,775,964	$(356,815)	$(3,284)	$1,415,865	$2,675,376
———

(1)	Excludes $11,359 of net income attributable to redeemable non-controlling interests.

See accompanying notes to unaudited condensed consolidated financial statements.

TERRAFORM POWER, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(56,953)	$(78,442)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, accretion and amortization expense	124,209	120,038
Amortization of favorable and unfavorable rate revenue contracts, net	19,524	20,325
Gain on sale of renewable energy facilities	(37,116)	—
Impairment of renewable energy facilities	1,429	—
Amortization of deferred financing costs and debt discounts	10,013	15,219
Unrealized loss on U.K. interest rate swaps	2,425	30,647
Unrealized loss on commodity contract derivatives, net	2,652	5,201
Recognition of deferred revenue	(6,069)	(4,373)
Stock-based compensation expense	5,200	2,446
Unrealized (gain) loss on foreign currency exchange, net	(4,336)	2,113
Loss on receivables - affiliate	—	845
Deferred taxes	3,693	1,909
Other, net	4,922	(86)
Changes in assets and liabilities:
Accounts receivable	(30,436)	(31,252)
Prepaid expenses and other current assets	212	(9,143)
Accounts payable, accrued expenses and other current liabilities	11,442	4,699
Deferred revenue	199	(546)
Other, net	4,277	4,769
Net cash provided by operating activities	55,287	84,369
Cash flows from investing activities:
Capital expenditures	(5,068)	(37,372)
Proceeds from sale of renewable energy facilities, net of cash and restricted cash disposed	177,235	—
Proceeds from renewable energy state rebate	15,542	—
Proceeds from reimbursable interconnection costs	6,646	—
Acquisitions of renewable energy facilities from third parties, net of cash and restricted cash acquired	—	(4,064)
Net cash provided by (used in) investing activities	$194,355	$(41,436)

See accompanying notes to unaudited condensed consolidated financial statements.

TERRAFORM POWER, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(CONTINUED)

	Six Months Ended June 30,
	2017	2016
Cash flows from financing activities:
Borrowings of non-recourse long-term debt	$79,835	$3,980
Principal payments and prepayments on non-recourse long-term debt	(141,613)	(63,925)
Revolver repayment	(55,000)	—
Sale of membership interests and contributions from non-controlling interests in renewable energy facilities	6,935	15,266
Distributions to non-controlling interests in renewable energy facilities	(17,125)	(13,788)
Net SunEdison investment	7,436	28,671
Due to SunEdison and affiliates, net	(3,311)	(10,885)
Debt financing fees	(3,735)	(4,500)
Other financing activities	(133)	—
Net cash used in financing activities	(126,711)	(45,181)
Net increase (decrease) in cash, cash equivalents and restricted cash	122,931	(2,248)
Net change in cash, cash equivalents and restricted cash classified within assets held for sale	54,806	(41,896)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2,336	(3,094)
Cash, cash equivalents and restricted cash at beginning of period	682,837	793,033
Cash, cash equivalents and restricted cash at end of period	$862,910	$745,795
Supplemental Disclosures:
Cash paid for interest	$121,694	$118,942
Cash paid for income taxes	—	—

See accompanying notes to unaudited condensed consolidated financial statements.

TERRAFORM POWER, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share data, unless otherwise noted)

1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Nature of Operations

TerraForm Power, Inc. ("TerraForm Power") and its subsidiaries (together with TerraForm Power, the "Company") is a controlled affiliate of SunEdison, Inc. (together with its consolidated subsidiaries excluding the Company and TerraForm Global, Inc. and its subsidiaries, "SunEdison"). TerraForm Power is a holding company and its sole asset is an equity interest in TerraForm Power, LLC ("Terra LLC"), which through its subsidiaries owns and operates renewable energy facilities that have long-term contractual arrangements to sell the electricity generated by these facilities to third parties. The related green energy certificates, ancillary services and other environmental attributes generated by these facilities are also sold to third parties. TerraForm Power is the managing member of Terra LLC and operates, controls and consolidates the business affairs of Terra LLC.

The SunEdison Bankruptcy and the Brookfield Sponsorship Transaction

On April 21, 2016, SunEdison Inc. and certain of its domestic and international subsidiaries (the "SunEdison Debtors") voluntarily filed for protection under Chapter 11 of the U.S. Bankruptcy Code (the "SunEdison Bankruptcy"). The Company is not a part of the SunEdison Bankruptcy and has no plans to file for bankruptcy itself. The Company does not rely on SunEdison for funding or liquidity and believes that the Company will have sufficient liquidity to support its ongoing operations, absent the potential negative impact of default conditions that could arise from failure to meet financial statement deadlines as described below. The Company believes its equity interests in its renewable energy facilities that are legally owned by the Company’s subsidiaries are not available to satisfy the claims of the creditors of the SunEdison Bankruptcy.

In anticipation of and in response to SunEdison’s financial and operating difficulties, which culminated in the SunEdison Bankruptcy, at the direction of its Board of Directors (the "Board"), the Company has undertaken, and continues to undertake, a number of strategic initiatives to mitigate the adverse impacts of the SunEdison Bankruptcy on the Company. These initiatives focused on governance, operations and business performance initiatives deemed especially critical because SunEdison provided all personnel and services to the Company (other than those operational services provided by third parties). These initiatives include, among other things, developing continuity plans, establishing stand-alone information technology, accounting and other systems and infrastructure, directly hiring employees and retaining backup or replacement operation and maintenance ("O&M") and asset management services for the Company's wind and solar facilities from other providers.

As part of this overall strategic review process, the Company also initiated a process for the exploration and evaluation of potential strategic alternatives for the Company, including potential transactions to secure a new sponsor or sell the Company. This process resulted in the Company's entry into a definitive merger and sponsorship transaction agreement (the “Merger Agreement”) on March 6, 2017 with Orion US Holdings 1 L.P. ("Orion Holdings") and BRE TERP Holdings Inc. ("Merger Sub"), a wholly-owned subsidiary of Orion Holdings, which are affiliates of Brookfield Asset Management, Inc. (“Brookfield”). Subject to the satisfaction of conditions precedent described below, Orion Holdings would hold approximately 51% of the Class A shares of TerraForm Power following the consummation of the merger of Merger Sub with and into the Company (the "Merger"). In addition, the Merger Agreement provides that at or prior to the closing of the Merger, the Company will enter into a series of sponsorship documents with Brookfield and certain of its affiliates as are more fully described in Note 15. Related Parties and Note 6. Long-term Debt.

Concurrently with the Company's entry into the Merger Agreement, the Company and SunEdison also entered into a settlement agreement (the “Settlement Agreement”). Under the Settlement Agreement, in connection with the closing of the Merger, SunEdison will exchange its Class B units of Terra LLC for 48,202,310 Class A shares of TerraForm Power, plus an incremental amount of Class A shares such that immediately prior to the consummation of the Merger, SunEdison will hold an aggregate number of Class A shares equal to 36.9% of the Company’s fully diluted share count. As a result of and following completion of the exchange, all of the issued and outstanding shares of Class B common stock of the Company will be redeemed and retired. In addition, also as part of the settlement, SunEdison agreed to deliver the outstanding incentive distribution rights of Terra LLC (the “IDRs”) held by SunEdison or certain of its affiliates to TerraForm Power or its designee and in connection therewith, concurrently with the execution and delivery of the Merger Agreement, TerraForm Power, Terra LLC, BRE Delaware, Inc. (the “Brookfield IDR Holder”) and SunEdison and certain of its affiliates have entered into an Incentive Distribution Rights Transfer Agreement (the “IDR Transfer Agreement”), pursuant to which certain SunEdison affiliates will transfer all of the IDRs to Brookfield IDR Holder at the effective time of the Merger. SunEdison also executed and delivered a voting and support agreement (the "Voting and Support Agreement"), pursuant to which it has agreed to vote or cause to be voted any shares of common stock of TerraForm Power held by it or any of its controlled affiliates in favor of the Merger and to take certain other actions to support the consummation of the transaction. Upon the consummation of the Merger or other transaction jointly supported by the Company and SunEdison, all agreements between the Company and the SunEdison Debtors will be rejected, subject to certain limited exceptions, and the Company will be deemed to have no damages, claims or liabilities arising from those rejections.

The closing of the Merger is subject to conditions, including a non-waivable condition to closing that the Merger Agreement and the transactions contemplated thereby be approved by holders of a majority of the outstanding Class A shares, excluding SunEdison, Orion Holdings, any of their respective affiliates or any person with whom any of them has formed (and not terminated) a “group” (as such term is defined in the Securities Exchange Act of 1934, as amended). Additional conditions include the adoption of the Merger Agreement by the holders of a majority of the total voting power of the outstanding shares of the Company’s common stock entitled to vote on the Merger and other customary closing conditions. Certain conditions have been satisfied including (1) the entry by the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) of orders authorizing and approving the entry by SunEdison (and, if applicable, SunEdison’s debtor affiliates) into the Settlement Agreement, the Voting and Support Agreement and any other agreement entered into in connection with the Merger or the other transactions contemplated thereby to which SunEdison or any other debtor will be a party, (2) the expiration or early termination of the waiting period applicable to consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (3) regulatory approval under Federal Energy Regulatory Commission Section 203 and (4) the closing of the sale of substantially all of the Company's U.K. solar facilities as described in Note 2. Assets Held for Sale. As of the date hereof, the Company has received each of the regulatory approvals required to be obtained as a condition to closing of the Sponsorship Transaction other than certain regulatory approvals in Canada and Chile. The Company believes that it and Brookfield have provided all required information to the regulatory agencies in respect of such pending regulatory approvals. There is no financing condition to the consummation of the transactions contemplated by the Merger Agreement. The Company filed a Definitive Proxy Statement on Schedule 14A on September 6, 2017 and has scheduled a special meeting of the stockholders of its Class A and Class B common stock to be held on October 6, 2017 in connection therewith for the stockholders to vote upon a proposal to adopt and approve the Merger Agreement, a proposal to approve an amendment of the Company’s certificate of incorporation, a proposal to approve, by non-binding advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the Merger and the other transactions contemplated thereby and any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the Merger Agreement or to approve the certificate of incorporation amendment.

The Merger Agreement contains specified termination rights, including the right for each of the Company or Orion Holdings to terminate the Merger Agreement if the Merger is not consummated by December 6, 2017, subject to extension until March 6, 2018 to obtain required regulatory approvals. The Merger Agreement also provides for other customary termination rights for both the Company and Orion Holdings, as well as a mutual termination right in the event that the Settlement Agreement is terminated in accordance with its terms. In the event the Merger Agreement is terminated by either the Company or Orion Holdings due to the failure to obtain the requisite stockholder approvals or the termination of the Settlement Agreement, and the Board did not change its recommendation to the Company's stockholders to approve the Merger, the Company will pay to Orion Holdings all reasonable and documented out-of-pocket expenses incurred in connection with the Merger Agreement, in an amount not to exceed $17.0 million. The Merger Agreement further provides that upon termination of the Merger Agreement under certain other specified circumstances, the Company will be required to pay Orion Holdings a termination fee of $50.0 million. The Company's obligation to pay any combination of out-of-pocket expenses or termination fees shall not in any event exceed $50.0 million.

The Settlement Agreement has been approved by the Bankruptcy Court. However, the settlements, mutual release and certain other terms and conditions of the Settlement Agreement will only become effective upon the consummation of the Merger or other transaction jointly supported by the Company and SunEdison or upon a “Stand-Alone Conversion.” SunEdison may elect to effect a Stand-Alone Conversion if the Merger is not consummated due to the failure to receive the requisite stockholder vote and SunEdison is otherwise in compliance with the Settlement Agreement and the Voting and Support Agreement. Upon a Stand-Alone Conversion, SunEdison would exchange its Class B units in Terra LLC and its Class B shares in TerraForm Power for newly issued Class A common stock constituting 36.9% of the aggregate issued and outstanding Class A common stock on a fully diluted basis. SunEdison would also be required to deliver a customary voting agreement and an irrevocable proxy in customary form and substance reasonably acceptable to the Company and the holder of the Class A common stock issued to SunEdison, which may be SunEdison or a third party that receives the Class A common stock as part of a distribution in connection with SunEdison’s plan of reorganization. This voting agreement would require the applicable stockholder, for a period of one year from the date of the Stand-Alone Conversion, to vote one-half of its voting power in the same proportion of the votes cast by stockholders not a party to a similar voting agreement, which would effectively reduce the voting power of the applicable stockholder.

As part of these strategic initiatives, the Company has also been working to obtain waivers or forbearance of defaults that have arisen as a result of the SunEdison Bankruptcy and the delays in the completion of the Company’s corporate and project-level audits. In most of the Company's debt-financed projects, SunEdison Debtors were a party to a material project agreement or guarantor thereof, such as being a party to or guarantor of an asset management or O&M contract. As a result of the SunEdison Bankruptcy and delays in delivery of 2015 audited financial statements for the Company and/or certain project-level subsidiaries, among other things, the Company experienced defaults under most of its non-recourse financing agreements in 2016. During the course of 2016 and to date in 2017, the Company cured or obtained waivers or temporary forbearances with respect to most of these defaults and has transitioned, or is working to transition, the project-level services provided by SunEdison Debtors to third parties or in-house to a Company affiliate; however, certain of these defaults persist. Moreover, the Company has experienced additional defaults under most of the same non-recourse financing agreements in 2017 as the result of the failure to timely complete Company and/or project-level audits. The Company filed its Form 10-K for the year ended December 31, 2016 on July 21, 2017 and has substantially completed its project-level audits for fiscal year 2016 as of the date hereof. The Company is working to complete the remaining project-level audits and outstanding project-level quarterly reporting deliverables for 2017 and seeking to obtain waivers for such default and late delivery. To date none of the non-recourse financings has been accelerated and no project-level lender has notified the Company of such lenders election to enforce project security interests, although no assurances can be given that the Company will obtain waivers and/or permanent forbearance of existing or future defaults or that none of the financings will be accelerated. The Company's corporate-level revolving credit facility and senior note indentures do not include an event of default provision directly triggered by the occurrence of the SunEdison Bankruptcy.

Going Concern

The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

As described above, SunEdison filed for bankruptcy on April 21, 2016. The Company is not a part of the SunEdison Bankruptcy and has no plans to file for bankruptcy itself. The Company does not rely on SunEdison for funding or liquidity and believes that it will have sufficient liquidity to support its ongoing operations, absent the potential negative impact of default conditions that could arise from failure to meet financial statement deadlines as described below. The Company believes its equity interests in its renewable energy facilities that are legally owned by the Company's subsidiaries are not available to satisfy the claims of the creditors of the SunEdison Bankruptcy. However, we believe the SunEdison Bankruptcy and the related impacts raise substantial doubt about our ability to continue as a going concern for the following reasons:

•
Prior to the SunEdison Bankruptcy, we relied almost exclusively on the personnel and management and administration services provided by or under the direction of SunEdison. Subsequent to the SunEdison Bankruptcy, we have incurred and expect to continue to incur significant costs procuring these services from unaffiliated third parties. In addition, if we are unable to replace these services or key personnel in the future, this would restrict our ability to timely complete Company or project-level audits as required by our corporate and non-recourse financing arrangements.

•
We experienced covenant defaults under most of our financing arrangements in 2016, mainly because of delays in the delivery of project-level audited financial statements and the delay in the filing of the Company’s audited annual financial statements for 2015 on Form 10-K, which was filed in December of 2016. In addition, in a number of cases the SunEdison Bankruptcy resulted in defaults because SunEdison Debtors were serving as O&M and asset management services providers or as guarantors under relevant contracts. We have been working diligently with our lenders to cure or waive instances of default, including through the completion of project-level audits and the retention of replacement service providers. However, there can be no assurance that all remaining defaults will be cured or waived, and we have experienced additional defaults under most of the same non-recourse financing agreements in 2017 as the result of the failure to timely complete Company and/or project-level audits. The Company filed its Form 10-K for the year ended December 31, 2016 on July 21, 2017 and has substantially completed its project-level audits for fiscal year 2016 as of the date hereof. The Company is working to complete the remaining project-level audits and outstanding project-level quarterly reporting deliverables for 2017 and seeking to obtain waivers for such default and late delivery. If the remaining or future defaults are not cured or waived, this would restrict the ability of the relevant project-level subsidiaries to make distributions to us, which may affect our ability to meet certain covenants related to our revolving credit facility at the corporate level, or entitle the related lenders to demand repayment or enforce their security interests, which could have a material adverse effect on our business, results of operations, financial condition and ability to pay dividends. If this were to occur, the Company would not have sufficient liquidity to meet its obligations.

•
Finally, there is a risk that an interested party in the SunEdison Bankruptcy could request that the assets and liabilities of the Company be substantively consolidated with SunEdison. Bankruptcy courts have broad equitable powers, and thus, outcomes in bankruptcy proceedings are inherently difficult to predict. To the extent the Bankruptcy Court were to determine that substantive consolidation was appropriate under the Company's facts and circumstances, the assets and liabilities of the Company could be made available to help satisfy the debt or contractual obligations of SunEdison. While it has not been requested to date and we believe there is no basis for substantive consolidation in our circumstances, we cannot assure you that substantive consolidation will not be requested in the future or that the Bankruptcy Court would not consider it.

As described above under "The SunEdison Bankruptcy and the Brookfield Sponsorship Transaction," the Company has undertaken, and continues to undertake, a number of strategic initiatives to mitigate the adverse impacts of the SunEdison Bankruptcy on the Company. While the Company believes that the actions described above are more likely than not to address the substantial doubt surrounding our ability to continue as a going concern, we cannot assert that it is probable that management's plans will fully mitigate the conditions identified. If we cannot continue as a going concern, material adjustments to the carrying values and classifications of our assets and liabilities and the reported amounts of income and expense could be required.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the Securities and Exchange Commission’s ("SEC") regulations for interim financial information. Accordingly, they do not include all of the information and notes required by U.S. generally accepted accounting principles ("U.S. GAAP") for complete financial statements. The financial statements should be read in conjunction with the accounting policies and other disclosures as set forth in the notes to the Company’s annual financial statements for the year ended December 31, 2016, filed with the SEC on Form 10-K on July 21, 2017. Interim results are not necessarily indicative of results for a full year.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all material adjustments consisting of normal and recurring accruals necessary to present fairly the Company's financial position as of June 30, 2017, the results of operations and comprehensive income (loss) for the three and six months ended June 30, 2017 and 2016 and cash flows for the six months ended June 30, 2017 and 2016.

Use of Estimates

In preparing the unaudited condensed consolidated financial statements, the Company used estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements. Such estimates also affect the reported amounts of revenues, expenses and cash flows during the reporting period. To the extent there are material differences between the estimates and actual results, the Company's future results of operations would be affected.

Recent Accounting Developments

In May 2014, the Financial Accounting Standards Board ("FASB") issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU No. 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606), Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which clarifies how to apply the implementation guidance on principal versus agent considerations related to the sale of goods or services to a customer as updated by ASU No. 2014-09. ASU No. 2014-09 and ASU No. 2016-08 will become effective for the

Company on January 1, 2018. Early application is permitted but not before January 1, 2017. ASU No. 2014-09 and ASU No. 2016-08 permit the use of either the retrospective or modified retrospective method. The Company is working through an adoption plan which includes the evaluation of revenue contracts compared to the new standards and evaluating the impact of the new standards on the Company's consolidated financial statements and related disclosures. The Company does not plan to adopt these standards prior to January 1, 2018.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which primarily changes the lessee's accounting for operating leases by requiring recognition of lease right-of-use assets and lease liabilities. This standard is effective for annual reporting periods beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating the effect of ASU No. 2016-02 on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation - Stock Compensation (Topic 718). This update was issued as part of the FASB's simplification initiative and affects all entities that issue share-based payment awards to their employees. The amendments in this update cover such areas as the recognition of excess tax benefits and deficiencies, the classification of those excess tax benefits on the statement of cash flows, an accounting policy election for forfeitures, the amount an employer can withhold to cover income taxes and still qualify for equity classification and the classification of those taxes paid on the statement of cash flows. This update is effective for annual and interim periods beginning after December 15, 2016, with early adoption permitted if all provisions are adopted within the same period. The Company adopted ASU No. 2016-09 as of January 1, 2017, which did not result in any material adjustments to the Company's consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016-06, Derivatives and Hedging (Topic 815), which clarifies that determining whether the economic characteristics of a put or call are clearly and closely related to its debt host requires only an assessment of the four-step decision sequence outlined in FASB ASC paragraph 815-15-25-24. Additionally, entities are not required to separately assess whether the contingency itself is clearly and closely related. This standard is effective for annual and interim periods beginning after December 15, 2016, with early adoption permitted. The amendments in this update should be applied on a modified retrospective basis. The adoption of ASU No. 2016-06 as of January 1, 2017 did not have an impact on the Company's consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-07, Investments - Equity Method and Joint Ventures (Topic 323). The amendments of ASU No. 2016-07 eliminate the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. The amendments require that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor's previously held interest and adopt the equity method of accounting with no retroactive adjustment to the investment. In addition, ASU No. 2016-07 requires that an entity that has an available-for-sale equity security that becomes qualified for the equity method of accounting recognize through earnings the unrealized holding gain or loss in accumulated other comprehensive income at the date the investment becomes qualified for use of the equity method. The guidance in ASU No. 2016-07 is effective for fiscal years beginning after December 15, 2016, and interim periods within those annual periods. The adoption of ASU No. 2016-07 is required to be applied prospectively and early adoption is permitted. The Company evaluated this standard and determined that it did not have an impact on its consolidated financial statements as it does not have any equity method investments.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments. The amendments of ASU No. 2016-15 were issued to address eight specific cash flow issues for which stakeholders have indicated to the FASB that a diversity in practice existed in how entities were presenting and classifying these items in the statement of cash flows. The issues addressed by ASU No. 2016-15 include but are not limited to the classification of debt prepayment and debt extinguishment costs, payments made for contingent consideration for a business combination, proceeds from the settlement of insurance proceeds, distributions received from equity method investees and separately identifiable cash flows and the application of the predominance principle. The amendments of ASU No. 2016-15 are effective for public entities for fiscal years beginning after December 15, 2017 and interim periods in those fiscal years. Early adoption is permitted, including adoption in an interim fiscal period with all amendments adopted in the same period. The adoption of ASU No. 2016-15 is required to be applied retrospectively. The Company is currently evaluating the impact of the standard on its consolidated statements of cash flows.

In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740), Intra-Entity Transfers of Assets Other

Than Inventory. The amendments of ASU No. 2016-16 were issued to improve the accounting for the income tax consequences of intra-entity transfers of assets other than inventory. Current GAAP prohibits the recognition of current and deferred income taxes for an intra-entity asset transfer until the asset has been sold to an outside party which has resulted in diversity in practice and increased complexity within financial reporting. The amendments of ASU No. 2016-16 would require an entity to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs and do not require new disclosure requirements. The amendments of ASU No. 2016-16 are effective for annual reporting periods beginning after December 15, 2017, and interim periods within those annual periods. Early adoption is permitted and the adoption of ASU No. 2016-16 should be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. The Company does not expect this standard to have an impact on its consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-17, Consolidation (Topic 810), Interests Held through Related Parties That Are under Common Control. ASU No. 2016-17 updates ASU No. 2015-02. Under the amendments, a single decision maker is not required to consider indirect interests held through related parties that are under common control with the single decision maker to be the equivalent of direct interests in their entirety. Instead, a single decision maker is required to include those interests on a proportionate basis consistent with indirect interests held through other related parties. ASU No. 2016-17 is effective for annual reporting periods beginning after December 15, 2016, and interim periods within those annual periods, with early adoption permitted. The adoption of ASU No. 2016-17 as of January 1, 2017 did not have an impact on the Company's consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 320), Restricted Cash, a Consensus of the FASB Emerging Issues Task Force. The amendments require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU No. 2016-18 is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years. Early adoption is permitted and the adoption of ASU No. 2016-18 will be applied retrospectively. The Company elected to early adopt ASU No. 2016-18 during the second quarter of 2017 and has revised its unaudited condensed consolidated statement of cash flows for the six months ended June 30, 2016. Net cash used in investing activities for the six months ended June 30, 2016 decreased by $62.2 million as a result of the adoption of this standard. The sum of the Company's cash and cash equivalents of $565.3 million, current portion of restricted cash of $114.9 million and non-current portion of restricted cash of $2.6 million reported within the unaudited condensed consolidated balance sheet as of December 31, 2016 equals the beginning balance of cash, cash equivalents and restricted cash of $682.8 million shown in the unaudited condensed consolidated statement of cash flows for the six months ended June 30, 2017. The sum of the Company's cash and cash equivalents of $691.8 million, current portion of restricted cash of $168.0 million and non-current portion of restricted cash of $3.1 million reported within the unaudited condensed consolidated balance sheet as of June 30, 2017 equals the ending balance of cash, cash equivalents and restricted cash of $862.9 million shown in the unaudited condensed consolidated statement of cash flows for the six months ended June 30, 2017. The Company had $41.9 million of restricted cash classified within assets held for sale as of June 30, 2016 (with no comparable amount as of December 31, 2015) and thus had to add this reclassification amount to the net change in cash, cash equivalents and restricted cash classified within assets held for sale line reported in the unaudited condensed consolidated statement of cash flows for the six months ended June 30, 2016 to reconcile the change in the beginning and end-of-period cash, cash equivalents and restricted cash. The Company's restricted cash balances during 2016 also included amounts related to its renewable energy facilities located in the United Kingdom (the "U.K.") and Canada, which resulted in a $3.4 million change in the effect of exchange rate changes on cash, cash equivalents and restricted cash line reported in the unaudited condensed consolidated statement of cash flows for the six months ended June 30, 2016.

In December 2016, the FASB issued ASU No. 2016-19, Technical Corrections and Improvements. The amendments cover a wide range of topics in the Accounting Standards Codification, covering differences between original guidance and the Accounting Standards Codification, guidance clarification and reference corrections, simplification and minor improvements. The adoption of ASU No. 2016-19 is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2016. The Company evaluated this standard and determined that it did not have an impact on its consolidated financial statements.

In December 2016, the FASB issued ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. The amendments in this update are of a similar nature to the items typically addressed in ASU 2016-19, Technical Corrections and Improvements. However, the FASB decided to issue a separate update for technical corrections and improvements to Topic 606 and other Topics amended by ASU No. 2014-09 to increase stakeholders’ awareness of the proposals and to expedite improvements to ASU No. 2014-09. The adoption of ASU No. 2016-20 is effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within those annual periods. Early adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company is currently evaluating the effect of this standard on its consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805), Clarifying the Definition of a Business. The amendment seeks to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill and consolidation. The adoption of ASU No. 2017-01 is effective for annual periods beginning after December 15, 2017, including interim periods within those periods. The amendments should be applied prospectively on or after the effective dates. Accordingly, the adoption will not have an effect on the Company's historical financial statements. The Company is currently evaluating the effect of this standard on future consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles - Goodwill and Other (Topic 350), Simplifying the Test for Goodwill Impairment. The amendment simplifies the accounting for goodwill impairment by removing Step 2 of the current test, which requires calculation of a hypothetical purchase price allocation. Under the revised guidance, goodwill impairment will be measured as the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill (currently Step 1 of the two step impairment test). Entities will continue to have the option to perform a qualitative assessment to determine if a quantitative impairment test is necessary. The standard is effective January 1, 2020, with early adoption permitted, and must be adopted on a prospective basis. This updated guidance is not currently expected to impact the Company's financial reporting as the Company does not have any goodwill.

In February 2017, the FASB issued ASU No. 2017-05, Other Income - Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20): Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets. This ASU is meant to clarify the scope of ASC Subtopic 610-20, Other Income - Gains and Losses from the Derecognition of Nonfinancial Assets and to add guidance for partial sales of nonfinancial assets. ASU No. 2017-05 is to be applied using a full retrospective method or a modified retrospective method as outlined in the guidance and is effective at the same time as ASU No. 2014-09. Further, the Company is required to adopt ASU No. 2017-05 at the same time that it adopts the guidance in ASU No. 2014-09. The Company is currently evaluating the effect of this standard on its consolidated financial statements.

In May 2017, the FASB issued ASU No. 2017-09, Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting. The amendment clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as a modification. The new guidance is expected to reduce diversity in practice and result in fewer changes to the terms of an award being accounted for as a modification. Changes to the terms or conditions of a share-based payment award that do not impact the fair value of the award, vesting conditions and the classification as an equity or liability instrument will not need to be assessed under modification accounting. The guidance is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. The amendments in this update should be applied prospectively to an award modified on or after the adoption date. Accordingly, the adoption will not have an effect on the Company's historical financial statements. The Company is currently evaluating the effect of this standard on future consolidated financial statements.

2. ASSETS HELD FOR SALE

U.K. Portfolio Sale

The Company commenced a sale of substantially all of its portfolio of solar power plants located in the U.K. through a broad based sales process pursuant to a plan approved by management during 2016 (24 operating projects for sale representing 365.0 MW, the "U.K. Portfolio"), and it was determined that this portfolio met the criteria to be classified as held for sale during the first quarter of 2016. As a result, the Company classified the assets and liabilities of this portfolio as held for sale as of December 31, 2016 (refer to the table below) and measured each at the lower of carrying value or fair value less cost to sell. As discussed below, the Company closed on the sale of these facilities in the second quarter of 2017. The Company's analysis indicated that the fair value less costs to sell exceeded the carrying value of the assets for each period the portfolio was classified as held for sale.

On May 11, 2017, the Company announced that TerraForm Power Operating, LLC ("Terra Operating LLC") completed its previously announced sale of the U.K. Portfolio to Vortex Solar UK Limited, a renewable energy platform managed by the private equity arm of EFG Hermes, an investment bank. Terra Operating LLC received approximately $214.1 million of proceeds from the sale, which was net of transaction expenses of $3.9 million and distributions taken from the U.K. Portfolio after announcement and before closing of the sale. The Company also disposed of $14.8 million of cash and cash equivalents and $21.8 million of restricted cash as a result of the sale. The proceeds were used for the reduction of the Company's indebtedness as discussed in Note 6. Long-term Debt. The sale also resulted in a reduction in the Company's non-recourse project debt by approximately GBP 301 million at the U.K. Portfolio level. The Company recognized a gain on the sale of $37.1 million within gain on sale of renewable energy facilities in the unaudited condensed consolidated statement of operations for the three and six months ended June 30, 2017. The Company has retained 11.1 MW of solar assets in the U.K.

Residential Portfolio Sale

The Company also began exploring a sale of substantially all of its portfolio of residential rooftop solar assets located in the United States (11.4 MW of assets as described below) through a strategic sales process in 2016, and it was determined that these assets met the criteria to be classified as held for sale during the fourth quarter of 2016. As a result, the Company classified the related assets and liabilities as held for sale as of December 31, 2016 (refer to the table below) and measured each at the lower of carrying value or fair value less costs to sell. The Company's analysis indicated that the carrying value of the assets exceeded the fair value less costs to sell, and thus an impairment charge of $15.7 million was recognized in the fourth quarter of 2016. The Company also recorded a $3.3 million charge in the third quarter of 2016 due to the decision to abandon certain residential construction in progress assets that were not completed by SunEdison as a result of the SunEdison Bankruptcy.

On March 14, 2017, Enfinity SPV Holdings 2, LLC, a subsidiary of the Company, entered into a membership interest purchase and sale agreement with Greenbacker Residential Solar II, LLC for the sale of 100% of the membership interests of Enfinity Colorado DHA 1, LLC, a Colorado limited liability company that owns and operates 2.5 MW of solar installations situated on the roof of public housing units located in Colorado and owned by the Denver Housing Authority. The transaction closed on March 31, 2017, and the Company received proceeds of $1.1 million in the beginning of the second quarter of 2017. The Company also disposed of $0.8 million of restricted cash as a result of the sale. There was no additional loss recognized during 2017 as a result of this sale.

In addition, the Company entered into a membership interest purchase and sale agreement with Greenbacker Residential Solar II, LLC on June 12, 2017 for the sale of 100% of the membership interests of TerraForm Resi Solar Manager, LLC, a subsidiary of the Company, which owns and operates 8.9 MW of rooftop solar installations. The transaction closed on June 30, 2017, and the Company received total proceeds of $6.0 million in the third quarter of 2017. The Company also disposed of $0.6 million of cash and cash equivalents in the second quarter of 2017 as a result of the sale. There was no additional loss recognized during 2017 as a result of this sale.

The Company began exploring a sale and sold its remaining 0.3 MW of residential assets (that were not classified as held for sale as of December 31, 2016) during the third quarter of 2017. These assets did not meet the criteria for held for sale classification as of June 30, 2017 but the Company determined that certain impairment indicators were present and as a result recognized an impairment charge of $1.4 million within impairment of renewable energy facilities in the unaudited condensed consolidated statement of operations for the three and six months ended June 30, 2017.

The following table summarizes the major classes of assets and liabilities which are classified as held for sale on the Company's unaudited condensed consolidated balance sheet as of December 31, 2016. As discussed above, the Company closed on the sale of these renewable energy facilities in the first half of 2017.

	As of December 31, 2016
(In thousands)	U.K. Portfolio	Residential Portfolio	Total
Assets held for sale:
Restricted cash	$53,604	$1,202	$54,806
Accounts receivable, net	4,952	300	5,252
Prepaid expenses and other current assets	1,295	170	1,465
Total current assets held for sale	59,851	1,672	61,523

Renewable energy facilities, net	529,154	19,534	548,688
Intangible assets, net	1,480	—	1,480
Other assets	2,103	—	2,103
Total non-current assets held for sale	532,737	19,534	552,271

Total assets held for sale	$592,588	$21,206	$613,794

Liabilities related to assets held for sale:
Current portion of long-term debt	$14,510	$175	$14,685
Accounts payable, accrued expenses and other current liabilities	5,980	245	6,225
Deferred revenue	—	10	10
Due to SunEdison and affiliates, net	692	186	878
Total current liabilities related to assets held for sale	21,182	616	21,798

Long-term debt, less current portion	349,687	4,190	353,877
Deferred revenue, less current portion	—	246	246
Asset retirement obligations	39,563	287	39,850
Other long-term liabilities	16,786	—	16,786
Total non-current liabilities related to assets held for sale	406,036	4,723	410,759

Total liabilities related to assets held for sale	$427,218	$5,339	$432,557

3. RENEWABLE ENERGY FACILITIES

Renewable energy facilities, net consists of the following:

(In thousands)	June 30, 2017	December 31, 2016
Renewable energy facilities in service, at cost	$5,362,220	$5,354,883
Less accumulated depreciation - renewable energy facilities	(471,370)	(364,756)
Renewable energy facilities in service, net	4,890,850	4,990,127
Construction in progress - renewable energy facilities	2,746	3,124
Total renewable energy facilities, net	$4,893,596	$4,993,251

Depreciation expense related to renewable energy facilities was $54.4 million and $106.6 million for the three and six months ended June 30, 2017, respectively, as compared to $51.2 million and $100.4 million for the same periods in the prior year.

Construction in progress represents costs incurred to complete the construction of the facilities in the Company's current portfolio that were acquired from SunEdison. All construction in progress costs are stated at SunEdison's historical cost.

As of December 31, 2016, the Company reclassified $548.7 million from renewable energy facilities, net to non-current assets held for sale in the unaudited condensed consolidated balance sheet. There was no similar reclassification as of June 30, 2017 as the sale of these renewable energy facilities closed in the first half of 2017 (see Note 2. Assets Held for Sale).

4. INTANGIBLES

The following table presents the gross carrying amount, accumulated amortization and net book value of intangibles as of June 30, 2017:

(In thousands, except weighted average amortization period)	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Favorable rate revenue contracts	15 years	$716,995	$(80,387)	$636,608
In-place value of market rate revenue contracts	19 years	519,589	(60,360)	459,229
Favorable rate land leases	18 years	15,800	(1,930)	13,870
Total intangible assets, net		$1,252,384	$(142,677)	$1,109,707

Unfavorable rate revenue contracts	7 years	$35,086	$(13,372)	$21,714
Unfavorable rate O&M contracts	2 years	5,000	(1,927)	3,073
Unfavorable rate land lease	16 years	1,000	(134)	866
Total intangible liabilities, net		$41,086	$(15,433)	$25,653

The following table presents the gross carrying amount, accumulated amortization and net book value of intangibles as of December 31, 2016:

(In thousands, except weighted average amortization period)	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Favorable rate revenue contracts	16 years	$714,758	$(57,634)	$657,124
In-place value of market rate revenue contracts	20 years	518,003	(47,284)	470,719
Favorable rate land leases	18 years	15,800	(1,531)	14,269
Total intangible assets, net		$1,248,561	$(106,449)	$1,142,112

Unfavorable rate revenue contracts	7 years	$35,086	$(10,541)	$24,545
Unfavorable rate O&M contracts	3 years	5,000	(1,302)	3,698
Unfavorable rate land lease	16 years	1,000	(107)	893
Total intangible liabilities, net		$41,086	$(11,950)	$29,136

The Company has intangible assets related to revenue contracts, representing long-term power purchase agreements ("PPAs") and renewable energy certificate ("REC") agreements, and favorable rate land leases that were obtained through acquisitions. The revenue contract intangible assets are comprised of favorable rate PPAs and REC agreements and the in-place value of market rate PPAs. The Company also has intangible liabilities related to unfavorable rate PPAs and REC agreements, unfavorable rate O&M contracts and an unfavorable rate land lease, which are classified within other long-term liabilities in the unaudited condensed consolidated balance sheets. These intangible assets and liabilities are amortized on a straight-line basis over the remaining lives of the agreements, which range from 1 to 28 years as of June 30, 2017.

Amortization expense related to favorable rate revenue contracts is reflected in the unaudited condensed consolidated statements of operations as a reduction of operating revenues, net. Amortization related to unfavorable rate revenue contracts is reflected in the unaudited condensed consolidated statements of operations as an increase to operating revenues, net. During the three and six months ended June 30, 2017, net amortization expense related to favorable and unfavorable rate revenue contracts resulted in a reduction of operating revenues, net of $9.7 million and $19.5 million, respectively, as compared to a $9.8 million and $20.3 million reduction of operating revenues, net for the same periods in the prior year.

Amortization expense related to the in-place value of market rate revenue contracts is reflected in the unaudited condensed consolidated statements of operations within depreciation, accretion and amortization expense. During the three and six months ended June 30, 2017, amortization expense related to the in-place value of market rate revenue contracts was $6.6 million and $13.0 million, respectively, as compared to $7.0 million and $13.8 million for the same periods in the prior year.

Amortization expense related to favorable rate land leases is reflected in the unaudited condensed consolidated statements of operations within cost of operations. Amortization related to the unfavorable rate land lease and unfavorable rate O&M contracts is reflected in the unaudited condensed consolidated statements of operations as a reduction of cost of operations. During the three and six months ended June 30, 2017, net amortization related to favorable and unfavorable rate land leases and unfavorable rate O&M contracts resulted in a reduction of cost of operations of $0.2 million and $0.3 million, respectively, as compared to a $0.2 million and $0.4 million increase to cost of operations for the same periods in the prior year.

5. VARIABLE INTEREST ENTITIES

The Company consolidates variable interest entities ("VIEs") in renewable energy facilities when the Company is the primary beneficiary. The VIEs own and operate renewable energy facilities in order to generate contracted cash flows. The VIEs were funded through a combination of equity contributions from the owners and non-recourse project-level debt. As a result of the Company's sale of TerraForm Resi Solar Manager, LLC, a subsidiary of the Company that owned and operated 8.9 MW of residential rooftop solar installations, during the second quarter of 2017, the related assets and liabilities of this variable interest entity were deconsolidated (see Note 2. Assets Held for Sale). No other VIEs were deconsolidated during the six months ended June 30, 2017 and 2016.

The carrying amounts and classification of the consolidated VIEs’ assets and liabilities included in the Company's unaudited condensed consolidated balance sheets are as follows:

(In thousands)	June 30, 2017	December 31, 2016
Current assets	$189,603	$191,244
Non-current assets	4,236,080	4,351,635
Total assets	$4,425,683	$4,542,879
Current liabilities	$633,796	$638,452
Non-current liabilities	514,266	514,464
Total liabilities	$1,148,062	$1,152,916

The amounts shown in the table above exclude intercompany balances that are eliminated upon consolidation. All of the assets in the table above are restricted for settlement of the VIE obligations, and all of the liabilities in the table above can only be settled by using VIE resources.

6. LONG-TERM DEBT

Long-term debt consists of the following:

(In thousands, except rates)	June 30, 2017	December 31, 2016	Interest Type	Interest Rate (%)[1]	Financing Type
Corporate-level long-term debt[2]:
Senior Notes due 2023	$950,000	$950,000	Fixed	6.38	Senior notes
Senior Notes due 2025	300,000	300,000	Fixed	6.63	Senior notes
Revolver	497,000	552,000	Variable	4.11	Revolving loan
Non-recourse long-term debt[3]:
Permanent financing	2,030,022	2,078,009	Blended[4]	5.88[5]	Term debt / Senior notes
Financing lease obligations	120,447	123,930	Imputed	5.63[5]	Financing lease obligations
Total principal due for long-term debt and financing lease obligations	3,897,469	4,003,939		5.82[5]
Unamortized discount, net	(12,557)	(13,620)
Deferred financing costs, net	(37,015)	(39,405)
Less current portion of long-term debt and financing lease obligations[6]	(1,747,956)	(2,212,968)
Long-term debt and financing lease obligations, less current portion[7]	$2,099,941	$1,737,946
———

(1)	As of June 30, 2017.

(2)
Corporate-level debt represents debt issued by Terra Operating LLC and guaranteed by Terra LLC and certain subsidiaries of Terra Operating LLC other than non-recourse subsidiaries as defined in the relevant debt agreements.

(3)
Non-recourse debt represents debt issued by subsidiaries with no recourse to Terra LLC, Terra Operating LLC or guarantors of the Company's corporate-level debt, other than limited or capped contingent support obligations, which in aggregate are not considered to be material to the Company's business and financial condition.

(4)
Includes variable rate debt and fixed rate debt. As of June 30, 2017, 51% of this balance had a variable interest rate and the remaining 49% of this balance had a fixed interest rate. The Company has entered into interest rate swap agreements to fix the interest rates of certain variable rate permanent financing non-recourse debt (see Note 8. Derivatives).

(5)	Represents the weighted average interest rate as of June 30, 2017.

(6)
As of December 31, 2016, the Company reclassified $14.7 million from current portion of long-term debt and financing lease obligations to current liabilities related to assets held for sale in the unaudited condensed consolidated balance sheet. There was no similar reclassification as of June 30, 2017 as the sale of the related renewable energy facilities closed in the first half of 2017 (see Note 2. Assets Held for Sale).

(7)
As of December 31, 2016, the Company reclassified $353.9 million from long-term debt and financing lease obligations, less current portion to non-current liabilities related to assets held for sale in the unaudited condensed consolidated balance sheet. There was no similar reclassification as of June 30, 2017 as the sale of the related renewable energy facilities closed in the first half of 2017 (see Note 2. Assets Held for Sale).

Corporate-level Long-term Debt

Revolving Credit Facility

In conjunction with a consent agreement that Terra Operating LLC entered into in September of 2016 with the Administrative Agent and other parties to the Revolver, which provided consent for the cross-collateralization of certain utility-scale assets located in Canada owned by subsidiaries of the Company, and as a result of the Company's election in February of 2017 to increase the principal amount of the credit facility described in the "Canada project-level financing" section below, Terra Operating LLC repaid an additional $5.0 million of Revolver indebtedness on March 6, 2017 and permanently reduced the revolving commitments and borrowing capacity by such amount.

The terms of the Revolver require the Company to provide audited annual financial statements within 90 days after the end of the fiscal year, with a 10-business day cure period. On April 5, 2017, Terra Operating LLC entered into a tenth amendment to the terms of the Revolver, which provided that the date on which the Company must deliver to the

Administrative Agent and other parties to the Revolver its annual financial statements and accompanying audit report with respect to fiscal year 2016 and its financial plan for fiscal year 2017 would be extended to April 28, 2017.

On April 26, 2017, the Company entered into an eleventh amendment to the terms of the Revolver, which further extended the due date for delivery of its 2016 annual financial statements and accompanying audit report to the earlier of (a) July 15, 2017 and (b) the tenth business day prior to the date on which the failure to deliver such financial statements would constitute an event of default under the indenture dated as of January 28, 2015 (as supplemented) with respect to the Senior Notes due 2023 (the "2023 Indenture"). As discussed below, an event of default would not have occurred under the 2023 Indenture until July 31, 2017. The Company's Form 10-K for the year ended December 31, 2016 was filed within the 10-business day cure period that commenced on July 15, 2017, and consequently no event of default occurred under the Revolver with respect to the 2016 10-K filing. The amendment also extended the due date for delivery to the Administrative Agent and other parties to the Revolver for the Company's financial statements and accompanying information with respect to the fiscal quarter ended March 31, 2017 to July 31, 2017 and with respect to the fiscal quarters ending June 30, 2017 and September 30, 2017 to the date that is 75 days after the end of each such fiscal quarter, with a 10-business day cure period for each quarterly deliverable.

The eleventh amendment also amended the Debt Service Coverage Ratio (as defined therein) applicable to the fourth quarter of 2016 and first, second and third quarters of 2017 from 1.75:1.00 to 1.50:1.00 and amended the Leverage Ratio (as defined therein) applicable to the fourth quarter of 2016 from 6.00:1.00 to 6.50:1.00 and applicable to the first, second and third quarters of 2017 from 5.75:1.00 to 6.50:1.00. In addition, the amendment amended the definitions of Debt Service Coverage Ratio and Leverage Ratio to provide for, in each case, certain pro forma treatment of the repayment or refinancing of Non-Recourse Project Indebtedness (as defined therein) net of any new Non-Recourse Project Indebtedness incurred in connection with any such refinancing. Per the terms of the eleventh amendment, Terra Operating LLC agreed to prepay $50.0 million of revolving loans outstanding under the Revolver and permanently reduce the revolving commitments and borrowing capacity by such amount. This amount was repaid on May 3, 2017. The Company recognized a $0.6 million charge during the three and six months ended June 30, 2017 as a result of this reduction in borrowing capacity for the Revolver and corresponding write-off of a portion of the unamortized deferred financing costs, which is reflected within other expenses (income), net in the unaudited condensed consolidated statements of operations. As of June 30, 2017, the total borrowing capacity under the Revolver was $570.0 million.

On July 25, 2017, Terra Operating LLC repaid an additional $150.0 million of Revolver indebtedness, a portion of which was paid using proceeds the Company received from the sale of the U.K. Portfolio as discussed in Note 2. Assets Held for Sale. There was no reduction in revolving commitments and borrowing capacity as a result of this repayment.

On August 10, 2017, the Company entered into a twelfth amendment to the terms of the Revolver which further extended the due dates for delivery to the Administrative Agent and other parties to the Revolver for the Company's financial statements and accompanying information with respect to the first quarter of 2017 to August 30, 2017, the second quarter of 2017 to September 30, 2017 and the third quarter of 2017 to December 15, 2017. In addition, the Administrative Agent and requisite lenders waived all defaults or events of default existing as of or prior to the effective date of the twelfth amendment, and the consequences thereof, in connection with a failure to comply with the covenants requiring the delivery of the financial statements and accompanying information with respect to the first quarter of 2017. The Company filed its Form 10-Q for the first quarter of 2017 prior to August 30, 2017 and filed this Form 10-Q for the second quarter of 2017 prior to September 30, 2017, and consequently no event of default occurred under the Revolver with respect to financial statement delivery for the first and second quarter of 2017.

Per the terms of the twelfth amendment, Terra Operating LLC agreed to permanently reduce the revolving commitments under the Revolver by $50.0 million. After giving effect to this reduction in revolving commitments, the total borrowing capacity under the Revolver was $520.0 million as of such date. There was no additional payment of principal on the Revolver made in connection with this commitment reduction.

On September 27, 2017, Terra Operating LLC repaid an additional $70.0 million of Revolver indebtedness. There was no reduction in revolving commitments and borrowing capacity as a result of this repayment.

Pursuant to the terms of the Revolver, a default of more than $75.0 million of indebtedness (other than non-recourse indebtedness), including under the 2023 Indenture and the indenture dated as of July 17, 2015 (as supplemented) with respect to the Senior Notes due 2025 (the "2025 Indenture"), would result in a cross-default under the Revolver that would permit the lenders holding more than 50% of the aggregate exposure under the Revolver to accelerate any outstanding principal amount of loans, terminate any outstanding letter of credit and terminate the outstanding commitments under the Revolver.

Senior Notes due 2023 and Senior Notes due 2025

The Senior Notes due 2023 and the Senior Notes due 2025 require the Company to timely file with the SEC, or make publicly available, audited annual financial statements and unaudited quarterly financial statements no later than 60 days following the date required by the SEC's rules and regulations (including extensions thereof). The Company has a 90-day grace period from the date a notice of default is deemed to be duly given to Terra Operating LLC in accordance with the Senior Notes due 2023 and the Senior Notes due 2025.

On May 2, 2017, Terra Operating LLC received a notice from the trustee of an event of default for failure to deliver 2016 audited annual financial statements and thus had until July 31, 2017 to deliver its 2016 audited financial statements before an event of default would occur under the 2023 Indenture and the 2025 Indenture. However, the Form 10-K for the year ended December 31, 2016 was filed with the SEC within the grace period for delivery, and consequently no event of default occurred with respect to the 2016 10-K filing.

On July 11, 2017, Terra Operating LLC received a notice from the trustee of an event of default for failure to comply with its obligation to timely furnish the Company's Form 10-Q for the first quarter of 2017. However, the Company's Form 10-Q for the first quarter of 2017 was filed within the 90-day grace period that commenced on July 11, 2017, and consequently no event of default occurred with respect to the Form 10-Q for the first quarter of 2017. The Company filed this Form 10-Q for the second quarter of 2017 prior to the initial deadline under the 2023 Indenture and the 2025 Indenture.

Refer to the Merger Agreement section below for discussion of the Company's successful completion of a solicitation of consents from holders of record as of 5:00 p.m., New York City time, on August 1, 2017 of its Senior Notes due 2023 and its Senior Notes due 2025 to obtain a waiver of the requirement to make an offer to repurchase the Senior Notes issued under the respective indentures upon the occurrence of a change of control that would result from the consummation of the Merger.

Pursuant to the terms of the 2023 Indenture and the 2025 Indenture, a default of more than $75.0 million of indebtedness (other than non-recourse indebtedness), including under the Revolver, that is (i) caused by a failure to pay principal of, or interest or premium, if any, on such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default or (ii) results in the acceleration of such indebtedness would give the trustee under the respective Indentures or the holders of at least 25% in the aggregate principal amount of the then outstanding senior notes under the respective Indentures the right to accelerate any outstanding principal amount of loans, terminate any outstanding letter of credit and terminate the outstanding commitments under the respective Indentures.

Non-recourse Long-term Debt

Indirect subsidiaries of the Company have incurred long-term debt obligations with respect to the renewable energy facilities that those subsidiaries own directly or indirectly. The indebtedness of these subsidiaries is typically secured by the renewable energy facility's assets (mainly the renewable energy facility) or equity interests in such renewable energy facilities with no recourse to Terra LLC or Terra Operating LLC other than limited or capped contingent support obligations, which in aggregate are not considered to be material to the Company's business and financial condition. In connection with these financings and in the ordinary course of its business, the Company and its subsidiaries observe formalities and operating procedures to maintain each of their separate existence and can readily identify each of their separate assets and liabilities as separate and distinct from each other. As a result, these subsidiaries are legal entities that are separate and distinct from TerraForm Power, Terra LLC, Terra Operating LLC and the guarantors under the Revolver, the Senior Notes due 2023 and Senior Notes due 2025.

Canada project-level financing

On November 2, 2016, certain of the Company's subsidiaries entered into a new non-recourse loan financing in an aggregate principal amount of $120.0 million Canadian dollars ("CAD"), including a CAD $6.9 million letter of credit, secured by approximately 59 MW of utility-scale solar power plants located in Canada that are owned by the Company's subsidiaries. On February 28, 2017, the Company increased the principal amount of the credit facility by an additional CAD $113.9 million (including an additional CAD $6.7 million letter of credit), increasing the total facility to CAD $233.9 million. The proceeds of this additional financing are expected to be used for general corporate purposes and were used to pay down an additional $5.0 million on the Revolver as described above.

Non-recourse Portfolio Term Loan Prepayments

The Company has a non-recourse portfolio term loan that is secured by indirect equity interests in approximately 1,104.3 MW of the Company's renewable energy facilities, consisting of assets acquired from Invenergy Wind Global LLC (together with its subsidiaries, "Invenergy Wind") and certain other renewable energy facilities acquired from SunEdison. The loan matures on January 15, 2019 to the extent the Company exercises its extension options. The Company exercised the first two extension options in January and July of 2017, respectively. In June of 2017, the Company agreed to make a $100.0 million prepayment for this loan in connection with obtaining (i) a waiver to extend the 2016 audited project financial statement deadline under the loan agreement and (ii) a waiver of the change of control default that would arise under this loan agreement as a result of the Merger until, in the case of the change of control waiver, the date that is the earlier of three months following the closing of the Merger and March 31, 2018. This prepayment was made using a portion of the proceeds the Company received from the sale of the U.K. Portfolio as discussed in Note 2. Assets Held for Sale. After giving effect to this prepayment, the loan had an outstanding principal balance of $368.8 million as of June 30, 2017. On September 27, 2017, the Company made an additional $30.0 million prepayment for this loan. The Company expects to refinance this non-recourse portfolio term loan shortly after the closing of the Merger and prior to the date a change of control default would occur. The Company is considering, among other options, both unsecured and secured corporate indebtedness.

Non-recourse Debt Defaults

A SunEdison Debtor was a party to or guarantor of a material project agreement, such as asset management or O&M contracts, for most of the Company's non-recourse financing arrangements. As a result of the SunEdison Bankruptcy and delays in delivery of 2015 audited financial statements for the Company and/or certain project-level subsidiaries, among other things, the Company experienced defaults under most of its non-recourse financing agreements in 2016. During the course of 2016 and to date in 2017, the Company cured or obtained waivers or temporary forbearances with respect to most of these defaults and has transitioned, or is working to transition, the project-level services provided by SunEdison Debtors to third parties or in-house to a Company affiliate; however, certain of these defaults persist. Moreover, the Company has experienced additional defaults under most of the same non-recourse financing agreements in 2017 as the result of the failure to timely complete Company and/or project-level audits. The Company filed its Form 10-K for the year ended December 31, 2016 on July 21, 2017 and has substantially completed its project-level audits for fiscal year 2016 as of the date hereof. The Company is working to complete the remaining project-level audits and outstanding project-level quarterly reporting deliverables for 2017 and seeking to obtain waivers for such default and late delivery. For certain of these defaults, the corresponding contractual grace periods already expired as of the respective financial statement issuance date or the Company could not assert that it was probable that the violation would be cured within any remaining grace periods, would be cured for a period of more than twelve months or were not likely to recur. In addition, while the Company has been actively negotiating with the lenders to obtain waivers, the lenders have not currently waived or subsequently lost the right to demand repayment for more than one year from the balance sheet date with respect to certain of these defaults. As these defaults occurred prior to the issuance of the financial statements for the six months ended June 30, 2017 and for the year ended December 31, 2016, $1.1 billion and $1.6 billion of the Company's non-recourse long-term indebtedness, net of unamortized debt discounts and deferred financing costs, was reclassified to current in the unaudited condensed consolidated balance sheets as of June 30, 2017 and December 31, 2016, respectively, as the Company accounts for debt in default as of the date the financial statements are issued in the same manner as if the default existed as of the balance sheet date. Amortization of deferred financing costs and debt discounts continue to be amortized over the maturities of the respective financing agreements as before the violations, as the Company believes there is a reasonable likelihood that it will be able to successfully negotiate a waiver with the lenders and/or cure the defaults based on its past history of obtaining waivers and/or forbearance agreements with lenders, the nature and existence of active negotiations between the Company and the respective lenders to secure a waiver, ongoing efforts to provide financial statement deliverables to cure certain of the defaults and as the Company is timely servicing these debt instruments.

As a result of these defaults, the Company also reclassified $69.0 million and $65.3 million of long-term restricted cash to current as of June 30, 2017 and December 31, 2016, respectively, consistent with the corresponding debt classification, as the restrictions that required the cash balances to be classified as long-term restricted cash were driven by the financing agreements. As of June 30, 2017 and December 31, 2016, $80.9 million and $67.1 million, respectively, of cash and cash equivalents was also reclassified to current restricted cash as the cash balances were subject to distribution restrictions related to debt defaults that existed as of the respective balance sheet date. $33.8 million of the December 31, 2016 reclassification amount was reclassified from current restricted cash to assets held for sale as it related to the portfolios discussed in Note 2. Assets Held for Sale. There was no similar reclassification to assets held for sale for the June 30, 2017 reclassification amount as the sale of the related renewable energy facilities closed in the first half of 2017. Refer to Note 8. Derivatives for discussion of corresponding interest rate swap reclassifications to current as a result of these defaults.

Maturities

The aggregate contractual payments of long-term debt due after June 30, 2017, including financing lease obligations and excluding amortization of debt discounts, premiums and deferred financing costs, as stated in the financing agreements, are as follows:

(In thousands)	Remainder of 2017[1]	2018	2019	2020	2021	Thereafter	Total
Maturities of long-term debt as of June 30, 2017[2]	$626,972	$114,537	$386,768	$101,541	$104,680	$2,562,971	$3,897,469
———

(1)
Includes $497.0 million of Revolver indebtedness as management intends to repay this indebtedness during 2017 ($220.0 million of which was paid prior to the financial statement issuance date as discussed above). Also includes $30.0 million prepayment made in the third quarter of 2017 for the Company's non-recourse portfolio term loan as discussed above under Non-recourse Portfolio Term Loan Prepayments.

(2)
Represents the contractual principal payment due dates for the Company's long-term debt and does not reflect the reclassification of $1.1 billion of long-term debt to current as a result of debt defaults under certain of the Company's non-recourse financing arrangements.

Merger Agreement

As discussed in Note 1. Nature of Operations and Basis of Presentation, on March 6, 2017, TerraForm Power entered into the Merger Agreement with Orion Holdings and Merger Sub, which are both affiliates of Brookfield. The closing of the Merger is subject to certain conditions as previously described. There is no financing condition to the consummation of the transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, the Company has agreed to provide cooperation as reasonably requested by Orion Holdings in its efforts to obtain debt financing that is to be made available to the Company from and after the closing of the Merger. Certain lenders have committed, upon the terms and subject to the conditions set forth in debt commitment letters provided to Orion Holdings, to provide certain financing to repay, refinance, redeem, defease or otherwise repurchase certain Company indebtedness.

In addition, the Merger Agreement provides that, at or prior to the effective time of the Merger, TerraForm Power will enter into a revolving credit line agreement, substantially consistent with the term sheet as agreed between Orion Holdings and TerraForm Power as of the date of the Merger Agreement (the “Sponsor Line Agreement”), by and among TerraForm Power and Brookfield or its affiliates pursuant to which Brookfield or its affiliates will commit up to a $500 million secured revolving credit line to TerraForm Power for use to acquire renewable energy assets or for profit improving capital expenditures.

The closing of the Merger would trigger a change in control under the terms of the Revolver. Such change in control constitutes an event of default under the Revolver and would entitle the Revolver lenders to accelerate the principal amount outstanding under the Revolver. The Company intends to pay down and terminate the Revolver concurrently with consummating the Merger through a refinancing transaction. The Company expects to enter into a replacement credit facility provided under the commitment letters described above. Any inability to effect such refinancing could have a materially adverse effect on the Company's liquidity and growth strategy.

The closing of the Merger would also have triggered a change in control under the 2023 Indenture and the 2025 Indenture. The 2023 Indenture and the 2025 Indenture require the Company to make an offer to repurchase the Senior Notes issued under the respective indentures at 101% of the applicable principal amount, plus accrued and unpaid interest and additional interest, if any, to the repurchase date following a change in control. However, on August 11, 2017, the Company announced the successful completion of a solicitation of consents from holders of record as of 5:00 p.m., New York City time, on August 1, 2017 of its Senior Notes due 2023 and its Senior Notes due 2025 to obtain a waiver of the requirement to make an offer to repurchase the Senior Notes issued under the respective indentures upon the occurrence of a change of control that would result from the consummation of the Merger, in each case among Terra Operating LLC, as issuer, the guarantors party thereto and U.S. Bank National Association, as trustee. Terra Operating LLC received validly delivered and unrevoked consents from the holders of a majority of the aggregate principal amount of each series of the Senior Notes outstanding as of the record date and paid a consent fee to each consenting holder of $1.25 per $1,000 principal amount of such series of the Senior Notes for which such holder delivered its consent.

In addition to the change of control waiver, Terra Operating LLC also received consents to effect on the closing date of the Merger certain amendments to the 2023 Indenture and the 2025 Indenture. The amendments would amend the definition of "Permitted Holder" under the respective indentures (which is referred to in the definition of change of control) to replace the references to "the Sponsor" therein with "Brookfield Asset Management, Inc. (or its successors and assigns)." Subject to the closing of the Merger, Terra Operating LLC will be obligated to effectuate the amendments and pay a success fee of $1.25 per $1,000 principal amount of each series of the Senior Notes for which such consenting holder delivered its consent. Terra Operating LLC will be under no obligation to effectuate the amendments or pay the success fee if the Merger is not consummated for any reason.

A limited number of the Company's non-recourse financing arrangements also include change in control provisions that would permit the counterparty to terminate the contract or accelerate maturity following the consummation of the Merger. As described above under Non-recourse Portfolio Term Loan Prepayment, the Company expects to refinance its non-recourse portfolio term loan shortly after the closing of the Merger and prior to the date that is the earlier of three months following the closing of the Merger and March 31, 2018. The Company is considering, among other options, both unsecured and secured corporate indebtedness. The Company has otherwise obtained, or is working to obtain, consents or waivers from applicable counterparties to the applicable change of control provisions, however, there is no assurance all consents will be obtained.

7. INCOME TAXES

The income tax provision consisted of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except effective tax rate)	2017	2016	2017	2016
Loss before income tax (benefit) expense	$(2,111)	$(43,059)	$(59,302)	$(76,467)
Income tax (benefit) expense	(1,431)	1,878	(2,349)	1,975
Effective tax rate	67.8%	(4.4)%	4.0%	(2.6)%

As of June 30, 2017, TerraForm Power owned 65.8% of Terra LLC and consolidated the results of Terra LLC through its controlling interest. The Company records SunEdison's 34.2% ownership of Terra LLC as a non-controlling interest in the financial statements. Terra LLC is treated as a partnership for income tax purposes. As such, the Company records income tax on its 65.8% of Terra LLC's taxable income and SunEdison records income tax on its 34.2% share of Terra LLC's taxable income.

For the three and six months ended June 30, 2017 and 2016, the overall effective tax rate was different than the statutory rate of 35% primarily due to the recording of a valuation allowance on certain tax benefits attributed to the Company, loss allocated to non-controlling interests and the effect of state taxes. As of June 30, 2017, most jurisdictions were in a net deferred tax asset position. A valuation allowance is recorded against the deferred tax assets primarily because of the history of losses in those jurisdictions. As of June 30, 2017, the Company had not identified any uncertain tax positions for which a liability was required.

8. DERIVATIVES

As part of the Company’s risk management strategy, the Company has entered into derivative instruments which include interest rate swaps, foreign currency contracts and commodity contracts to mitigate interest rate, foreign currency and commodity price exposure. If the Company elects to do so and if the instrument meets the criteria specified in ASC 815, Derivatives and Hedging, the Company designates its derivative instruments as cash flow hedges. The Company enters into interest rate swap agreements in order to hedge the variability of expected future cash interest payments. Foreign currency contracts are used to reduce risks arising from the change in fair value of certain foreign currency denominated assets and liabilities. The objective of these practices is to minimize the impact of foreign currency fluctuations on operating results. The Company also enters into commodity contracts to economically hedge price variability inherent in electricity sales arrangements. The objectives of the commodity contracts are to minimize the impact of variability in spot electricity prices and stabilize estimated revenue streams. The Company does not use derivative instruments for speculative purposes.

As of June 30, 2017 and December 31, 2016, fair values of the following derivative instruments were included in the balance sheet captions indicated below:

	Fair Value of Derivative Instruments
	Hedging Contracts		Derivatives Not Designated as Hedges
(In thousands)	Interest Rate Swaps	Commodity Contracts	Interest Rate Swaps	Foreign Currency Contracts	Commodity Contracts	Gross Amounts of Assets/Liabilities Recognized	Gross Amounts Offset in Consolidated Balance Sheet	Net Amounts in Consolidated Balance Sheet
As of June 30, 2017
Prepaid expenses and other current assets	$—	$10,416	$—	$556	$13,385	$24,357	$—	$24,357
Other assets	1,665	66,374	—	15	21,105	89,159	—	89,159
Total assets	$1,665	$76,790	$—	$571	$34,490	$113,516	$—	$113,516
Accounts payable, accrued expenses and other current liabilities	$10,414	$—	$782	$—	$—	$11,196	$—	$11,196
Total liabilities	$10,414	$—	$782	$—	$—	$11,196	$—	$11,196

As of December 31, 2016
Prepaid expenses and other current assets	$1,150	$3,664	$—	$953	$12,028	$17,795	$—	$17,795
Other assets	411	62,474	—	460	25,167	88,512	—	88,512
Total assets	$1,561	$66,138	$—	$1,413	$37,195	$106,307	$—	$106,307
Accounts payable, accrued expenses and other current liabilities	$10,689	$—	$814	$—	$—	$11,503	$—	$11,503
Liabilities related to assets held for sale	—	—	4,041	—	—	4,041	—	4,041
Other long-term liabilities	47	—	—	—	—	47	—	47
Non-current liabilities related to assets held for sale	—	—	16,786	—	—	16,786	—	16,786
Total liabilities	$10,736	$—	$21,641	$—	$—	$32,377	$—	$32,377

As of June 30, 2017 and December 31, 2016, notional amounts for derivative instruments consisted of the following:

	Notional Amount as of
(In thousands)	June 30, 2017	December 31, 2016
Derivatives designated as hedges:
Interest rate swaps (USD)	409,767	433,874
Interest rate swaps (CAD)	160,331	84,713
Commodity contracts (MWhs)	16,224	16,988
Derivatives not designated as hedges:
Interest rate swaps (USD)	14,313	14,681
Interest rate swaps (GBP)	—	222,018
Foreign currency contracts (CAD)	19,775	25,075
Commodity contracts (MWhs)	1,186	1,407

The Company has elected to present net derivative assets and liabilities on the balance sheet as a right to setoff exists. For interest rate swaps, the Company either nets derivative assets and liabilities on a trade-by-trade basis or nets them in accordance with a master netting arrangement if such an arrangement exists with the counterparties. Foreign currency contracts are netted by currency in accordance with a master netting arrangement. The Company has a master netting arrangement for its commodity contracts for which no amounts were netted as of June 30, 2017 as each of the commodity contracts were in a gain position.

Gains and losses on derivatives not designated as hedges for the three and six months ended June 30, 2017 and 2016 consisted of the following:

	Location of Loss (Gain) in the Statements of Operations	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)		2017	2016	2017	2016
Interest rate swaps	Interest expense, net	$1,818	$30,916	$3,192	$31,456
Foreign currency contracts	Loss on foreign currency exchange, net	347	(1,369)	560	(833)
Commodity contracts	Operating revenues, net	(1,579)	937	(5,692)	(7,524)

During the second quarter of 2016, the Company discontinued hedge accounting for interest rate swaps that were previously designated as cash flow hedges of the forecasted interest payments pertaining to variable rate project debt in the U.K. Portfolio. Hedge accounting was prospectively discontinued for interest payments occurring before anticipated sale date of June 2017, and for periods beyond that, the amounts accumulated in other comprehensive income were fully reclassified into earnings during the second quarter of 2016. The amount of interest expense related to these interest rate swaps was $1.7 million and $3.1 million during the three and six months ended June 30, 2017, respectively, as compared to $30.6 million for the same periods in the prior year, and is reflected in the unaudited condensed consolidated statements of operations within interest expense, net. As discussed in Note 2. Assets Held for Sale, the Company consummated the sale of the U.K. Portfolio on May 11, 2017. As part of the sale agreement, Vortex Solar UK Limited assumed the debt and the associated interest rate swaps. As of the date of the sale, the remaining amount accumulated in other comprehensive income of $0.4 million was reclassified into earnings and the fair value liability of the interest rate swaps of $23.4 million is reflected in the unaudited condensed consolidated statements of operations within gain on sale of renewable energy facilities.

Gains and losses recognized related to interest rate swaps and commodity contracts designated as cash flow hedges for the three and six months ended June 30, 2017 and 2016 consisted of the following:

	Three Months Ended June 30,
	Gain (Loss) Recognized in Other Comprehensive Income (Effective Portion) net of taxes[1]		Location of Amount Reclassified from Accumulated Other Comprehensive Income into Income (Effective Portion)	Amount of (Gain) Loss Reclassified from Accumulated Other Comprehensive Income into Income (Effective Portion)[2]		Amount of (Gain) Loss Recognized in Income (Ineffective Portion and Amount Excluded from Effectiveness Testing)
(In thousands)	2017	2016		2017	2016	2017	2016
Interest rate swaps	$(1,633)	$(8,149)	Interest expense, net	$(217)	$3,197	$(322)	$163
Commodity contracts	(1,799)	(5,489)	Operating revenues, net	(18)	(6,984)	2,894	3,083
Total	$(3,432)	$(13,638)		$(235)	$(3,787)	$2,572	$3,246
————

(1)
Net of tax benefit of $0.5 million and $3.7 million attributed to interest rate swaps and commodity contracts during the three months ended June 30, 2017, respectively. There were no taxes attributed to derivatives designated as cash flow hedges during the three months ended June 30, 2016.

(2)
Net of tax benefit of $1.7 million and tax expense of $2.1 million attributed to interest rate swaps and commodity contracts during the three months ended June 30, 2017, respectively. There were no taxes attributed to derivatives designated as cash flow hedges during the three months ended June 30, 2016.

	Six Months Ended June 30,
	Gain (Loss) Recognized in Other Comprehensive Income (Effective Portion) net of taxes[1]		Location of Amount Reclassified from Accumulated Other Comprehensive Income into Income (Effective Portion)	Amount of (Gain) Loss Reclassified from Accumulated Other Comprehensive Income into Income (Effective Portion)[2]		Amount of (Gain) Loss Recognized in Income (Ineffective Portion and Amount Excluded from Effectiveness Testing)
(In thousands)	2017	2016		2017	2016	2017	2016
Interest rate swaps	$(3,252)	$(40,342)	Interest expense, net	$2,644	$6,630	$(648)	$491
Commodity contracts	13,874	(6,261)	Operating revenues, net	(3,265)	(10,048)	(24)	3,083
Total	$10,622	$(46,603)		$(621)	$(3,418)	$(672)	$3,574
————

(1)
Net of tax benefit of $0.5 million and tax expense of $2.1 million attributed to interest rate swaps and commodity contracts during the six months ended June 30, 2017, respectively. There were no taxes attributed to derivatives designated as cash flow hedges during the six months ended June 30, 2016.

(2)
Net of tax benefit of $1.7 million and tax expense of $2.1 million attributed to interest rate swaps and commodity contracts during the six months ended June 30, 2017, respectively. There were no taxes attributed to derivatives designated as cash flow hedges during the six months ended June 30, 2016.

As of June 30, 2017 and December 31, 2016, the Company had posted letters of credit in the amount of $15.0 million and $18.0 million, respectively, as collateral related to certain commodity contracts. Certain derivative contracts contain provisions providing the counterparties a lien on specific assets as collateral. There was no cash collateral received or pledged as of June 30, 2017 and December 31, 2016 related to the Company's derivative transactions.

Derivatives Designated as Hedges

Interest Rate Swaps

The Company has interest rate swap agreements to hedge variable rate non-recourse debt. These interest rate swaps qualify for hedge accounting and were designated as cash flow hedges. Under the interest rate swap agreements, the renewable energy facilities pay a fixed rate and the counterparties to the agreements pay a variable interest rate. The amounts deferred in other comprehensive income and reclassified into earnings during the three and six months ended June 30, 2017 and 2016 related to the interest rate swaps are provided in the tables above. The loss expected to be reclassified into earnings over the next twelve months is approximately $3.7 million. The maximum term of outstanding interest rate swaps designated as hedges is 17 years.

As discussed in Note 6. Long-term debt, the Company experienced defaults under certain of its non-recourse financing agreements prior to the issuance of the financial statements for the six months ended June 30, 2017 and for the year ended December 31, 2016. As the Company's interest rate swap agreements contain cross-default provisions, $5.5 million and $4.8 million of related liabilities have been reclassified to current as of June 30, 2017 and December 31, 2016, respectively. The Company is actively working with the counterparties to cure these defaults and obtain waivers as necessary. The Company does not currently expect any changes to the underlying cash flows as a result of these defaults and thus has determined that there is no impact to the swaps' qualification for hedge accounting and designation as cash flow hedges.

Commodity Contracts

The Company has long-dated physically delivered commodity contracts that hedge variability in cash flows associated with the sales of power from certain renewable energy facilities located in Texas. These commodity contracts qualify for hedge accounting and are designated as cash flow hedges. Accordingly, the effective portions of the change in fair value of these derivatives are reported in accumulated other comprehensive income and subsequently reclassified to earnings in the periods when the hedged transactions affect earnings. Any ineffective portions of the derivatives’ change in fair value are recognized currently in earnings. The amounts deferred in other comprehensive income and reclassified into earnings during the three and six months ended June 30, 2017 and 2016 related to the commodity contracts are provided in the tables above. The gain expected to be reclassified into earnings over the next twelve months is approximately $9.3 million. The maximum term of outstanding commodity contracts designated as hedges is 12 years.

Derivatives Not Designated as Hedges

Interest Rate Swaps

The Company has interest rate swap agreements that economically hedge the cash flows for non-recourse debt. These interest rate swaps pay a fixed rate and the counterparties to the agreements pay a variable interest rate. The changes in fair value are recorded in interest expense, net in the unaudited condensed consolidated statements of operations as these hedges are not accounted for under hedge accounting.

As discussed in Note 6. Long-term debt, the Company experienced defaults under certain of its non-recourse financing agreements prior to the issuance of the financial statements for the six months ended June 30, 2017 and for the year ended December 31, 2016. As the Company's interest rate swap agreements contain cross-default provisions, $0.5 million of related liabilities have been reclassified to current as of June 30, 2017 and December 31, 2016. The Company is actively working with the counterparties to cure these defaults and obtain waivers as necessary.

As of December 31, 2016, the Company reclassified $4.0 million of current derivative liabilities to liabilities related to assets held for sale and $16.8 million of non-current derivative liabilities to non-current liabilities related to assets held for sale. These pertain to interest rate swap agreements for the U.K. Portfolio that were previously designated as cash flow hedges. There was no similar reclassification to assets held for sale for the June 30, 2017 reclassification amount as the sale of the related renewable energy facilities closed in the first half of 2017. The Company discontinued hedge accounting for these interest rate swaps during the second quarter of 2016 and the changes in fair value were recorded through earnings.

Foreign Currency Contracts

The Company has foreign currency contracts in order to economically hedge its exposure to foreign currency fluctuations. The settlement of these hedges occurs on a quarterly basis through maturity. As these hedges are not accounted for under hedge accounting, the changes in fair value are recorded in (gain) loss on foreign currency exchange, net in the unaudited condensed consolidated statements of operations.

Commodity Contracts

The Company has commodity contracts in order to economically hedge commodity price variability inherent in certain electricity sales arrangements. If the Company sells electricity to an independent system operator market and there is no PPA available, it may enter into a commodity contract to hedge all or a portion of their estimated revenue stream. These commodity contracts require periodic settlements in which the Company receives a fixed-price based on specified quantities of electricity and pays the counterparty a variable market price based on the same specified quantity of electricity. As these hedges are not accounted for under hedge accounting, the changes in fair value are recorded in operating revenues net, in the unaudited condensed consolidated statements of operations.

9. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of assets and liabilities are determined using either unadjusted quoted prices in active markets (Level 1) or pricing inputs that are observable (Level 2) whenever that information is available and using unobservable inputs (Level 3) to estimate fair value only when relevant observable inputs are not available. The Company uses valuation techniques that maximize the use of observable inputs. Assets and liabilities are classified in their entirety based on the lowest priority level of input that is significant to the fair value measurement. Where observable inputs are available for substantially the full term of the asset or liability, the instrument is categorized in Level 2. If the inputs into the valuation are not corroborated by market data, in such instances, the valuation for these contracts is established using techniques including extrapolation from or interpolation between actively traded contracts as well as calculation of implied volatilities. When such inputs have a significant impact on the measurement of fair value, the instrument is categorized as Level 3. The Company regularly evaluates and validates the inputs used to determine fair value of Level 3 contracts by using pricing services to support the underlying market price of the commodity.

The Company uses a discounted cash flow valuation technique to fair value its derivative assets and liabilities. The primary inputs in the valuation models for commodity contracts are market observable forward commodity curves and risk-free discount rates and to a lesser degree credit spreads and volatilities. The primary inputs into the valuation of interest rate swaps and foreign currency contracts are forward interest rates, foreign currency exchange rates, and to a lesser degree credit spreads.

Recurring Fair Value Measurements

The following table summarizes the financial instruments measured at fair value on a recurring basis classified in the fair value hierarchy (Level 1, 2 or 3) based on the inputs used for valuation in the unaudited condensed consolidated balance sheets:

(In thousands)	As of June 30, 2017				As of December 31, 2016
Assets	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Interest rate swaps	$—	$1,665	$—	$1,665	$—	$1,561	$—	$1,561
Commodity contracts	—	34,490	76,790	111,280	—	37,195	66,138	103,333
Foreign currency contracts	—	571	—	571	—	1,413	—	1,413
Total derivative assets	$—	$36,726	$76,790	$113,516	$—	$40,169	$66,138	$106,307
Liabilities
Interest rate swaps	$—	$11,196	$—	$11,196	$—	$32,377	$—	$32,377
Foreign currency contracts	—	—	—	—	—	—	—	—
Total derivative liabilities	$—	$11,196	$—	$11,196	$—	$32,377	$—	$32,377

The Company's interest rate swaps, commodity contracts not designated as hedges and foreign currency contracts are considered Level 2, since all significant inputs are corroborated by market observable data. The Company's commodity contracts designated as hedges are considered Level 3 as they contain significant unobservable inputs. There were no transfers in or out of Level 1, Level 2 and Level 3 during the six months ended June 30, 2017.

The following table reconciles the changes in the fair value of derivative instruments classified as Level 3 in the fair value hierarchy for the six months ended June 30, 2017 and 2016:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2017	2016	2017	2016
Beginning balance	$87,318	$57,130	$66,138	$63,154
Realized and unrealized gains (losses):
Included in other comprehensive income (loss)	(7,634)	(12,473)	10,628	(16,309)
Included in operating revenues, net	(741)	9,153	5,424	6,965
Settlements	(2,153)	(10,047)	(5,400)	(10,047)
Balance as of June 30	$76,790	$43,763	$76,790	$43,763

The significant unobservable inputs used in the valuation of the Company's commodity contracts categorized as Level 3 of the fair value hierarchy as of June 30, 2017 are as follows:

(In thousands, except range)	Fair Value as of June 30, 2017
Transaction Type	Assets	Liabilities	Valuation Technique	Unobservable Inputs	Range
Commodity contracts - power	$76,790	$—	Discounted cash flow	Forward price (per MWh)	$13.9	-	$88.1
			Option model	Volatilities	3.1%	-	8.4%

The sensitivity of the Company's fair value measurements to increases (decreases) in the significant unobservable inputs is as follows:

Significant Unobservable Input	Position	Impact on Fair Value Measurement
Increase (decrease) in forward price	Forward sale	Decrease (increase)
Increase (decrease) in implied volatilities	Purchase option	Increase (decrease)

The Company measures the sensitivity of the fair value of its Level 3 commodity contracts to potential changes in commodity prices using a mark-to-market analysis based on the current forward commodity prices and estimates of the price volatility. An increase in power forward prices will produce a mark-to-market loss, while a decrease in prices will result in a mark-to-market gain.

Fair Value of Debt

The carrying amount and estimated fair value of the Company's long-term debt as of June 30, 2017 and December 31, 2016 is as follows:

	As of June 30, 2017		As of December 31, 2016
(In thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt, including current portion	$3,847,897	$3,998,735	$3,950,914	$4,080,397

The fair value of the Company's long-term debt, except the senior notes was determined using inputs classified as Level 2 and a discounted cash flow approach using market rates for similar debt instruments. The fair value of the senior notes is based on market price information which is classified as a Level 1 input. They are measured using the last available trades at the end of each respective fiscal period. The fair value of the Senior Notes due 2023 and Senior Notes due 2025 were 104.00% and 106.63% of face value as of June 30, 2017, respectively, and 101.38% and 103.75% of face value as of December 31, 2016, respectively. The fair value is not indicative of the amount that the Company would have to pay to redeem these notes as they are not callable at this time.

10. STOCKHOLDERS' EQUITY

As of June 30, 2017, the following shares of TerraForm Power were outstanding:

Share Class:	Shares Outstanding	Shareholder(s)
Class A common stock	92,268,474	*
Class B common stock	48,202,310	SunEdison
Total Shares	140,470,784
———

*
Class A common stockholders are comprised of public and private investors, executive officers, management and personnel who provide services to the Company. Shares of Class A common stock outstanding exclude 276,131 shares of common stock held in treasury. The total par value of Class A common stock reflected on the unaudited condensed consolidated balance sheet and unaudited condensed consolidated statement of stockholders' equity as of June 30, 2017 includes the shares of stock held in treasury.

Merger Agreement and Settlement Agreement

As discussed in Note 1. Nature of Operations and Basis of Presentation, on March 6, 2017, TerraForm Power entered into the Merger Agreement with Orion Holdings and Merger Sub, which are both affiliates of Brookfield. Orion Holdings would own approximately 51% of the Class A shares of TerraForm Power following the consummation of the Merger, subject to certain conditions precedent. The Merger Agreement was approved unanimously by the members of the Board of TerraForm Power voting on the matter, following the unanimous recommendation of its Corporate Governance and Conflicts Committee. Completion of the transaction is expected to occur, subject to satisfaction of closing conditions, in the fourth quarter of 2017.

Immediately prior to the effective time of the Merger, TerraForm Power will declare the payment of a special cash dividend (the “Special Dividend”) in the amount of $1.94 per fully diluted share, which includes the Company’s issued and outstanding Class A shares, Class A shares issued to SunEdison pursuant to the Settlement Agreement (more fully described below) and Class A shares underlying outstanding restricted stock units of the Company under the Company’s long-term incentive plan.

At the effective time of the Merger, each share of Class A common stock of TerraForm Power issued and outstanding immediately prior to the effective time of the Merger, with the exception of certain excluded shares, will be converted into the right to, at the holder’s election and subject to proration as described below, either (i) receive $9.52 per Class A Share, in cash, without interest (the “Per Share Cash Consideration”) or (ii) retain one share of Class A common stock, par value $0.01 per share, of the surviving corporation (the “Per Share Stock Consideration,” and, together with the Per Share Cash Consideration, without duplication, the “Per Share Merger Consideration”). Issued and outstanding shares include shares issued in connection with the SunEdison Settlement Agreement as more fully described below and shares underlying outstanding restricted stock units of the Company under the Company's long-term incentive plan. The Per Share Stock Consideration will be subject to proration in the event that the aggregate number of Class A Shares for which an election to receive the Per Share Stock Consideration has been made exceeds 49% of the TerraForm Power fully diluted share count (the “Maximum Stock Consideration Shares”). Additionally, the Per Share Cash Consideration will be subject to proration in the event that the aggregate number of Class A shares for which an election to receive the Per Share Cash Consideration has been made exceeds the TerraForm Power fully diluted share count minus (i) the Maximum Stock Consideration Shares, (ii) any Class A shares currently held by affiliates of Brookfield, and (iii) any shares for which the holders seek appraisal under Delaware law.

As part of its strategic alternatives process and the entry into the Merger Agreement, TerraForm Power also entered into the Settlement Agreement with the SunEdison Debtors on March 6, 2017. The Settlement Agreement, which was approved by the Bankruptcy Court, provides that, subject to the consummation of the Merger and certain other conditions, SunEdison will exchange, effective as of immediately prior to the record time for the Special Dividend, all of the Class B units of Terra LLC held by it or any of its controlled affiliates for 48,202,310 Class A shares of TerraForm Power (the “Exchange Shares” and the “Exchange,” as applicable). As a result of and following completion of the Exchange, all of the issued and outstanding shares of Class B common stock of TerraForm Power will be redeemed and retired. The Company will also authorize and issue to SunEdison a number of additional Class A shares (the “Additional SunEdison Shares,” together with the Exchange Shares, the “SunEdison Shares”), such that, immediately prior to the effective time of the Merger, SunEdison will hold an aggregate number of Class A shares equal to 36.9% of TerraForm Power’s fully diluted share count.

Dividends

TerraForm Power has not declared or paid a dividend since the quarterly dividend for the third quarter of 2015. As a result of the SunEdison Bankruptcy, the limitations on the Company's ability to access the capital markets for its corporate debt and equity securities and other risks that the Company faces as detailed in this report, the Company's management believed it was prudent to defer any decisions on paying dividends to its shareholders for the time being. Further, under the Merger Agreement, the Company is restricted from declaring or paying dividends prior to the consummation of the Merger, except for the Special Dividend as described above.

11. STOCK-BASED COMPENSATION

The Company has equity incentive plans that provide for the award of incentive and nonqualified stock options, restricted stock awards ("RSAs") and restricted stock units ("RSUs") to personnel and directors who provide services to the Company, including personnel and directors who also provide services to SunEdison, Inc. and TerraForm Global, Inc. The maximum contractual term of an award is ten years from the date of grant. As of June 30, 2017, an aggregate of 3,749,032 shares of Class A common stock were available for issuance under these plans. Upon exercise of stock options or the vesting of the RSUs, the Company will issue shares that have been previously authorized to be issued.

Historically, stock-based compensation costs related to equity awards in the Company's stock were allocated to the Company, SunEdison, Inc. and TerraForm Global, Inc. based on the relative percentage of time that the personnel and directors spent providing services to the respective companies. As of January 1, 2017, the Company hired certain former employees of SunEdison who provided dedicated services to the Company. The amount of stock-based compensation expense related to equity awards in the Company's stock which has been awarded to the Company's employees was $1.8 million and $3.3 million during the three and six months ended June 30, 2017, respectively, as compared to $0.9 million and $1.3 million for the same periods in the prior year, and is reflected in the unaudited condensed consolidated statements of operations within general and administrative expenses. The total amount of stock-based compensation cost related to equity awards in the Company's stock which has been allocated to SunEdison, Inc. and TerraForm Global, Inc. was $0.3 million and $0.5 million for the three and six months ended June 30, 2017, respectively, as compared to $1.5 million and $1.6 million for the same periods in the prior year and is recognized as a distribution to SunEdison within Net SunEdison investment on the unaudited condensed consolidated statement of stockholders' equity with no impact to the Company's unaudited condensed consolidated statements of operations. Similarly, stock-based compensation costs related to equity awards in the stock of SunEdison, Inc. and TerraForm Global, Inc. awarded to employees of the Company are allocated to the Company. The amount of stock-based compensation expense related to equity awards in the stock of SunEdison, Inc. and TerraForm Global, Inc. that was allocated to the Company was $0.9 million and $1.9 million for the for the three and six months ended June 30, 2017, respectively, as compared to $0.5 million and $1.1 million for the same periods in the prior year and is reflected in the unaudited condensed consolidated statements of operations within general and administrative expenses - affiliate and has been treated as an equity contribution from SunEdison within Net SunEdison investment on the unaudited condensed consolidated statement of stockholders' equity.

Restricted Stock Awards

RSAs provide the holder with immediate voting rights, but are restricted in all other respects until vested. Upon a termination of employment for any reason, any unvested shares of Class A common stock held by the terminated participant will be forfeited. All unvested RSAs are paid dividends and distributions. There were no unvested RSAs as of June 30, 2017.

The following table presents information regarding outstanding RSAs as of June 30, 2017 and changes during the period then ended:

	Number of RSAs Outstanding	Weighted-Average Grant-Date Fair Value Per Share	Aggregate Intrinsic Value (in millions)
Balance at January 1, 2017	366,195	$8.51
Converted	(366,195)	8.51
Balance as of June 30, 2017	—	$—	$—

No RSAs were granted during the six months ended June 30, 2017 or 2016. As of June 30, 2017, there was no unrecognized compensation cost in relation to outstanding RSAs.

Restricted Stock Units

RSUs will not entitle the holders to voting rights and holders of the RSUs will not have any right to receive dividends or distributions. The following table presents information regarding outstanding RSUs as of June 30, 2017 and changes during the period then ended:

	Number of RSUs Outstanding	Aggregate Intrinsic Value (in millions)	Weighted Average Remaining Contractual Life (In Years)
Balance at January 1, 2017	1,622,953
Granted	511,131
Converted	(67,629)
Forfeited	(542,138)
Balance as of June 30, 2017	1,524,317	$18.3	1.1

As of June 30, 2017, $9.6 million of total unrecognized compensation cost related to RSUs is expected to be recognized over a weighted average period of approximately 2.2 years. The weighted-average fair value of RSUs on the date of grant was $12.23 and $9.96 for the six months ended June 30, 2017 and 2016, respectively.

During the three months ended June 30, 2017, the Company awarded 308,034 RSUs to certain employees and executive officers of TerraForm Global, Inc. and the Company. These are time-based awards which will vest on the following schedule: 25% after one year, 25% after two years, and 50% after three years. The grant-date fair value of these awards was $3.8 million, which was calculated based on the Company's closing stock price on the date of grant, and will be recognized as compensation cost on a straight-line basis over the three year service period. On May 30, 2017, the Company awarded 7,632 RSUs to certain executive officers of the Company as compensation for services. Pursuant to the terms of the relevant RSU award agreement, these RSUs vest in full on October 31, 2017. The grant-date fair value of these awards was $0.1 million, which was calculated based on the Company's closing stock price on the date of grant, and will be recognized as compensation cost by the Company on a straight-line basis through October 31, 2017.

Stock Options

As of June 30, 2017, there was no unrecognized compensation cost in relation to outstanding stock options.

Merger Agreement

As discussed in Note 1. Nature of Operations and Basis of Presentation, on March 6, 2017, TerraForm Power entered into the Merger Agreement with certain affiliates of Brookfield. Pursuant to the TerraForm Power 2014 Second Amended and Restated Long-Term Incentive Plan, if the Merger is consummated, it will result in a change of control and all unvested equity awards will vest, which would result in a significant stock-based compensation charge in such period.

12. EARNINGS (LOSS) PER SHARE

Earnings (loss) per share is based upon the weighted average shares outstanding. Net income (loss) attributable to Class A common stockholders is adjusted by the amount of deemed dividends related to the accretion of redeemable non-controlling interest and the amount of dividends paid on Class A shares and participating RSAs. Unvested RSAs that contain non-forfeitable rights to dividends are treated as participating securities and are included in the earnings (loss) per share computation using the two-class method, to the extent that there are undistributed earnings available as such securities do not participate in losses.

Basic and diluted earnings (loss) per share of the Company's Class A common stock for the three and six months ended June 30, 2017 and 2016 was calculated as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2017	2016	2017	2016
Basic and diluted earnings (loss) per share:
Net income (loss) attributable to Class A common stockholders	$7,425	$(20,907)	$(24,344)	$(21,388)
Less: accretion of redeemable non-controlling interest	(2,187)	—	(4,413)	—
Less: dividends paid on Class A shares and participating RSAs	—	—	—	—
Undistributed income (loss) attributable to Class A shares	$5,238	$(20,907)	$(28,757)	$(21,388)

Weighted average basic Class A shares outstanding	92,257	90,809	92,165	89,268
Weighted average diluted Class A shares outstanding[1]	92,745	90,809	92,165	89,268

Basic earnings (loss) per share	$0.06	$(0.23)	$(0.31)	$(0.24)
Diluted earnings (loss) per share	$0.06	$(0.23)	$(0.31)	$(0.24)
———

(1)
The computation for diluted earnings per share of the Company's Class A common stock for the three months ended June 30, 2017 includes 487,950 of RSUs considered to be dilutive and calculated using the treasury stock method. The computation for diluted loss per share of the Company's Class A common stock for the six months ended June 30, 2017 excludes 1,524,317 of potentially dilutive unvested RSUs because the effect would have been anti-dilutive. The computation for diluted loss per share of the Company's Class A common stock for the three and six months ended June 30, 2016 excludes 497,862 of potentially dilutive unvested RSAs and 2,389,125 of potentially dilutive unvested RSUs because the effect would have been anti-dilutive.

13. NON-CONTROLLING INTERESTS

Non-controlling Interests

Non-controlling interests represent the portion of net assets in consolidated entities that are not owned by the Company. The following table presents the non-controlling interest balances reported in stockholders’ equity in the unaudited condensed consolidated balance sheets as of June 30, 2017 and December 31, 2016:

(In thousands)	June 30, 2017	December 31, 2016
SunEdison's non-controlling interest in Terra LLC	$656,026	$660,799
Non-controlling interests in renewable energy facilities	759,839	804,243
Total non-controlling interests	$1,415,865	$1,465,042

As of June 30, 2017, TerraForm Power owned 65.8% of Terra LLC and consolidated the results of Terra LLC through its controlling interest, with SunEdison's 34.2% interest shown as a non-controlling interest.

As a result of the Company's sale of TerraForm Resi Solar Manager, LLC, a subsidiary of the Company that owned and operated 8.9 MW of residential rooftop solar installations, during the second quarter of 2017 (see Note 2. Assets Held for Sale), the amount of non-controlling interest in this entity of $8.7 million was deconsolidated.

Redeemable Non-controlling Interests

Non-controlling interests in subsidiaries that are redeemable either at the option of the holder or at fixed and determinable prices at certain dates are classified as redeemable non-controlling interests in subsidiaries between liabilities and stockholders' equity in the unaudited condensed consolidated balance sheets. The redeemable non-controlling interests in subsidiaries balance is determined using the hypothetical liquidation at book value method for the VIE funds or allocation of share of income or losses in other subsidiaries subsequent to initial recognition; however, the non-controlling interests balance cannot be less than the estimated redemption value.

The Company recorded a $4.4 million adjustment during the six months ended June 30, 2017 to the value of the Invenergy Wind redeemable non-controlling interest, reflecting the excess of the future redemption value over its carrying amount at the balance sheet date based on SEC guidance in ASC 480-10-S99-3A. The Company accretes the redemption value of the redeemable non-controlling interest over the redemption period using the straight-line method. Accretion adjustments to the carrying value of this redeemable non-controlling interest are recorded against additional paid-in capital. There were no similar adjustments recorded during the six months ended June 30, 2016.

The following table presents the activity of the redeemable non-controlling interests balance for the six months ended June 30, 2017:

	Redeemable Non-controlling Interests
(In thousands)	Capital	Retained Earnings	Total
Balance as of December 31, 2016	$153,490	$26,877	$180,367
Distributions	(6,399)	—	(6,399)
Accretion of redeemable non-controlling interest	4,413	—	4,413
Net income	—	11,359	11,359
Balance as of June 30, 2017	$151,504	$38,236	$189,740

14. COMMITMENTS AND CONTINGENCIES

Letters of Credit

The Company's customers, vendors and regulatory agencies often require the Company to post letters of credit in order to guarantee performance under relevant contracts and agreements. The Company is also required to post letters of credit to secure obligations under various swap agreements and leases and may, from time to time, decide to post letters of credit in lieu of cash deposits in reserve accounts under certain financing arrangements. The amount that can be drawn under some of these letters of credit may be increased from time to time subject to the satisfaction of certain conditions. As of June 30, 2017, the Company had outstanding letters of credit under the Revolver of $60.9 million and outstanding project-level letters of credit of $148.4 million.

Guarantee Agreements

The Company and its subsidiaries have provided guarantees to certain of its institutional tax equity investors and financing parties in connection with its tax equity financing transactions. These guarantees do not guarantee the returns targeted by the tax equity investors or financing parties, but rather support any potential indemnity payments payable under the tax equity agreements, including related to management of tax partnerships and recapture of tax credits or renewable energy grants in connection with transfers of the Company’s direct or indirect ownership interests in the tax partnerships to entities that are not qualified to receive those tax benefits. The Company and its subsidiaries have also provided guarantees in connection with acquisitions of third party assets or to support project contractual obligations, including renewable energy credit sales agreements, and may provide additional guarantees in connection with future acquisitions or project contractual obligations. The Company and its subsidiaries have also provided other capped or limited contingent guarantees and other support obligations with respect to certain project-level indebtedness.

Commitments to Acquire Renewable Energy Facilities

As of June 30, 2017, the Company did not have any open commitments to acquire renewable energy facilities from third parties or SunEdison, other than as described with respect to the Invenergy Wind Option Agreements (as discussed and defined in Note 15. Related Parties).

Legal Proceedings

The Company is not a party to any material legal proceedings other than various administrative and regulatory proceedings arising in the ordinary course of the Company's business or as described below. While the Company cannot predict with certainty the ultimate resolution of such proceedings or other claims asserted against the Company, certain of the claims, if adversely concluded, could result in substantial damages or other relief.

Securities Class Action

On April 4, 2016, a securities class action under federal securities laws (Chamblee v. TerraForm Power, Inc., et al., Case No. 1:16-cv-00981-JFM) (the "Chamblee Class Action") was filed in the United States District Court for the District of Maryland against the Company and two of its former officers (one of which was also a director of the Company) asserting claims under Section 10(b) and 20(a) of the Securities and Exchange Act of 1934 and SEC Rule 10b-5 on behalf of a putative class. The complaint alleges that the defendants made materially false and misleading statements regarding the Company’s business, operational and compliance policies, including with respect to disclosures regarding SunEdison’s internal controls and the Company's reliance on SunEdison. An amended complaint was filed on September 26, 2016 and a former officer and director of the Company were added as defendants. On October 4, 2016, the Judicial Panel on Multidistrict Litigation transferred this matter to the U.S. District Court for the Southern District of New York (SDNY) for consolidated or coordinated pretrial proceedings. On December 19, 2016, an initial case management conference was held in the multidistrict litigation proceedings in the SDNY. The Court entered an order requiring all parties to the multidistrict litigation to mediate and entered a partial stay of all proceedings through March 31, 2017. On March 24, 2017, the plaintiffs filed an amended complaint adding three additional directors and officers of the Company as defendants, as well as additional factual allegations. On June 9, 2017, the Company filed a motion to dismiss the case. After mediation, the parties agreed in principle to a settlement of $14.8 million on behalf of a putative settlement class containing all persons and entities that purchased or otherwise acquired the publicly traded securities of the Company between July 18, 2014 and March 15, 2016, conditioned on, among other things, funding of the settlement by the Company’s directors’ and officers’ liability insurance providers to the satisfaction of the Company. As of the date hereof, the parties have agreed that $13.63 million of the settlement will be covered by the Company’s directors’ and officers’ liability insurance providers. On September 11, 2017, the Bankruptcy Court granted approval of the use of $13.63 million of proceeds to fund the settlement (see Note 15. Related Parties for further discussion). The Company, the Company’s directors’ and officers’ liability insurance providers and the Company’s co-defendants are in the process of finalizing documentation governing the use of the $13.63 million of proceeds from the insurance. On September 14, 2017, the U.S. District Court for the SDNY preliminarily approved the settlement and provided the Company with an express termination right in the event that the settlement is not timely funded with proceeds from the directors’ and officers’ liability insurance. A hearing on final approval of the settlement is scheduled for January 31, 2018.

The Company has agreed to issue additional shares of Class A common stock to Orion Holdings for no additional consideration in respect of the Company’s net losses, such as out-of-pocket losses, damages, costs, fees and expenses, upon the final resolution of the Chamblee Class Action. If a final resolution is achieved on the settlement on the terms described above, the Company’s contribution to the settlement amount, net of the amount to be covered by insurance, would be $1.13 million. The Company and TerraForm Global, Inc. have entered into an agreement pursuant to which TerraForm Global, Inc. has agreed to indemnify and reimburse the Company for certain costs, fees and expenses related to the defense or settlement of the Chamblee Class Action that are not covered by insurance (excluding the $1.13 million settlement contribution). As a result, as of the date hereof, the Company does not expect to incur any material fees or expenses (excluding the $1.13 million settlement contribution) in connection with the Chamblee Class Action that would not be covered by insurance or indemnified and reimbursed by TerraForm Global, Inc. The Company reserved for its estimated loss related to this complaint of $1.13 million as of December 31, 2016.

Claim relating to First Wind Acquisition

On May 27, 2016, D.E. Shaw Composite Holdings, L.L.C. and Madison Dearborn Capital Partners IV, L.P., as the representatives of the sellers (the “First Wind Sellers”) filed an amended complaint for declaratory judgment against the Company and Terra LLC in the Supreme Court of the State of New York alleging breach of contract with respect to the Purchase and Sale Agreement, dated as of November 17, 2014 (the “FW Purchase Agreement”) between, among others, SunEdison, the Company and Terra LLC and the First Wind Sellers. The amended complaint alleges that Terra LLC and SunEdison became jointly obligated to make $231.0 million in earn-out payments in respect of certain development assets SunEdison acquired from the First Wind Sellers under the FW Purchase Agreement, when those payments were purportedly accelerated by SunEdison's bankruptcy and by the resignations of two SunEdison employees. The amended complaint further alleges that the Company, as guarantor of certain Terra LLC obligations under the FW Purchase Agreement, is liable for this sum. The defendants filed a motion to dismiss the amended complaint on July 5, 2016, on the ground that, among other things, SunEdison is a necessary party to this action. The plaintiffs filed an opposition to the motion to dismiss on August 22, 2016. The defendants filed their reply on September 12, 2016. A hearing on the motion to dismiss took place on January 24, 2017. The Company is awaiting a decision on the motion to dismiss. No activity or proceedings have taken place in the lawsuit since the January 24, 2017 hearing.

On March 30, 2017, the Company filed a motion in the Bankruptcy Court seeking discovery against D.E. Shaw Composite Holdings, L.L.C. and Madison Dearborn Capital Partners IV, L.P. in connection with the litigation brought by the First Wind Sellers described above. A hearing on the motion was held on April 20, 2017. On June 16, 2017, the Bankruptcy Court denied the motion. As of the date hereof, the Company has not been granted discovery in connection with the litigation brought by the First Wind Sellers described above. The Company cannot predict the impact on this litigation of any information that may become available if discovery is ultimately permitted to be undertaken by the defendants or the plaintiffs.

The Company has agreed to issue additional shares of Class A common stock to Orion Holdings for no additional consideration in respect of the Company’s net losses, such as out-of-pocket losses, damages, costs, fees and expenses, upon the final resolution of the litigation brought by the First Wind Sellers described above. The amount, if any, of additional shares of Class A common stock to be issued to Orion Holdings will be determined based on a formula as described in greater detail in the Company’s Definitive Proxy Statement filed on Schedule 14A with the SEC on September 6, 2017. As of the date hereof, the Company is unable to predict the quantum of any net losses arising from the litigation brought by the First Wind Sellers described above or the number of additional shares, if any, that may be required to be issued to Orion Holdings pursuant to the terms of the Merger Agreement in connection with any such final resolution.

Any such equity adjustment will have no effect on the $9.52 in cash payable as the per share cash consideration pursuant to the Merger Agreement. To the extent a stockholder receives the per share stock consideration pursuant to the Merger Agreement, the value of their shares of Class A common stock may be negatively affected by any such equity adjustment.

The Company believes the First Wind Sellers’ allegation is without merit and will contest the claim and allegations vigorously. However, the Company cannot predict with certainty the ultimate resolution of any proceedings brought in connection with such a claim.

Whistleblower Complaint By Francisco Perez Gundin

On May 18, 2016, the Company’s former Director and Chief Operating Officer, Francisco Perez Gundin (“Perez”), filed a complaint against the Company, TerraForm Global, Inc. and certain individuals, with the United States Department of Labor. The complaint alleges that the defendants engaged in a retaliatory termination of Mr. Perez's employment after he allegedly voiced concerns to SunEdison’s Board of Directors about public representations made by SunEdison officers regarding SunEdison’s liquidity position, and after he allegedly voiced his opposition to transactions that he alleges were self-interested and which he alleges SunEdison forced on the Company. He alleges that the Company participated in SunEdison’s retaliatory termination by constructively terminating his position as Chief Operating Officer of the Company in connection with SunEdison’s constructive termination of his employment. He seeks lost wages, bonuses, benefits, and other money that he alleges that he would have received if he had not been subjected to the allegedly retaliatory termination. The Company's Position Statement in response to the complaint was filed in October of 2016.

On February 21, 2017, Mr. Perez filed Gundin v. TerraForm Global, Inc. et al. against TerraForm Power, TerraForm Global, Inc. and certain individuals as defendants in the United States District Court for the District of Maryland. The complaint asserts claims for retaliation, breach of the implied covenant of good faith and fair dealing and promissory estoppel based on the same allegation in Mr. Perez's Department of Labor complaint. On March 15, 2017, the Company filed notice with the Judicial Panel on Multidistrict Litigation to transfer this action to the Southern District of New York where the Chamblee Class Action and other cases not involving the Company relating to the SunEdison Bankruptcy are being tried. The plaintiff did not oppose the transfer, which was approved by the Judicial Panel on Multidistrict Litigation.

The Company has engaged in settlement discussions with respect to this proceeding and reserved for the estimated loss related to this complaint as of December 31, 2016, which was not considered material to the Company's consolidated results of operations. However, the Company is unable to predict with certainty the ultimate resolution of these proceedings.

Whistleblower Complaint By Carlos Domenech Zornoza

On May 10, 2016, the Company’s former Director and Chief Executive Officer, Carlos Domenech Zornoza (“Domenech”), filed a complaint against the Company, TerraForm Global, Inc. and certain individuals, with the United States Department of Labor. The complaint alleges that the defendants engaged in a retaliatory termination of Mr. Domenech’s employment on November 20, 2015 after he allegedly voiced concerns to SunEdison’s Board of Directors about public representations made by SunEdison officers regarding SunEdison’s liquidity position, and after he allegedly voiced his opposition to transactions that he alleges were self-interested and which he alleges SunEdison forced on the Company. He alleges that the Company participated in SunEdison’s retaliatory termination by terminating his position as Chief Executive Officer of the Company in connection with SunEdison’s termination of his employment. He seeks lost wages, bonuses, benefits, and other money that he alleges that he would have received if he had not been subjected to the allegedly retaliatory termination. The Company's Position Statement in response to the complaint was filed in October of 2016.

On February 21, 2017, Mr. Domenech filed Domenech Zornoza v. TerraForm Global, Inc. et. al against TerraForm Power, TerraForm Global, Inc. and certain individuals as defendants in the United States District Court for the District of Maryland. The complaint asserts claims for retaliation, breach of the implied covenant of good faith and fair dealing and promissory estoppel based on the same allegations in Mr. Domenech's Department of Labor complaint. On March 15, 2017, the Company filed notice with the Judicial Panel on Multidistrict Litigation to transfer this action to the Southern District of New York where the Chamblee Class Action and other cases not involving the Company relating to the SunEdison Bankruptcy are being tried. The plaintiff opposed the transfer. However, the transfer was approved by the Judicial Panel on Multidistrict Litigation.

The Company has engaged in settlement discussions with respect to this proceeding and reserved for the estimated loss related to this complaint as of December 31, 2016, which was not considered material to the Company's consolidated results of operations. However, the Company is unable to predict with certainty the ultimate resolution of these proceedings.

Eastern Maine Electric Cooperative Litigation

On November 21, 2016, the Penobscot County Maine Superior Court entered judgment in the amount of $13.6 million against First Wind Holdings, LLC (“First Wind”), an indirect subsidiary of SunEdison, Inc., and several subsidiaries of the Company. The plaintiff filed judgment liens against the defendants which will stay outstanding through the appeals process. The action involved a claimed breach of contract arising out of a contract between First Wind and Eastern Maine Electric Cooperative, Inc. (“EMEC”), under which First Wind, on behalf of itself and its then wholly-owned subsidiaries, agreed to negotiate a definitive agreement to transfer to EMEC a portion of a transmission line. The transmission line is owned, in part, by one of the Company's subsidiaries, and is the sole means of transmitting power from the Rollins, Stetson I and Stetson II wind farms. The subsidiaries that own these wind farms and the transmission line were acquired by the Company as part of the Company's acquisition of certain of the operating assets of First Wind Holdings. The Company believes all the defendants acted in good faith and the Company’s subsidiaries that are defendants in the action intend to continue to vigorously contest the allegations and have filed an appeal of the verdict with the Maine Supreme Judicial Court. The judgment was for money damages and, if upheld on appeal, would not be expected to result in a loss of the use of the transmission line by the Company's subsidiaries. The amount of the judgment has been accrued for since December of 2015.

Threatened Avoidance Actions

On November 7, 2016, the unsecured creditors’ committee in the SunEdison Bankruptcy filed a motion with the Bankruptcy Court seeking standing to assert against the Company, on behalf of SunEdison, avoidance claims arising from payments and other intercompany transactions between the Company and SunEdison dating back to the Company’s initial public offering and including drop-down transactions involving the sale of renewable energy facilities by SunEdison to the Company. The Company’s objection to the standing motion was filed on November 29, 2016. As described in Note 1. Nature of Operations and Basis of Presentation and Note 15. Related Parties, the Company and SunEdison have entered into the Settlement Agreement pursuant to which the Company and SunEdison will release these claims and substantially all other intercompany claims between the Company and SunEdison. The Settlement Agreement has been approved by the Bankruptcy Court but the effectiveness of the release of claims between the Company and SunEdison remains subject to the consummation of the Merger with affiliates of Brookfield or other transaction jointly supported by the Company and SunEdison or a Stand-Alone Conversion and certain other conditions.

A failure of the Settlement Agreement to become effective may result in litigation of the underlying claims. In that case, the Company would vigorously contest any relevant claims brought by SunEdison or any other party. However, the Company cannot predict with certainty the ultimate resolution of any proceedings brought in connection with such a claim.

15. RELATED PARTIES

SunEdison Bankruptcy

As described above, the SunEdison Debtors filed for bankruptcy on April 21, 2016. The Company is not a part of the SunEdison Bankruptcy and has no plans to file for bankruptcy itself. The Company does not rely on SunEdison for funding or liquidity and believes that the Company will have sufficient liquidity to support its ongoing operations, absent the potential negative impact of default conditions that could arise from failure to meet financial statement deadlines as described in Note 1. Nature of Operations and Basis of Presentation and Note 6. Long-term Debt. The Company believes its equity interests in its renewable energy facilities that are legally owned by the Company’s subsidiaries are not available to satisfy the claims of the creditors of the SunEdison Bankruptcy.

During the SunEdison Bankruptcy, SunEdison has not performed substantially as obligated under its agreements with the Company, including under its sponsor arrangement and certain O&M and asset management arrangements. In order to mitigate any adverse effects of this non-performance, the Company has undertaken a strategic initiative to transition away from SunEdison as a sponsor, including establishing a stand-alone corporate structure and seeking to retain third party or in-house solutions for project-level asset management and O&M. This transition away from SunEdison is expected to be complete in the fourth quarter of 2017.

Settlement with SunEdison

As discussed in Note 1. Nature of Operations and Basis of Presentation, TerraForm Power entered into the Settlement Agreement with SunEdison on March 6, 2017. The Settlement Agreement has been approved by the Bankruptcy Court but the effectiveness of the intercompany releases and certain other provisions remain subject to the consummation of the Merger or other transaction jointly supported by the Company and SunEdison or a Stand-Alone Conversion and certain other conditions. Upon its effectiveness, subject to the foregoing conditions, the Settlement Agreement will resolve claims between TerraForm Power and SunEdison, including, among other things, claims of SunEdison against the Company for alleged fraudulent and preferential transfers and claims of the Company against SunEdison, including those outlined in the initial proof of claim filed by the Company in the SunEdison Bankruptcy on September 25, 2016 and on October 7, 2016. Under the Settlement Agreement, all such claims will be mutually released, and any agreements between SunEdison Debtors and SunEdison parties to the Settlement Agreement on the one hand and the Company on the other hand will be rejected, subject to certain limited exceptions, and no party will be deemed to have liability under those rejected agreements. The Settlement Agreement also provides that, immediately prior to the record time for the Special Dividend, all Class B shares of TerraForm Power and Class B units of Terra LLC held by SunEdison will be exchanged for Class A Shares of TerraForm Power, and TerraForm Power will issue approximately 6.6 million additional shares to SunEdison, such that, immediately prior to the effective time of the Merger, SunEdison will hold 36.9% of the fully diluted shares of TerraForm Power. SunEdison will also transfer the IDRs of Terra LLC that SunEdison holds to an affiliate of Brookfield. The TerraForm Power Board approved the Settlement Agreement upon the recommendation of the Corporate Governance and Conflicts Committee, each member of which is independent (pursuant to applicable NASDAQ rules) and does not also serve on the Board of Directors of TerraForm Global.

Management Services Agreement

Historically, general and administrative expenses - affiliate primarily represented costs incurred by SunEdison for services provided to the Company pursuant to the management services agreement ("MSA"). Pursuant to the MSA, SunEdison agreed to provide or arrange for other service providers to provide management and administrative services including legal, accounting, tax, treasury, project finance, information technology, insurance, employee benefit costs, communications, human resources and procurement to the Company. As consideration for the services provided, the Company agreed to pay SunEdison a base management fee as follows: (i) 2.5% of the Company's cash available for distribution in 2015, 2016, and 2017 (not to exceed $4.0 million in 2015, $7.0 million in 2016 or $9.0 million in 2017), and (ii) an amount equal to SunEdison's or other service provider's actual cost in 2018 and thereafter. Subsequent to the SunEdison Bankruptcy, SunEdison continued to provide some management and administrative services to the Company, including employee compensation and benefit costs, human resources, information technology and communications, but stopped providing (or reimbursing the Company for) other services pursuant to the MSA. Costs for services that SunEdison stopped providing or reimbursing the Company for are now included within general and administrative expenses in the unaudited condensed consolidated statements of operations. Further, as discussed under the Transition Services Agreement section below, the Company entered into a corporate-level transition services agreement with SunEdison on September 7, 2017 that retroactively applies to transition services provided from and after February 1, 2017. The services that SunEdison has continued to provide under the MSA are now covered under this corporate-level transition services agreement since February 1, 2017, and as a result general and administrative expenses - affiliate for 2017 primarily represents amounts incurred by the Company under this transition services agreement with SunEdison. General and administrative expenses - affiliate were $3.3 million and $4.7 million for the three and six months ended June 30, 2017, respectively, and were $2.2 million and $7.7 million, respectively, during the same periods in 2016, as reported in the unaudited condensed consolidated statements of operations.

Subject to the satisfaction of the conditions described above under Settlement with SunEdison, the MSA will be rejected as part of the Settlement Agreement entered into with SunEdison, and the Company will be deemed to have no liability, damages or claims arising out of the rejection of the MSA. In connection with the consummation of the transactions contemplated by the Merger Agreement discussed in Note 1. Nature of Operations and Basis of Presentation, including satisfaction of applicable conditions, the Company will enter into a master services agreement with Brookfield and certain affiliates of Brookfield (collectively, the "MSA Providers") pursuant to which the MSA Providers will provide certain management services to the Company commencing at the effective time of the Merger. As consideration for the services provided or arranged for by Brookfield and certain of its affiliates pursuant to the master services agreement, the Company will pay a base management fee on a quarterly basis that will be paid in arrears and calculated as follows:

•
for each of the first four quarters following the closing date of the Merger, a fixed component of $2.5 million per quarter (subject to proration for the quarter including the closing date of the Merger) plus 0.3125% of the market capitalization value increase for such quarter;

•	for each of the next four quarters, a fixed component of $3.0 million per quarter plus 0.3125% of the market capitalization value increase for such quarter; and

•	thereafter, a fixed component of $3.75 million per quarter plus 0.3125% of the market capitalization value increase for such quarter.

For purposes of calculating the quarterly payment of the base management fee, the term market capitalization value increase means, for any quarter, the increase in value of the Company’s market capitalization for such quarter, calculated by multiplying the number of outstanding shares of Class A common stock as of the last trading day of such quarter by the difference between (x) the volume-weighted average trading price of a share of Class A common stock for the trading days in such quarter and (y) $9.52. If the difference between (x) and (y) in the market capitalization value increase calculation for a quarter is a negative number, then the market capitalization value increase is deemed to be zero.

O&M and Asset Management Services

O&M services, as well as asset management services, have historically been provided to the Company substantially by SunEdison pursuant to contractual agreements. The Company is in the process of transitioning away from SunEdison for these services, and these contracts are expected to be terminated or rejected no later than upon the effectiveness of the Settlement Agreement with SunEdison subject to the conditions described above under Settlement with SunEdison. As described below, the Company has entered into certain transition services agreements with SunEdison with respect to these services to facilitate this transition. Costs incurred for these services from SunEdison were $3.4 million and $9.0 million during the three and six months ended June 30, 2017, respectively, and were $8.9 million and $15.7 million, respectively, during the same periods in 2016. These costs are reported as cost of operations - affiliate in the unaudited condensed consolidated statements of operations. $1.9 million was incurred and paid to SunEdison in the first quarter of 2017 in connection with the project-level O&M and asset management transition services agreements described below. There were no material incremental fees directly paid to SunEdison in connection with these project-level transition services agreements in the second quarter of 2017, as the Company hired a substantial number of the SunEdison employees that were performing the services covered under the agreement.

Transition Services Agreements

In the first half of 2017, the Company entered into certain transition services agreements with SunEdison with respect to project-level O&M and asset management services provided by SunEdison. These transition services agreements allow the Company, among other things, to hire employees of SunEdison that are currently performing these project-level services for the Company. These transition services agreements also allow the Company to terminate project-level asset management and O&M services on 10 days advance notice. Under these agreements, the Company agreed to indemnify SunEdison for certain losses and liabilities to the extent SunEdison failed to perform services under existing services contracts as a result of the transition of SunEdison employees to the Company. SunEdison will also continue to provide certain project related services for a transitional period.

On September 7, 2017, the Company entered into a corporate-level transition services agreement with SunEdison. Pursuant to the terms of this agreement, SunEdison will continue to provide the Company, on an interim basis, certain services that SunEdison has historically provided the Company. These services include, without limitation, services related to information technology, tax, human resources, treasury, finance and controllership. The Company will pay SunEdison certain monthly fees in exchange for SunEdison's provision of the transition services. In addition to the services provided by SunEdison, the corporate-level transition services agreement contemplates that the Company will provide certain services to SunEdison. These specific services will be determined based on the needs of the parties, and will be charged at rates consistent with past practice. This transition service agreement, and the parties' obligations thereunder, will apply retroactively to transition services provided from and after February 1, 2017, and will terminate no later than October 31, 2017 (unless otherwise provided in the agreement or previously terminated in accordance with the agreement).

Engineering, Procurement and Construction Contracts and Module Warranties

SunEdison served as the prime construction contractor for most of the Company's renewable energy facilities acquired from SunEdison pursuant to engineering, procurement and construction contracts with the Company's project-level subsidiaries.

These contracts are generally fixed price, turn-key construction contracts that include workmanship and other warranties with respect to the design and construction of the facilities that survive for a period of time after the completion of construction. These contracts or related contracts (including O&M agreements) also often include production or availability guarantees with respect to the output or availability of the facility that survive completion of construction. Moreover, the Company also generally obtained solar module warranties from SunEdison, including workmanship warranties and output guarantees, for those solar facilities that the Company acquired from SunEdison that utilized SunEdison modules. Third party insurance has been procured by SunEdison to back-stop payment of warranty claims for SunEdison modules purchased from January of 2011 through January of 2017.

During the first quarter of 2017, the Company received $7.0 million from SunEdison in satisfaction of outstanding claims made under engineering, procurement and construction contracts, of which $4.8 million related to the Company's renewable energy facility located in Chile and compensated the relevant project company as the facility's performance during the warranty period was below that guaranteed by an affiliate of SunEdison under the applicable EPC contract. These receipts were treated as equity contributions from SunEdison within Net SunEdison investment on the unaudited condensed consolidated statement of stockholders' equity for the six months ended June 30, 2017.

Amended Interest Payment Agreement

On January 28, 2015, Terra LLC and Terra Operating LLC entered into an amended and restated interest payment agreement (the “Amended Interest Payment Agreement”) with SunEdison. Pursuant to the Amended Interest Payment Agreement, SunEdison agreed to pay amounts equal to a portion of each scheduled interest payment of the Senior Notes due 2023, beginning with the first scheduled interest payment on August 1, 2015, and continuing through the scheduled interest payment on August 1, 2017. Amounts were to be paid by SunEdison as follows: (1) in respect of the first scheduled interest payment, $16.0 million, less amounts already paid by SunEdison under the initial interest payment agreement entered into with SunEdison immediately prior to the completion of the Company's IPO, (2) in respect of each scheduled interest payment in 2016, $8.0 million, and (3) in respect of each scheduled interest payment in 2017, $8.0 million, provided that the maximum amount payable by SunEdison under the Amended Interest Payment Agreement (inclusive of amounts already paid under the initial interest payment agreement) would not exceed $48.0 million (plus any interest due on any payment not remitted when due). SunEdison is not be obligated to pay any amounts payable under the Senior Notes due 2023 in connection with an acceleration of the indebtedness thereunder. The Company received an $8.0 million equity contribution from SunEdison pursuant to the Amended Interest Payment Agreement during the first quarter of 2016, which was accrued for as of the end of 2015. As of the first quarter of 2016, the Company had received a cumulative amount of $24.0 million under the Amended Interest Payment Agreement and initial interest payment agreement from SunEdison with $24.0 million of scheduled payments due in future periods. The Company has not received any payments from SunEdison pursuant to the Amended Interest Payment Agreement since the first quarter of 2016.

On July 29, 2016, SunEdison delivered a notice purporting to terminate the Amended Interest Payment Agreement. The notice alleged that SunEdison's bankruptcy permits termination as of right without following the bankruptcy procedures for rejection of executory contracts. Subject to the satisfaction of the conditions described above under Settlement with SunEdison, the Amended Interest Payment Agreement will be rejected as part of the Settlement Agreement entered into with SunEdison without further liability, claims or damages on the part of the Company.

Support Agreement and Intercompany Agreement

The Company entered into a project support agreement with SunEdison (the "Support Agreement") on July 23, 2014, which provided the Company the option to purchase additional renewable energy facilities from SunEdison. The Support Agreement also provided the Company a right of first offer with respect to certain other renewable energy facilities. During the first quarter of 2016, the Company acquired renewable energy facilities with a combined nameplate capacity of 19.2 MW from SunEdison under the Support Agreement. The Company paid SunEdison $39.0 million for the acquisition of these facilities, of which $9.7 million was paid in the first quarter of 2016 and $29.3 million was paid in the third quarter of 2016. The Company has not acquired any renewable energy facilities from SunEdison since the first quarter of 2016.

In connection with the Company's acquisition of certain operating renewable energy facilities from First Wind in January of 2015, the Company and SunEdison entered into an agreement (the "Intercompany Agreement") pursuant to which the Company was granted the option to purchase additional renewable energy facilities in the First Wind pipeline from

SunEdison. The Company has not acquired any renewable energy facilities from SunEdison under the Intercompany Agreement since the fourth quarter of 2015.

Subject to the satisfaction of the conditions described above under Settlement with SunEdison, the Support Agreement and Intercompany Agreement will be rejected as part of the Settlement Agreement entered into with SunEdison without further liability, claims or damages on the part of the Company. Upon consummation of the transactions contemplated by the Merger Agreement as discussed in Note 1. Nature of Operations and Basis of Presentation, the Company will enter into the "Relationship Agreement" with Brookfield pursuant to which Brookfield will provide the Company with a right of first offer on certain operating wind and solar assets that are owned by Brookfield and certain of its affiliates and are located in North America and certain other Western European nations.

The Company believes it continues to maintain a call right over 0.5 GW (net) of operating wind power plants that are owned by a warehouse vehicle that was owned and arranged by SunEdison (the "AP Warehouse"). SunEdison has sold its equity interest in the AP Warehouse to an unaffiliated third party.

Insurance Allocation Agreements

     The Company, TerraForm Global, Inc., SunEdison and certain of their respective directors and officers shared $150.0 million of directors’ and officers’ liability insurance policies that covered the period from July 15, 2015 to July 14, 2016 (the “D&O Insurance”). SunEdison and the independent directors of SunEdison (the “SUNE D&O Parties”) entered into an agreement, dated March 27, 2017 and amended on June 7, 2017, with the Company, TerraForm Global, Inc., their respective current directors and certain of their respective current officers (the “YieldCo D&O Parties”) related to the D&O Insurance. Among other things, this agreement provides that: (i) the YieldCo D&O Parties consent to a $32.0 million payment to SunEdison from the D&O Insurance in connection with the settlement of claims proposed to be brought by the unsecured creditors’ committee in the SunEdison Bankruptcy under a motion in the SunEdison Bankruptcy case for derivative standing; (ii) for a specified period of time, the SUNE D&O Parties and the YieldCo D&O Parties agree to cooperate in trying to reach settlements of certain lawsuits pending against the YieldCo D&O Parties arising from a variety of alleged prepetition actions and transactions, including, but not limited to, the initial public offering of TerraForm Global, Inc. and other securities transactions, and SunEdison agrees to consent to such proposed settlements to be funded by up to $32.0 million from the D&O Insurance; and (iii) for a specified period of time, SunEdison, its independent directors, the Company and TerraForm Global, Inc. will not assert certain payment priority provisions of the D&O Insurance. The agreement was approved by the Bankruptcy Court on June 28, 2017.

On August 31, 2017, the Company, TerraForm Global, Inc., SunEdison and certain of their respective current and former directors and officers entered into a second agreement related to the D&O insurance, which the Company refers to as the second D&O insurance allocation agreement. Among other things, the second D&O insurance allocation agreement provided that: (i) no party to the second D&O insurance allocation agreement would object to the settlement of the Chamblee Class Action (as discussed in Note 14. Commitments and Contingencies) with the use of $13.63 million of the D&O insurance; (ii) no party to the second D&O insurance allocation agreement would object to the settlement of the derivative action on behalf of TerraForm Global, Inc. captioned Aldridge v. Blackmore, et al., No. 12196-CB (Del. Ch.), with the use of $20.0 million of the D&O insurance; (iii) TerraForm Global, Inc. would have the full and exclusive right to an additional $20.0 million of the remaining limit of the D&O insurance for use in its sole discretion; (iv) the Company and TerraForm Global, Inc. would also have access to an additional D&O insurance payment of $0.4 million for defense costs; (v) SunEdison’s current and former directors and officers would have the full and exclusive rights to the remaining limits of the D&O insurance; and (vi) all parties to the second D&O insurance allocation agreement waived any right they might otherwise have under the D&O insurance to request or instruct the insurers to defer or stop any insurance payments to which the Company is entitled under the second insurance allocation agreement. On September 11, 2017, the Bankruptcy Court granted approval of the second D&O insurance allocation. In connection with the second D&O insurance allocation agreement, the Company and TerraForm Global, Inc. entered into an agreement pursuant to which TerraForm Global, Inc. agreed to indemnify and reimburse the Company for certain legal costs and expenses related to the defense or settlement of the Chamblee Class Action that are not covered by the D&O insurance.

In addition to the insurance allocation agreements, from time to time, the Company agreed to orders or stipulations with SunEdison and TerraForm Global, Inc. in connection with the SunEdison Bankruptcy related to, among other things, insurance proceeds, interim operating protocols, bankruptcy filing protocols and other matters.

Due to SunEdison and affiliates, net

All amounts incurred by the Company and not paid as of the balance sheet date for asset management, O&M and transition services received from SunEdison or for renewable energy facilities acquired from SunEdison are reported as a payable to SunEdison, and services provided to SunEdison under the transition services agreement that SunEdison has not paid for as of the balance sheet date are recorded as a receivable from SunEdison. Additionally, amounts owed to the Company from TerraForm Global, Inc. as discussed below are recorded as a receivable from TerraForm Global, Inc. As of June 30, 2017 and December 31, 2016, the Company had a net payable to SunEdison and its affiliates of $15.2 million and $16.7 million, respectively, which is reported as Due to SunEdison and affiliates, net in the unaudited condensed consolidated balance sheets. As a result of the SunEdison Bankruptcy, the Company recognized a $0.8 million loss within loss on receivables - affiliate in the unaudited condensed consolidated statement of operations for the six months ended June 30, 2016 related to recording a bad debt reserve for outstanding receivables from the SunEdison Debtors.

Arrangements with TerraForm Global

In January 2017, the Company entered into a Use and Occupancy Agreement with TerraForm Global, LLC, pursuant to which the Company granted a license to use its office space in Bethesda, Maryland that is leased by the Company and is the shared corporate headquarters of the Company and TerraForm Global, Inc. until the earlier to occur of June 30, 2018 and the termination of the underlying lease. TerraForm Global, LLC has agreed to pay the Company for one-third of the rent and other amounts due to the landlord under the underlying lease, which is expected to be equal to an aggregate of $0.8 million in 2017, and certain additional service fees. For the six months ended June 30, 2017, $0.4 million was charged to TerraForm Global, LLC under this agreement.

The Company has entered into service contracts with various vendors for information technology and enterprise resource planning systems. TerraForm Global, Inc. is not a party to any of these contracts and has no direct contractual liability to third parties thereunder, however TerraForm Global, Inc. uses these systems in cooperation with the Company, and the costs of such systems will be allocated between the Company and TerraForm Global, Inc. As of June 30, 2017 and December 31, 2016, the Company capitalized $0.7 million and $0.4 million, respectively, of expenses related to development costs of the new enterprise resource planning systems. For the six months ended June 30, 2017, no amounts were paid under this agreement.

In addition, certain employees of the Company provide general management services to TerraForm Global, Inc., and a portion of the costs associated with such employees is allocated to TerraForm Global, Inc. As of June 30, 2017, the cost charged to TerraForm Global, Inc. for the services being provided by employees of the Company was $0.7 million.

As of June 30, 2017 and December 31, 2016, the Company had a net receivable from TerraForm Global, Inc. of $2.6 million and $0.8 million, respectively, which is reported within Due to SunEdison and affiliates, net in the unaudited condensed consolidated balance sheets.

Incentive Distribution Rights

Immediately prior to the completion of the IPO on July 23, 2014, Terra LLC entered into the Amended and Restated Operating Agreement of Terra LLC which granted SunEdison 100% of the IDRs of Terra LLC. IDRs represent the right to receive increasing percentages (15.0%, 25.0% and 50.0%) of Terra LLC’s quarterly distributions after the Class A Units, Class B units, and Class B1 units of Terra LLC have received quarterly distributions in an amount equal to $0.2257 per unit (the "Minimum Quarterly Distribution") and the target distribution levels have been achieved. SunEdison has held 100% of the IDRs since the completion of the IPO. SunEdison has pledged the IDRs as collateral under its DIP financing and its first and second lien credit facilities and second lien secured notes. As of June 30, 2017 and December 31, 2016, there were no Class B1 units of Terra LLC outstanding. There were no payments for IDRs made by the Company during the three and six months ended June 30, 2017 and 2016.

As discussed in Note 1. Nature of Operations and Basis of Presentation, SunEdison agreed to deliver the outstanding IDRs held by SunEdison or certain of its affiliates to TerraForm Power or its designee and in connection therewith, concurrently with the execution and delivery of the Merger Agreement, TerraForm Power, Terra LLC, Brookfield IDR Holder and SunEdison and certain of its affiliates have entered into the IDR Transfer Agreement which provides that, subject to satisfaction of the conditions in the Merger Agreement, SunEdison affiliates will transfer all of the IDRs to Brookfield IDR Holder at the effective time of the Merger on the terms and conditions set forth in the IDR Transfer Agreement. At the closing of the Merger, the limited liability company agreement of Terra LLC will be amended and restated to, among other things, reset the IDR thresholds of Terra LLC to establish a first distribution threshold of $0.93 per share of Class A common stock and a second distribution threshold of $1.05 per share of Class A common stock. As a result of this amendment and restatement, amounts distributed from Terra LLC would be distributed on a quarterly basis as follows:

•	first, to the Company in an amount equal to the Company’s outlays and expenses for such quarter;

•
second, to holders of Class A units, until an amount has been distributed to such holders of Class A units that would result, after taking account of all taxes payable by the Company in respect of the taxable income attributable to such distribution, in a distribution to holders of shares of Class A common stock of $0.93 per share (subject to adjustment for distributions, combinations or subdivisions of shares of Class A common stock) if such amount were distributed to all holders of shares of Class A common stock;

•
third, 15% to the holders of the IDRs and 85% to the holders of Class A units until a further amount has been distributed to holders of Class A units in such quarter that would result, after taking account of all taxes payable by the Company in respect of the taxable income attributable to such distribution, in a distribution to holders of shares of Class A common stock of an additional $0.12 per share (subject to adjustment for distributions, combinations or subdivisions of shares of Class A common stock) if such amount were distributed to all holders of shares of Class A common stock; and

•	thereafter, 75% to holders of Class A units and 25% to holders of the IDRs.

Commitments to Acquire Renewable Energy Facilities from SunEdison

As of June 30, 2017, the Company did not have any open commitments to acquire renewable energy facilities from SunEdison, other than as discussed and defined directly below with respect to the Invenergy Wind Option Agreements.

In connection with the Company's acquisition of certain operating wind power plants from Invenergy Wind in December of 2015, Sun Edison LLC, a wholly owned subsidiary of SunEdison, acting as intermediary, entered into certain option arrangements with Invenergy Wind for its remaining 9.9% interest in the acquired companies that are located in the U.S. (the "Invenergy Wind Interest"). Simultaneously, Terra LLC entered into a back to back option agreement with Sun Edison LLC on substantially identical terms (collectively the "Option Agreements"). The Option Agreements effectively permit (i) Terra LLC to exercise a call option to purchase the Invenergy Wind Interest over a 180-day period beginning on September 30, 2019, and (ii) Invenergy Wind to exercise a put option with respect to the Invenergy Wind Interest over a 180-day period beginning on September 30, 2018. The exercise prices of the put and call options described above would be based on the determination of the fair market value of the Invenergy Wind Interest at the time the relevant option is exercised, subject to certain minimum and maximum thresholds set forth in the Option Agreements. As part of the Settlement Agreement (which was approved by the Bankruptcy Court), with certain limited exceptions, all agreements, including the Option Agreement between Terra LLC and Sun Edison LLC, will be rejected as of the effectiveness of the settlement, which will occur upon the consummation of the Merger, subject to satisfaction of conditions precedent, or an alternative transaction that is jointly supported by the Company and SunEdison or a Stand-Alone Conversion. If the Option Agreement is rejected under the Settlement Agreement, the Company would not expect to be obligated to perform on its Option Agreement.

16. SEGMENT REPORTING

The Company has two reportable segments: Solar and Wind. These segments comprise the Company's entire portfolio of renewable energy facility assets and are determined based on the management approach. This approach designates the internal reporting used by management for making decisions and assessing performance as the source of the reportable segments. The Company’s operating segments consist of Distributed Generation, North America Utility and International Utility that are aggregated into the Solar reportable segment and Northeast Wind, Central Wind and Hawaii Wind that are aggregated into the Wind reportable segment. The operating segments have been aggregated as they have similar economic characteristics and meet all of the aggregation criteria. Corporate expenses include general and administrative expenses, acquisition costs, interest expense on corporate-level indebtedness, stock-based compensation and depreciation, accretion and amortization expense. All net operating revenues for the three and six months ended June 30, 2017 and 2016 were earned by the Company's reportable segments from external customers in the United States (including Puerto Rico), Canada, the United Kingdom and Chile.

The following table reflects summarized financial information concerning the Company’s reportable segments for the three and six months ended June 30, 2017 and 2016:

	Three Months Ended June 30, 2017				Three Months Ended June 30, 2016
(In thousands)	Solar	Wind	Corporate	Total	Solar	Wind	Corporate	Total
Operating revenues, net	$101,485	$68,882	$—	$170,367	$117,587	$69,714	$—	$187,301
Depreciation, accretion and amortization expense	27,900	34,604	718	63,222	29,085	31,875	71	61,031
Other operating costs and expenses	17,916	24,781	38,901	81,598	19,563	25,566	18,583	63,712
Interest expense, net	19,942	21,330	26,933	68,205	48,915	22,678	29,706	101,299
Gain on sale of renewable energy facilities	(37,116)	—	—	(37,116)	—	—	—	—
Other non-operating (income) expenses, net	(872)	75	(2,634)	(3,431)	(2,480)	13	6,785	4,318
Income tax (benefit) expense[1]	—	—	(1,431)	(1,431)	—	—	1,878	1,878
Net income (loss)	$73,715	$(11,908)	$(62,487)	$(680)	$22,504	$(10,418)	$(57,023)	$(44,937)

	Six Months Ended June 30, 2017				Six Months Ended June 30, 2016
(In thousands)	Solar	Wind	Corporate	Total	Solar	Wind	Corporate	Total
Operating revenues, net	$167,486	$154,016	$—	$321,502	$188,735	$152,483	$—	$341,218
Depreciation, accretion and amortization expense	54,675	68,055	1,479	124,209	60,894	59,002	142	120,038
Other operating costs and expenses	31,824	49,942	77,912	159,678	38,132	47,494	40,491	126,117
Interest expense, net	39,523	42,229	54,765	136,517	67,345	43,729	59,219	170,293
Gain on sale of renewable energy facilities	(37,116)	—	—	(37,116)	—	—	—	—
Other non-operating (income) expenses, net	(914)	623	(2,193)	(2,484)	(1,231)	219	2,249	1,237
Income tax (benefit) expense[1]	—	—	(2,349)	(2,349)	—	—	1,975	1,975
Net income (loss)	$79,494	$(6,833)	$(129,614)	$(56,953)	$23,595	$2,039	$(104,076)	$(78,442)
Balance Sheet
Total assets[2]	$2,925,729	$3,578,110	$659,996	$7,163,835	$3,595,387	$3,609,471	$501,007	$7,705,865
———

(1)	Income tax (benefit) expense is not allocated to the Company's Solar and Wind segments.

(2)	Represents total assets as of June 30, 2017 and December 31, 2016, respectively.

17. OTHER COMPREHENSIVE INCOME (LOSS)

The following table presents the changes in each component of accumulated other comprehensive income, net of tax, for the six months ended June 30, 2017:

(In thousands)	Foreign Currency Translation Adjustments	Hedging Activities	Accumulated Other Comprehensive Income
Balance as of December 31, 2016	$(22,133)	$45,045	$22,912
Net unrealized gain arising during the period (net of tax expense of $4,480)	5,601	10,622	16,223
Reclassification of net realized loss (gain) into earnings:
Interest expense, net (net of tax benefit of $1,729)	—	2,644	2,644
Operating revenues, net (net of tax expense of $2,135)	—	(3,265)	(3,265)
Gain on sale of renewable energy facilities (net of tax benefit of $8,858)[1]	14,741	—	14,741
Other comprehensive income	20,342	10,001	30,343
Accumulated other comprehensive (loss) income	(1,791)	55,046	53,255
Less: Other comprehensive (loss) income attributable to non-controlling interests	(717)	11,839	11,122
Balance as of June 30, 2017	$(1,074)	$43,207	$42,133
———

(1)
Represents reclassification of the accumulated foreign currency translation loss for the U.K. Portfolio, as the Company's sale of this portfolio closed in the second quarter of 2017 as discussed in Note 2. Assets Held for Sale.

The following tables present each component of other comprehensive income (loss) and the related tax effects for the three and six months ended June 30, 2017 and 2016:

	Three Months Ended June 30,
	2017			2016
(In thousands)	Before Tax	Tax Effect	Net of Tax	Before Tax	Tax Effect	Net of Tax
Foreign currency translation adjustments:
Net unrealized gain (loss) arising during the period	$5,752	$(2,831)	$2,921	$(2,857)	$—	$(2,857)
Reclassification of net realized loss (gain) into earnings[1]	23,599	(8,858)	14,741	—	—	—
Hedging activities:
Net unrealized (loss) gain arising during the period	(7,619)	4,187	(3,432)	(13,641)	—	(13,641)
Reclassification of net realized (gain) loss into earnings[2]	(641)	406	(235)	12,134	—	12,134
Other comprehensive income (loss)	$21,091	$(7,096)	13,995	$(4,364)	$—	(4,364)
Less: Other comprehensive income (loss) attributable to non-controlling interests, net of tax			4,232			(2,360)
Other comprehensive income (loss) attributable to Class A common stockholders			$9,763			$(2,004)

	Six Months ended June 30,
	2017			2016
(In thousands)	Before Tax	Tax Effect	Net of Tax	Before Tax	Tax Effect	Net of Tax
Foreign currency translation adjustments:
Net unrealized gain (loss) arising during the period	$8,432	$(2,831)	$5,601	$3,716	$—	$3,716
Reclassification of net realized loss (gain) into earnings[1]	23,599	(8,858)	14,741	—	—	—
Hedging activities:
Net unrealized gain (loss) arising during the period	12,271	(1,649)	10,622	(46,606)	—	(46,606)
Reclassification of net realized (gain) loss into earnings[2]	(1,027)	406	(621)	12,503	—	12,503
Other comprehensive income (loss)	$43,275	$(12,932)	30,343	$(30,387)	$—	(30,387)
Less: Other comprehensive income (loss) attributable to non-controlling interests, net of tax			11,122			(11,669)
Other comprehensive income (loss) attributable to Class A common stockholders			$19,221			$(18,718)
———

(1)
Represents reclassification of the accumulated foreign currency translation loss for the U.K. Portfolio, as the Company's sale of this portfolio closed in the second quarter of 2017 as discussed in Note 2. Assets Held for Sale. The before tax amount of $23.6 million was recognized within gain on sale of renewable energy facilities in the unaudited condensed consolidated statements of operations for the three and six months ended June 30, 2017.

(2)
Includes $15.9 million loss reclassification for the three and six months ended June 30, 2016 that occurred subsequent to the Company's discontinuation of hedge accounting for interest rate swaps within the U.K. Portfolio as discussed in Note 8. Derivatives. As discussed above, the Company's sale of the U.K. Portfolio closed in the second quarter of 2017.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis should be read in conjunction with our audited consolidated financial statements and related notes thereto included as part of our Annual Report on Form 10-K for the year ended December 31, 2016 and our unaudited condensed consolidated financial statements for the three and six months ended June 30, 2017 and other disclosures included in this Quarterly Report on Form 10-Q. References in this section to "we," "our," "us," or the "Company" refer to TerraForm Power, Inc. and its consolidated subsidiaries. The results shown herein are not necessarily indicative of the results to be expected in any future period.

Overview

TerraForm Power, Inc. ("TerraForm Power") and its subsidiaries (together with TerraForm Power, the "Company") is a dividend growth-oriented company formed to own and operate contracted clean power generation assets. The Company's business objective is to acquire assets with high-quality contracted cash flows, primarily from owning clean power generation assets serving utility and commercial customers. The Company's portfolio consists of renewable energy facilities located in the United States (including Puerto Rico), Canada, Chile and the United Kingdom with a combined nameplate capacity of 2,606.7 MW as of June 30, 2017.

TerraForm Power is a holding company and its sole asset is an equity interest in TerraForm Power, LLC, or "Terra LLC." TerraForm Power is the managing member of Terra LLC and operates, controls and consolidates the business affairs of Terra LLC.

Recent Developments

Information regarding recent developments appears in Item 1. Business - Recent Developments in the Company's Annual report on Form 10-K for the year ended December 31, 2016, which was filed on July 21, 2017, and is incorporated herein by reference. Recent developments that have occurred subsequent to July 21, 2017 are discussed below.

Revolver Payments and Amendment

On July 25, 2017, we repaid $150.0 million of indebtedness related to our corporate-level revolving credit facility (the "Revolver"), a portion of which was paid using proceeds we received from the sale of substantially all of our portfolio of solar power plants located in the United Kingdom (24 operating projects representing 365.0 MW, the "U.K. Portfolio") on May 11, 2017 as discussed in Note 2. Assets Held for Sale to our unaudited condensed consolidated financial statements. There was no reduction in revolving commitments and borrowing capacity as a result of this repayment. After giving effect to this payment, there were $347.0 million of revolving loans outstanding under the Revolver as of such date with no change to the total borrowing capacity of $570.0 million.

In addition, on August 10, 2017, we entered into a twelfth amendment to the terms of the Revolver which further extended the due dates for delivery to the Administrative Agent and other parties to the Revolver for our financial statements and accompanying information with respect to the first quarter of 2017 to August 30, 2017, the second quarter of 2017 to September 30, 2017 and the third quarter of 2017 to December 15, 2017. The Administrative Agent and requisite lenders also waived all defaults or events of default existing as of or prior to the effective date of the twelfth amendment, and the consequences thereof, in connection with a failure to comply with the covenants requiring the delivery of the financial statements and accompanying information with respect to the first quarter of 2017. The Company filed its Form 10-Q for the first quarter of 2017 prior to August 30, 2017 and filed this Form 10-Q for the second quarter of 2017 prior to September 30, 2017, and consequently no event of default occurred under the Revolver with respect to financial statement delivery for the first and second quarter of 2017.

Per the terms of the twelfth amendment, we agreed to permanently reduce the revolving commitments under the Revolver by $50.0 million. After giving effect to this reduction in revolving commitments, the total borrowing capacity under the Revolver was $520.0 million as of such date. There was no additional payment of principal on the Revolver made in connection with this commitment reduction.

On September 27, 2017, we repaid an additional $70.0 million of Revolver indebtedness. There was no reduction in revolving commitments and borrowing capacity as a result of this repayment.

Senior Notes Consent Solicitation

In connection with our entry on March 6, 2017 into a definitive merger and sponsorship transaction agreement (the "Merger Agreement") with Orion US Holdings 1 L.P. ("Orion Holdings") and BRE TERP Holdings Inc. ("Merger Sub"), which are affiliates of Brookfield Asset Management, Inc. (“Brookfield”), and agreements to enter into a suite of support and sponsorship arrangements (the "Sponsorship Transaction") with Brookfield and certain of its affiliates, on August 11, 2017, TerraForm Power Operating, LLC ("Terra Operating LLC") announced the successful completion of a solicitation of consents from holders of record as of 5:00 p.m., New York City time, on August 1, 2017 of its Senior Notes due 2023 and its Senior Notes due 2025 to obtain a waiver of the requirement to make an offer to repurchase the respective Senior Notes upon the occurrence of a change of control (as defined in the indenture dated as of January 28, 2015 (as supplemented, the “2023 Indenture”) with respect to the Senior Notes due 2023 and the indenture dated as of July 17, 2015 (as supplemented, the "2025 Indenture") with respect to the Senior Notes due 2025) that would result from the closing of the merger of Merger Sub with and into the Company (the "Merger"), in each case among Terra Operating LLC, as issuer, the guarantors party thereto and U.S. Bank National Association, as trustee. Terra Operating LLC received validly delivered and unrevoked consents from the holders of a majority of the aggregate principal amount of each series of the Senior Notes outstanding as of the record date and paid a consent fee to each consenting holder of $1.25 per $1,000 principal amount of such series of the Senior Notes for which such holder delivered its consent.

In addition to the change of control waiver, Terra Operating LLC also received consents to effect on the closing date of the Merger certain amendments to the 2023 Indenture and the 2025 Indenture. The amendments would amend the definition of "Permitted Holder" under the respective indentures (which is referred to in the definition of change of control) to replace the references to "the Sponsor" therein with "Brookfield Asset Management, Inc. (or its successors and assigns)." Subject to the closing of the Merger, Terra Operating LLC will be obligated to effectuate the amendments and pay a success fee of $1.25 per $1,000 principal amount of each series of the Senior Notes for which such consenting holder delivered its consent. Terra Operating LLC will be under no obligation to effectuate the amendments or pay the success fee if the Merger is not consummated for any reason.

Delayed Filing of Second Quarter 2017 Form 10-Q

Due mainly to the failure of SunEdison, Inc. (together with its consolidated subsidiaries excluding the Company and TerraForm Global, Inc. and its subsidiaries, "SunEdison") to provide adequate project-level accounting services to us subsequent to the bankruptcy filing of SunEdison, Inc. and certain of its domestic and international subsidiaries (the "SunEdison Debtors") on April 21, 2016 and the time and resources required to complete our delayed SEC periodic reports, including our Form 10-K for the year ended December 31, 2015, our Forms 10-Q for the first, second and third quarters of 2016, our Form 10-K for the year ended December 31, 2016 and this Form 10-Q for the first quarter of 2017, we experienced delays in our ongoing efforts to complete all steps and tasks necessary to finalize financial statements and other disclosures required to be in this Form 10-Q for the second quarter of 2017 and were not able to file our report by the SEC filing deadline on August 9, 2017. On August 9, 2017, we filed a Form 12b-25 Notification of Late Filing with the SEC with respect to this Form 10-Q for the second quarter of 2017. By filing this Form 10-Q for the second quarter of 2017, the Company has completed the filing of all its previously outstanding periodic reports. However, there can be no assurance that our future periodic reports will not be delayed for similar reasons. Continued delays in the filing of our periodic reports with the SEC could have a material adverse effect on the Company. See "Continued delays in the filing of our reports with the SEC, as well as further delays in the preparation of audited financial statements at the project level, could have a material adverse effect," in Item 1A. Risk Factors in our Annual report on Form 10-K for the year ended December 31, 2016, which was filed on July 21, 2017, and is incorporated herein by reference, for additional information, including certain of the risks associated with these delays.

Notification Letter from NASDAQ

On August 10, 2017, we received a notification letter from a Senior Director of NASDAQ Listing Qualifications stating that because we had not yet filed this Form 10-Q for the second quarter of 2017, this served as an additional basis for delisting the Company’s securities from the NASDAQ Global Select Market under NASDAQ Listing Rule 5250(c)(1), which requires timely filing of periodic reports with the Securities and Exchange Commission (the “SEC”). As previously disclosed, on June 29, 2017, a NASDAQ Hearings Panel granted the Company further extensions to regain compliance with NASDAQ’s continued listing requirements. Under these extensions, the Company’s Class A common stock will remain listed on the NASDAQ Global Select Market, subject to the requirement that the Company’s Form 10-K for the year ended December 31, 2016 be filed with the SEC by July 24, 2017, its annual meeting of stockholders be held by August 24, 2017, its Form 10-Q for the first quarter of 2017 be filed with the SEC by August 30, 2017 and its Form 10-Q for the second quarter of 2017 be filed with the SEC by September 30, 2017. The Company filed its Form 10-K for the year ended December 31, 2016 on July 21, 2017, held its annual meeting of stockholders on August 10, 2017 (as discussed in more detail below), filed its Form 10-Q for the first quarter of 2017 on August 29, 2017 and filed this Form 10-Q for the second quarter of 2017 prior to September 30, 2017.

Departure of Chief Operating Officer and Interim Chief Accounting Officer

On August 9, 2017, Mr. Thomas Studebaker resigned as Chief Operating Officer of the Company and Mr. David Rawden resigned as Interim Chief Accounting Officer of the Company. Messrs. Studebaker and Rawden had been appointed as officers of the Company, effective July 7, 2016, as part of the Company’s engagement of AP Services, LLC, a subsidiary of AlixPartners, LLP, for certain consulting services. Their resignations were in connection with the Company’s winding down of its engagement of AP Services, LLC and were not the result, in whole or in part, of any disagreement between Messrs. Studebaker or Rawden and the Company.

2017 Annual Meeting

The Company held its annual meeting of stockholders on August 10, 2017, which was prior to the August 24, 2017 extended deadline granted to us by the NASDAQ Hearings Panel as described above. Pursuant to the matters voted upon at the meeting and the voting results with respect to each matter, (i) each of Ms. Kerri L. Fox and Messrs. Peter Blackmore, Christopher Compton, Hanif "Wally" Dahya, Christian S. Fong, Edward "Ned" Hall, David Pauker, Marc S. Rosenberg and John F. Stark was elected to serve as a director of the Company's Board of Directors (the "Board") for a one-year term or until his or her successor is duly elected or qualified and (ii) the selection of KPMG LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2017 was ratified. The Company’s stockholders also approved, on a non-binding advisory basis, the compensation of the Company’s named executive officers and recommended, by non-binding advisory vote, that future advisory votes on the compensation of the Company’s named executive officers be held every one year.

Second D&O Insurance Allocation Agreement

On August 31, 2017, the Company, TerraForm Global, Inc., SunEdison and certain of their respective current and former directors and officers entered into a second agreement related to the directors' and officers' liability insurance policies (the "D&O insurance"), which the Company refers to as the second D&O insurance allocation agreement. Among other things, the second D&O insurance allocation agreement provided that: (i) no party to the second D&O insurance allocation agreement would object to the settlement of the Chamblee Class Action (as discussed and defined in Note 14. Commitments and Contingencies to the unaudited condensed consolidated financial statements) with the use of $13.63 million of the D&O insurance; (ii) no party to the second D&O insurance allocation agreement would object to the settlement of the derivative action on behalf of TerraForm Global, Inc. captioned Aldridge v. Blackmore, et al., No. 12196-CB (Del. Ch.), with the use of $20.0 million of the D&O insurance; (iii) TerraForm Global, Inc. would have the full and exclusive right to an additional $20.0 million of the remaining limit of the D&O insurance for use in its sole discretion; (iv) the Company and TerraForm Global, Inc. would also have access to an additional D&O insurance payment of $0.4 million for defense costs; (v) SunEdison’s current and former directors and officers would have the full and exclusive rights to the remaining limits of the D&O insurance; and (vi) all parties to the second D&O insurance allocation agreement waived any right they might otherwise have under the D&O insurance to request or instruct the insurers to defer or stop any insurance payments to which the Company is entitled under the second insurance allocation agreement. On September 11, 2017, the Bankruptcy Court granted approval of the second D&O insurance allocation. In connection with the second D&O insurance allocation agreement, the Company and TerraForm Global, Inc. entered into an agreement pursuant to which TerraForm Global, Inc. agreed to indemnify and reimburse the Company for certain legal costs and expenses related to the defense or settlement of the Chamblee Class Action that are not covered by the D&O insurance.

Corporate-level Transition Services Agreement

On September 7, 2017, the Company entered into a corporate-level transition services agreement with SunEdison. Pursuant to the terms of this agreement, SunEdison will continue to provide the Company, on an interim basis, certain services that SunEdison has historically provided the Company. These services include, without limitation, services related to information technology, tax, human resources, treasury, finance and controllership. The Company will pay SunEdison certain monthly fees in exchange for SunEdison's provision of the transition services. In addition to the services provided by SunEdison, the corporate-level transition services agreement contemplates that the Company will provide certain services to SunEdison. These specific services will be determined based on the needs of the parties, and will be charged at rates consistent with past practice. This transition service agreement, and the parties' obligations thereunder, will apply retroactively to transition services provided from and after February 1, 2017, and will terminate no later than October 31, 2017 (unless otherwise provided in the agreement or previously terminated in accordance with the agreement).

North Carolina Legislation

In July 2017, the North Carolina General Assembly passed House Bill 589 and it was subsequently enacted into law by the Governor. The law includes, among other things, overall reform of the application of the Public Utility Regulatory Policies Act of 1978 (PURPA) for solar projects in the state, a requirement for the utility to procure approximately 2,600 MW of renewable energy through a competitive bidding process and recovery of costs related to the competitive bidding process through the fuel clause and a competitive procurement rider. The Company is evaluating the impact of this law on the Company's solar energy power plants in North Carolina following the expiration of their current power purchase agreements.

Business Updates

Transition to Stand-alone Operations

The Company has continued to transition away from its historic reliance on SunEdison for management, corporate and accounting services, systems and information technology infrastructure, and the operation, maintenance and asset management of our power plants. During the fourth quarter of 2017, the Company expects to have substantially in-housed or engaged third party service providers to provide all of the operations and maintenance and asset management services for our power plants. We continue to rely on SunEdison for a limited number of information technology and tax services that we receive under a transition services agreement that we expect to terminate in the fourth quarter of 2017 as discussed above. We also continue to depend on a number of outside contractors for certain of our continuing operations. We will continue to finalize our complete separation from SunEdison.

Regulatory Approvals for Closing of the Sponsorship Transaction

Regulatory approvals from certain regulatory agencies are required to complete the Sponsorship Transaction, including approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Federal Energy Regulatory Commission Section 203 approval and approvals pursuant to certain state and foreign regulatory agencies. As of the date hereof, the Company has received each of the regulatory approvals required to be obtained as a condition to closing of the Sponsorship Transaction other than certain regulatory approvals in Canada and Chile. The Company believes that it and Brookfield have provided all required information to the regulatory agencies in respect of such pending regulatory approvals.

Stockholder Vote Scheduled to Propose Approval of the Merger Agreement

The Company filed a Definitive Proxy Statement on Schedule 14A on September 6, 2017 and has scheduled a special meeting of the stockholders of its Class A and Class B common stock to be held on October 6, 2017 in connection therewith for the stockholders to vote upon a proposal to adopt and approve the Merger Agreement, a proposal to approve an amendment of the Company’s certificate of incorporation, a proposal to approve, by non-binding advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the Merger and the other transactions contemplated thereby and any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the Merger Agreement or to approve the certificate of incorporation amendment.

Transition Committee

On July 28, 2017, the Board authorized and designated a transition committee (the “Transition Committee”) of the Board consisting of Messrs. Christian Fong and John F. Stark to supervise and oversee the preparation by management of contingency plans, processes and resources for the Company in the event that closing under the Merger Agreement does not occur and, in connection with such contingency plans, to oversee engagement and interaction between the Company and Brookfield and its affiliates prior to the closing of the transactions contemplated by the Merger Agreement, including for purposes of avoiding conflicts of interest, and to supervise and oversee management in connection with the processes, activities and resources required to achieve a successful closing of the transactions contemplated under the Merger Agreement and accelerating and facilitating the transition to the management and operational structure of the Company contemplated by the Merger Agreement following the Merger.

Relocation of Headquarters and Operations

Brookfield has informed the Company that it expects to relocate the Company’s headquarters to New York, New York, following the closing of the Sponsorship Transaction. As a result, the Company expects to experience a significant turnover in its current workforce based on this relocation. This turnover and other reductions in our workforce may cause the Company to experience disruptions to our operations, including as a result of the departure of employees with institutional knowledge of the Company’s business. These disruptions could have an adverse effect on our business.

Brookfield’s Proposed Business Strategy

In addition, Brookfield has informed the Company of certain business, capitalization and growth strategies it expects to implement at the Company following the closing of the Sponsorship Transaction. This information is inherently forward looking and speaks only as of the time these statements are made. There can be no assurance of the ultimate strategy that the Company will pursue following the closing of the Sponsorship Transaction.

The Company understands that this strategy includes the following components:

The Company’s operating strategy would be to:

•	Own and operate a portfolio of high quality, long-lived wind and solar assets that are geographically well-diversified, have a largely contracted revenue profile and have creditworthy counterparties;

•
Apply best-in-class operating practices to improve margins and enhance cash flows to the existing portfolio, including improving fleet reliability and availability and adopting full scope operating and maintenance strategies to capture operating efficiencies and reduce costs;

•	Develop organic growth opportunities within the Company’s portfolio; and

•	Opportunistically acquire new assets to further leverage operating platforms.

The Company’s financing strategy would be to:

•
Apply Brookfield’s financing principles and reduce corporate debt, including by financing projects predominantly using non-recourse, long term fixed-rate project-level debt, targeting investment grade project-level capital structures and modestly reducing existing corporate leverage with proceeds from project-level debt and with retained cash available for distribution;

•	Maintain ample corporate liquidity and access to diverse sources of long-term capital; and

•	Pay a sustainable distribution.

The Company would pursue a prudent growth strategy with the following multiple levers to drive growth:

•	Margin improvement by applying best-in-class operating practices to improve margins of the Company’s existing portfolio and enhancing cash flows;

•
Organic growth by reinvesting retained cash flows in the Company’s existing fleet on an accretive basis and developing a pipeline of add-on asset acquisitions across the Company’s scope of operations; and

•
Opportunistic value-based acquisitions by leveraging Brookfield’s business development capabilities to invest on a value basis and opportunistically acquiring new assets to further leverage the Company’s operating platforms.

As described in the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on September 6, 2017, in connection with its evaluation of the Merger and Sponsorship Transaction prior to entry into the Merger Agreement on March 6, 2017, the Company’s Board, the conflicts committee and the Company’s financial advisors reviewed certain unaudited financial forecasts prepared by management. These forecasts were prepared by management in good faith based on management’s reasonable best estimates and assumptions with respect to the Company’s future financial performance at the time they were prepared and speak only as of that time. Among other projections, the Company prepared three cases in connection with the Sponsorship Transaction, including a "Management Sponsor Case." To create the Management Sponsor Case, the Company’s management employed operational, financial and growth assumptions based on its view of the Company under Brookfield’s sponsorship at the time. The Management Sponsor Case was developed using management’s judgment based on industry knowledge and expertise. Brookfield did not provide its own projections, but offered its view on certain assumptions over a five-year forecast period, which the Company's management considered in preparing the Management Sponsor Case. The Management Sponsor Case did not reflect the information described above. If such information had been taken into account, the projected financial results over the forecast period in the Management Sponsor Case could have been different. The inclusion, discussion or description of forecasts or projections should not be regarded as an indication that the Company considers those forecasts or projections to be a reliable prediction of future results.

Changes within Our Portfolio

The following table provides an overview of the changes within our portfolio from December 31, 2016 through June 30, 2017:

		Net Nameplate Capacity (MW)[1]		Weighted Average Remaining Duration of PPA (Years)[2]
	Facility Type		Number of Sites
Description
Total Portfolio as of December 31, 2016		2,983.1	2,503	15
Sale of U.K. Utility Solar Portfolio	Solar	(208.4)	(14)	(13)
Sale of Fairwinds & Crundale	Solar	(55.9)	(2)	(12)
Sale of Stonehenge Q1	Solar	(41.2)	(3)	(12)
Sale of Stonehenge Operating	Solar	(23.6)	(3)	(11)
Sale of Says Court	Solar	(19.8)	(1)	(12)
Sale of Crucis Farm	Solar	(16.1)	(1)	(12)
Sale of Resi 2015 Portfolio 1	Solar	(8.9)	(1,246)	(18)
Sale within Resi 2014 Portfolio 1	Solar	(2.5)	(666)	(15)
Total Portfolio as of June 30, 2017		2,606.7	567	14
——————

(1)	Net nameplate capacity represents the maximum generating capacity at standard test conditions of a facility multiplied by the Company's percentage of economic ownership of that facility after taking into account any redeemable preference shares and stockholder loans the
Company holds. Our percentage of economic ownership is subject to change in future periods for certain facilities.

(2)	Calculated as of December 31, 2016 and June 30, 2017, respectively.

Our Portfolio

Our current portfolio consists of renewable energy facilities located in the United States (including Puerto Rico), Canada, Chile and the United Kingdom with a combined nameplate capacity of 2,606.7 MW as of June 30, 2017. These renewable energy facilities generally have long-term power purchase agreements ("PPAs") with creditworthy counterparties. Our PPAs have a weighted average (based on MW) remaining life of 14 years as of June 30, 2017.

The following table lists the renewable energy facilities that comprise our portfolio as of June 30, 2017:

Facility Category / Portfolio	Location	Nameplate Capacity (MW)	Net Nameplate Capacity (MW)[1]	Number of Sites	Weighted Average Remaining Duration of PPA (Years)[2]	Counterparty Credit Rating[3]
Solar Distributed Generation:
CD DG Portfolio	U.S.	77.8	77.8	42	16	A- / A1
DG 2015 Portfolio 2	U.S.	48.1	48.1	30	19	AA- / Aa2
U.S. Projects 2014	U.S.	45.4	45.4	41	17	AA- / A1
DG 2014 Portfolio 1	U.S.	44.0	44.0	46	18	AA- / Aa2
TEG	U.S.	33.8	32.0	56	13	AA- / Aa2
HES	U.S.	25.2	25.2	67	12	AA / Aa2
MA Solar	U.S.	21.1	21.1	4	24	AA / Aaa
Summit Solar Projects	U.S.	19.6	19.6	50	10	AA+ / Aa1
U.S. Projects 2009-2013	U.S.	15.2	15.2	73	13	A / A1
SUNE XVIII	U.S.	16.1	16.1	21	19	AAA / Aaa
California Public Institutions	U.S.	13.5	7.0	5	17	AA- / Aa3
Enfinity	U.S.	13.2	13.2	15	15	A- / A2
MA Operating	U.S.	12.2	12.2	4	16	AA+ / Aa2
Duke Operating	U.S.	10.0	10.0	3	13	A- / A1
SunE Solar Fund X	U.S.	8.8	8.8	12	14	AA+ / Aa1
Summit Solar Projects	Canada	3.8	3.8	7	15	NR / Aa2
MPI	Canada	4.7	4.7	13	17	NR / Aa2
Resi 2014 Portfolio 1	U.S.	0.3	0.3	34	14	NR / NR
Total Solar Distributed Generation		412.8	404.5	523	16	AA- / Aa3

Solar Utility:
Mt. Signal	U.S.	265.8	265.8	1	22	A+ / Aa2
Regulus Solar	U.S.	81.6	81.6	1	17	BBB+ / A3
Blackhawk Solar Portfolio	U.S.	72.8	72.8	10	20	AA+ / Aa2
North Carolina Portfolio	U.S.	26.4	26.4	4	12	A / Aa2
Atwell Island	U.S.	23.5	23.5	1	21	A- / A2
Nellis	U.S.	14.0	14.0	1	10	NR / NR
Alamosa	U.S.	8.2	8.2	1	10	A- / A3
CalRENEW-1	U.S.	6.3	6.3	1	13	A- / A2
Northern Lights	Canada	25.4	25.4	2	16	NR / Aa2
Marsh Hill	Canada	18.5	18.5	1	18	NR / Aa2
SunE Perpetual Lindsay	Canada	15.5	15.5	1	17	NR / Aa2
Norrington	U.K.	11.1	11.1	1	12	A- / Baa1
CAP	Chile	101.6	101.6	1	17	BB+ / NR
Total Solar Utility		670.7	670.7	26	19	A / Aa3

Facility Category / Portfolio	Location	Nameplate Capacity (MW)	Net Nameplate Capacity (MW)[1]	Number of Sites	Weighted Average Remaining Duration of PPA (Years)[2]	Counterparty Credit Rating[3]
Wind Utility:
South Plains I	U.S.	200.0	200.0	1	11	BBB+ / A3
California Ridge	U.S.	217.1	195.6	1	15	AA+ / Aaa
Bishop Hill	U.S.	211.4	190.5	1	15	AA+ / Aaa
Rattlesnake	U.S.	207.2	186.7	1	11	BBB+ / Baa1
Prairie Breeze	U.S.	200.6	180.7	1	22	AA / Aa2
Cohocton	U.S.	125.0	125.0	1	3	BBB+ / Baa1
Stetson I & II	U.S.	82.5	82.5	2	3	BBB / Baa2
Rollins	U.S.	60.0	60.0	1	14	A- / A2
Mars Hill	U.S.	42.0	42.0	1	3	A+ / Aa2
Sheffield	U.S.	40.0	40.0	1	11	A+ / NR
Bull Hill	U.S.	34.5	34.5	1	10	A / A2
Kaheawa Wind Power I	U.S.	30.0	30.0	1	9	BBB- / NR
Kahuku	U.S.	30.0	30.0	1	14	BBB- / Baa2
Kaheawa Wind Power II	U.S.	21.0	21.0	1	15	BBB- / NR
Steel Winds I & II	U.S.	35.0	35.0	2	3	BBB+ / A3
Raleigh	Canada	78.0	78.0	1	14	NR / Aa2
Total Wind Utility		1,614.3	1,531.5	18	12	A / A1

Total Renewable Energy Facilities		2,697.8	2,606.7	567	14	A / Aa3
———

(1)	Net nameplate capacity represents the maximum generating capacity at standard test conditions of a facility multiplied by the Company's percentage of economic ownership of that facility after taking into account any redeemable preference shares and stockholder loans the
Company holds. Our percentage of economic ownership is subject to change in future periods for certain facilities.

(2)	Calculated as of June 30, 2017.

(3)
Represents counterparty credit rating issued by S&P and/or Moody's as of August 18, 2017. The percentage of counterparties based on MW that are rated by S&P and/or Moody's for our utility-scale Blackhawk Solar Portfolio, which has multiple counterparties, is 42%. The percentage of counterparties based on MW that are rated by S&P and/or Moody's for our distributed generation portfolios with multiple counterparties is as follows:

•	CD DG Portfolio: 99%

•	DG 2014 Portfolio 1: 81%

•	DG 2015 Portfolio 2: 85%

•	Enfinity: 96%

•	HES: 78%

•	TEG: 84%

•	MA Solar: 72%

•	Summit Solar Projects (U.S.): 78%

•	SunE Solar Fund X: 78%

•	SUNE XVIII: 53%

•	U.S. Projects 2009-2013: 76%

•	U.S. Projects 2014: 94%

Call Right Projects

We entered into a project support agreement with SunEdison in connection with our initial public offering (the "Support Agreement"), which required SunEdison to offer us additional qualifying projects from its development pipeline that represented at least $175.0 million of cash available for distribution. In addition, in connection with our acquisition of certain operating renewable energy facilities from First Wind in January of 2015, we entered into an agreement with SunEdison (the "Intercompany Agreement") pursuant to which we were granted the option to purchase additional renewable energy facilities in the First Wind pipeline from SunEdison.

Subject to the satisfaction of the conditions to the effectiveness of the settlement agreement that we entered into with SunEdison on March 6, 2017 (the "Settlement Agreement"), the Support Agreement and Intercompany Agreement will be rejected as part of the Settlement Agreement without further liability, claims or damages on the part of the Company. At the closing of the Merger, however, we expect to enter into a relationship agreement with Brookfield pursuant to which Brookfield and its affiliates will provide the Company with a right of first offer on certain operating wind and solar assets that are owned by Brookfield and its affiliates and are located in North America and certain other Western European nations.

We believe we continue to maintain a call right over 0.5 GW (net) of interests in operating wind power plants that are owned by a warehouse vehicle that was owned and arranged by SunEdison (the "AP Warehouse"). SunEdison has sold its equity interest in the AP Warehouse to an unaffiliated third party.

Key Metrics

Operating Metrics

Net nameplate capacity

We measure the electricity-generating production capacity of our renewable energy facilities in net nameplate capacity. Rated capacity is the expected maximum output a power generation system can produce without exceeding its design limits. Net nameplate capacity is the rated capacity of all of the renewable energy facilities we own adjusted to reflect our economic ownership of joint ventures and similar power generation facilities. We measure net nameplate capacity for solar generation facilities in MW (DC) and for wind power plants in MW (AC). The size of our renewable energy facilities varies significantly among the assets comprising our portfolio. We believe the combined net nameplate capacity of our portfolio is indicative of our overall production capacity and period to period comparisons of our net nameplate capacity are indicative of the growth rate of our business. Our renewable energy facilities had an aggregate net nameplate capacity of 2,606.7 MW as of June 30, 2017.

Gigawatt hours sold

Gigawatt hours sold refers to the actual volume of electricity sold by our renewable energy facilities during a particular period. We track gigawatt hours sold as an indicator of our ability to realize cash flows from the generation of electricity at our renewable energy facilities. Our GWh sold for solar generation facilities for the three and six months ended June 30, 2017 were 602.9 GWh and 1,009.1 GWh, respectively, as compared to 701.6 GWh and 1,171.4 GWh for the same periods in the prior year. Our GWh sold for wind power plants for the three and six months ended June 30, 2017 were 1,410.4 GWh and 3,036.2 GWh, respectively, as compared to 1,336.0 GWh and 2,938.3 GWh for the same periods in the prior year.

Consolidated Results of Operations

The amounts shown in the table below represent the results of TerraForm Power, which consolidates Terra LLC through its controlling interest. The results of the Company include the operating results of Terra LLC for the three and six months ended June 30, 2017 and $1.8 million and $3.3 million of stock-based compensation expense, respectively, which is reflected in the operating results of TerraForm Power. Stock-based compensation expense of $0.9 million and $1.3 million is included in the operating results of TerraForm Power for the same periods in the prior year, respectively. The following table illustrates the unaudited condensed consolidated results of operations for the three and six months ended June 30, 2017 compared to the same periods in the prior year:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2017	2016	2017	2016
Operating revenues, net	$170,367	$187,301	$321,502	$341,218
Operating costs and expenses:
Cost of operations	32,205	31,518	66,543	61,714
Cost of operations - affiliate	3,427	8,903	9,025	15,749
General and administrative expenses	41,255	21,057	77,980	38,240
General and administrative expenses - affiliate	3,282	2,234	4,701	7,671
Acquisition and related costs	—	—	—	2,743
Impairment of renewable energy facilities	1,429	—	1,429	—
Depreciation, accretion and amortization expense	63,222	61,031	124,209	120,038
Total operating costs and expenses	144,820	124,743	283,887	246,155
Operating income	25,547	62,558	37,615	95,063
Other expenses (income):
Interest expense, net	68,205	101,299	136,517	170,293
Gain on sale of renewable energy facilities	(37,116)	—	(37,116)	—
(Gain) loss on foreign currency exchange, net	(5,204)	4,741	(4,617)	248
Loss on receivables - affiliate	—	—	—	845
Other expenses (income), net	1,773	(423)	2,133	144
Total other expenses, net	27,658	105,617	96,917	171,530
Loss before income tax (benefit) expense	(2,111)	(43,059)	(59,302)	(76,467)
Income tax (benefit) expense	(1,431)	1,878	(2,349)	1,975
Net loss	(680)	(44,937)	(56,953)	(78,442)
Less: Net income attributable to redeemable non-controlling interests	10,524	9,187	11,359	11,732
Less: Net loss attributable to non-controlling interests	(18,629)	(33,217)	(43,968)	(68,786)
Net income (loss) attributable to Class A common stockholders	$7,425	$(20,907)	$(24,344)	$(21,388)

Three Months Ended June 30, 2017 Compared to Three Months Ended June 30, 2016

Operating revenues, net for the three months ended June 30, 2017 and 2016 were as follows:

	Three Months Ended June 30,
(In thousands, other than MW data)	2017	2016	Change
Energy:
Solar	$66,219	$78,465	$(12,246)
Wind	61,846	61,457	389
Incentives including affiliates:
Solar	35,266	39,122	(3,856)
Wind	7,036	8,257	(1,221)
Total operating revenues, net	$170,367	$187,301	$(16,934)

GWh sold:
Solar	602.9	701.6
Wind	1,410.4	1,336.0
Total GWh sold	2,013.3	2,037.6

Net nameplate capacity (MW):
Solar	1,075.2	1,451.6
Wind	1,531.5	1,531.5
Total net nameplate capacity (MW)	2,606.7	2,983.1

Energy revenues decreased by $11.9 million during the three months ended June 30, 2017, compared to the same period in 2016, due to:

(In thousands)	Solar	Wind	Total
Sale of renewable energy systems in the second quarter of 2017	$(4,622)	$—	$(4,622)
Lower Distributed Generation solar resource	(1,826)	—	(1,826)
Lower availability of our solar fleet due primarily to temporary operating issues	(776)	—	(776)
Lower Utility solar resource	(3,846)	—	(3,846)
Higher Utility wind resource	—	3,566	3,566
Challenged market conditions in Texas	—	(3,560)	(3,560)
Favorable market conditions in New York	—	863	863
Unrealized gain on commodity contract derivatives	—	670	670
Impact of changes in foreign currency exchange rates	(498)	(916)	(1,414)
Other	(678)	(234)	(912)
	$(12,246)	$389	$(11,857)

Incentive revenue decreased by $5.1 million during the three months ended June 30, 2017, compared to the same period in 2016, due to:

(In thousands)	Solar	Wind	Total
Timing of contracting incentives	$6,731	$(1,221)	$5,510
Sale of renewable energy systems in the second quarter of 2017	(6,419)	—	(6,419)
Lower distributed generation solar resource	(3,193)	—	(3,193)
Lower revenue in the U.K. due to weakening of the GBP	(671)	—	(671)
Other	(304)	—	(304)
	$(3,856)	$(1,221)	$(5,077)

Costs of Operations

Costs of operations for the three months ended June 30, 2017 and 2016 were as follows:

	Three Months Ended June 30,
(In thousands)	2017	2016	Change
Cost of operations:
Solar	$9,352	$7,255	$2,097
Wind	22,853	24,263	(1,410)
Cost of operations - affiliate:
Solar	2,783	7,863	(5,080)
Wind	644	1,040	(396)
Total cost of operations	$35,632	$40,421	$(4,789)

Cost of operations increased by $0.7 million during the three months ended June 30, 2017, compared to the same period in 2016, due to:

(In thousands)	Solar	Wind	Total
Lower spare parts inventory costs and repairs and maintenance costs during the period	$—	$(4,662)	(4,662)
Loss on disposals of property and equipment resulting from planned replacement of major components at certain of our wind power plants	—	2,245	2,245
Increase in cost of operations as a result of transitioning away from SunEdison for O&M and asset management services	2,097	1,007	3,104
	$2,097	$(1,410)	$687

Cost of operations - affiliate decreased by $5.5 million during the three months ended June 30, 2017, compared to the same period in 2016, due to:

(In thousands)	Solar	Wind	Total
Decrease in cost of operations - affiliate due to transitioning away from SunEdison for O&M and asset management services for certain of our renewable energy facilities	$(5,080)	$(396)	$(5,476)

General and Administrative Expenses

General and administrative expenses for the three months ended June 30, 2017 and 2016 were as follows:

	Three Months Ended June 30,
(In thousands)	2017	2016	Change
General and administrative expenses:
Solar	$4,244	$4,990	$(746)
Wind	881	91	790
Corporate	36,130	15,976	20,154
General and administrative expenses - affiliate:
Corporate	3,282	2,234	1,048
Total general and administrative expenses	$44,537	$23,291	$21,246

General and administrative expenses increased by $20.2 million compared to the three months ended June 30, 2016, and general and administrative expenses - affiliate increased by $1.0 million compared to the three months ended June 30, 2016 due to:

(In thousands)	General and administrative expenses	General and administrative expenses - affiliate
Higher professional fees for legal, accounting, and advisory services resulting from transition to standalone operations, the Merger and obtaining waivers for non-recourse debt defaults	$18,815	$—
Increase in salaries and benefits costs due to directly hiring and retaining former employees of SunEdison who provided dedicated services to the Company	483	—
Increase in stock-based compensation expense due to new awards combined with the impact of higher forfeitures in the same period in the prior year	900	368
Increase in the management and administrative services provided by SunEdison	—	680
Total change	$20,198	$1,048

Pursuant to the management services agreement ("MSA"), SunEdison agreed to provide or arrange for other service providers to provide management and administrative services including legal, accounting, tax, treasury, project finance, information technology, insurance, employee benefit costs, communications, human resources and procurement to the Company. Subsequent to the SunEdison Bankruptcy, SunEdison continued to provide some management and administrative services to the Company, including employee compensation and benefit costs, human resources, information technology and communications, but stopped providing (or reimbursing the Company for) other services pursuant to the MSA. The MSA will be rejected as part of the Settlement Agreement entered into with SunEdison, and the Company will be deemed to have no liability, damages or claims arising out of the rejection of the MSA.

Pursuant to the TerraForm Power, Inc. 2014 Second Amended and Restated Long-Term Incentive Plan and individual employee incentive grant agreements, if the Company's strategic initiatives result in a change in control, or if the SunEdison Bankruptcy results in a liquidation event for SunEdison, all outstanding equity awards will vest, which would result in a significant charge for stock-based compensation expense in such period. As of June 30, 2017, the Company had $9.6 million of unrecognized compensation expense related to outstanding equity awards.

Impairment of Renewable Energy Facilities

As discussed in Note 2 Assets Held for Sale, the Company began exploring a sale and sold its remaining 0.3 MW of residential assets (that were not classified as held for sale as of December 31, 2016) during the third quarter of 2017. These assets did not meet the criteria for held for sale classification as of June 30, 2017 but the Company determined that certain impairment indicators were present and as a result recognized an impairment charge of $1.4 million within impairment of renewable energy facilities in the unaudited condensed consolidated statement of operations for the three months ended June 30, 2017.

Depreciation, Accretion and Amortization Expense

Depreciation, accretion and amortization expense increased by $2.2 million during the three months ended June 30, 2017, compared to the same period in 2016. This increase was primarily the result of a change in the estimated useful lives of major components of our wind power plants, which was effective October 1, 2016, and the impact of capital additions placed in service subsequent to the second quarter of 2016.

Interest Expense, Net

	Three Months Ended June 30,
(In thousands)	2017	2016	Change
Corporate-level	$26,933	$29,706	$(2,773)
Non-recourse:
Solar	19,942	48,915	(28,973)
Wind	21,330	22,678	(1,348)
Total interest expense, net	$68,205	$101,299	$(33,094)

Interest expense, net decreased by $33.1 million during the three months ended June 30, 2017, compared to the same period in 2016, primarily due to discontinued hedge accounting for U.K. portfolio's interest rate swaps in second quarter of 2016 and a decrease in the outstanding principal balance under the Revolver. During the second quarter of 2016, the Company discontinued hedge accounting for interest rate swaps that were previously designated as cash flow hedges of the forecasted interest payments pertaining to variable rate project debt in the U.K. portfolio. This resulted in the reclassification of $16.9 million of losses from accumulated other comprehensive income into interest expense. Subsequent to the discontinuation of hedge accounting, the Company recognized additional unrealized losses of $13.7 million pertaining to these interest rate swaps during the second quarter of 2016 that were also reported in interest expense. During the three months ended June 30, 2017, we reported $1.8 million of interest expense related to interest rate swap derivatives not designated as hedges within interest expense, net in the unaudited condensed consolidated statement of operations. The impact of lower interest expense of the U.K. portfolio and the Revolver was partially offset by higher interest expense resulting from increased project-level indebtedness primarily due to new non-recourse loan financing secured by approximately 59 MW of utility-scale solar power plants located in Canada as discussed in Note 6. Long-term Debt to our unaudited condensed consolidated financial statements.

Gain on Sale of Renewable Energy Facilities

As discussed in Note 2. Assets Held for Sale, on May 11, 2017, the Company announced that Terra Operating LLC completed its previously announced sale of the U.K. Portfolio to Vortex Solar UK Limited, a renewable energy platform managed by the private equity arm of EFG Hermes, an investment bank. The Company recognized a gain on the sale of $37.1 million within gain on sale of renewable energy facilities in the unaudited condensed consolidated statement of operations for the three months ended June 30, 2017. The Company has retained 11.1 MW of solar assets in the U.K.

Gain on Foreign Currency Exchange, net

We incurred a net gain on foreign currency exchange of $5.2 million for the three months ended June 30, 2017, primarily due to a $5.5 million unrealized gain on the remeasurement of intercompany loans, which are primarily denominated in British pounds, offset by $0.3 million of realized and unrealized net losses on foreign currency derivatives.

Other Expenses (Income), net

Other expenses, net was $1.8 million for the three months ended June 30, 2017 as compared to other income, net of $0.4 million during the same period in 2016. The change and amounts are considered inconsequential.

Income Tax (Benefit) Expense

Income tax benefit was $1.4 million for the three months ended June 30, 2017, compared to income tax expense of $1.9 million during the same period in 2016. For the three months ended June 30, 2017, and the three months ended June 30, 2016, the overall effective tax rate was different than the statutory rate of 35% primarily due to the recording of a valuation allowance on certain tax benefits attributed to the Company, loss allocated to non-controlling interests and the effect of state taxes. As of June 30, 2017, most jurisdictions are in a net deferred tax asset position. A valuation allowance is recorded against the deferred tax assets primarily because of the history of losses in those jurisdictions.

Net Income (Loss) Attributable to Non-Controlling Interests

Net loss attributable to non-controlling, interests including redeemable non-controlling interests, was $8.1 million for the three months ended June 30, 2017. This was the result of $4.8 million of income attributable to SunEdison's interest in Terra LLC's net income during the three months ended June 30, 2017 offset by a $12.9 million loss attributable to project-level tax equity partnerships. Net loss attributable to non-controlling interests, including redeemable non-controlling interests, was $24.0 million for the three months ended June 30, 2016. This was the result of a $10.6 million loss attributable to SunEdison's interest in Terra LLC's net loss during the three months ended June 30, 2016 and a $13.5 million loss attributable to project-level tax equity partnerships.

Six Months Ended June 30, 2017 Compared to Six Months Ended June 30, 2016

Operating revenues, net for the six months ended June 30, 2017 and 2016 were as follows:

	Six Months Ended June 30,
(In thousands, other than MW data)	2017	2016	Change
Energy:
Solar	$108,530	$126,236	$(17,706)
Wind	138,801	134,877	3,924
Incentives including affiliates:
Solar	58,956	62,498	(3,542)
Wind	15,215	17,607	(2,392)
Total operating revenues, net	$321,502	$341,218	$(19,716)

GWh sold:
Solar	1,009.1	1,171.4
Wind	3,036.2	2,938.3
Total GWh sold	4,045.3	4,109.7

Net nameplate capacity (MW):
Solar	1,075.2	1,451.6
Wind	1,531.5	1,531.5
Total net nameplate capacity (MW)	2,606.7	2,983.1

Energy revenues decreased by $13.8 million during the six months ended June 30, 2017, compared to the same period in 2016, due to:

(In thousands)	Solar	Wind	Total
Sale of renewable energy systems in the second quarter of 2017	$(4,622)	$—	$(4,622)
Lower Distributed Generation solar resource	(3,127)	—	(3,127)
Lower availability of our solar fleet due primarily to temporary operating issues	(2,230)	—	(2,230)
Lower Utility solar resource	(5,568)	—	(5,568)
Higher Utility wind resource	—	5,651	5,651
Challenged market conditions in Texas	—	(5,579)	(5,579)
Favorable market conditions in New York	—	863	863
Unrealized gain on commodity contract derivatives	—	2,549	2,549
Impact of changes in foreign currency exchange rates	(1,530)	—	(1,530)
Other	(629)	440	(189)
	$(17,706)	$3,924	$(13,782)

Incentive revenue decreased by $5.9 million during the six months ended June 30, 2017, compared to the same period in 2016, due to:

(In thousands)	Solar	Wind	Total
Timing of contracting incentives	$6,409	$(2,392)	$4,017
Sale of renewable energy systems in the second quarter of 2017	(6,419)	—	(6,419)
Lower distributed generation solar resource	(4,476)	—	(4,476)
Lower revenue in the U.K. due to weakening of the GBP	(2,009)	—	(2,009)
Acquisitions of renewable energy systems from SunEdison during 2015 and the first quarter of 2016	1,778	—	1,778
Increase in deferred revenue recognition related to the upfront sale of investment tax credits to non-controlling interest members	1,292	—	1,292
Other	(117)	—	(117)
	$(3,542)	$(2,392)	$(5,934)

Costs of Operations

Costs of operations for the six months ended June 30, 2017 and 2016 were as follows:

	Six Months Ended June 30,
(In thousands)	2017	2016	Change
Cost of operations:
Solar	$19,705	$16,912	$2,793
Wind	46,838	44,802	2,036
Cost of operations - affiliate:
Solar	6,594	13,677	(7,083)
Wind	2,431	2,072	359
Total cost of operations	$75,568	$77,463	$(1,895)

Cost of operations increased by $4.8 million during the six months ended June 30, 2017, compared to the same period in 2016, due to:

(In thousands)	Solar	Wind	Total
Lower spare parts inventory costs and repairs and maintenance costs during the period	$—	$(2,825)	$(2,825)
Loss on disposals of property and equipment resulting from planned replacement of major components at certain of our wind power plants	—	3,684	3,684
Increase in cost of operations as a result of transitioning away from SunEdison for O&M and asset management services	2,793	1,177	3,970
	$2,793	$2,036	$4,829

Cost of operations - affiliate decreased by $6.7 million during the six months ended June 30, 2017, compared to the same period in 2016, due to:

(In thousands)	Solar	Wind	Total
Decrease in cost of operations - affiliate due to transitioning away from SunEdison for O&M and asset management services for certain of our renewable energy facilities	$(7,749)	$(207)	$(7,956)
Additional costs incurred in connection with transition services agreements entered into with SunEdison in the first quarter of 2017	666	566	1,232
	$(7,083)	$359	$(6,724)

General and Administrative Expenses

General and administrative expenses for the six months ended June 30, 2017 and 2016 were as follows:

	Six Months Ended June 30,
(In thousands)	2017	2016	Change
General and administrative expenses:
Solar	$5,038	$7,835	$(2,797)
Wind	1,078	621	457
Corporate	71,864	29,784	42,080
General and administrative expenses - affiliate:
Corporate	4,701	7,671	(2,970)
Total general and administrative expenses	$82,681	$45,911	$36,770

General and administrative expenses increased by $39.7 million compared to the six months ended June 30, 2016, and general and administrative expenses - affiliate decreased by $3.0 million compared to the six months ended June 30, 2016 due to:

(In thousands)	General and administrative expenses	General and administrative expenses - affiliate
Higher professional fees for legal, accounting, and advisory services resulting from transition to standalone operations, the Merger and obtaining waivers for non-recourse debt defaults	$31,024	$—
Increase in salaries and benefits costs due to directly hiring and retaining former employees of SunEdison who provided dedicated services to the Company	8,338	—
Decrease in bad debt expense resulting from a reduction of the reserve	(1,603)	—
Increase in stock-based compensation expense due to new awards combined with the impact of higher forfeitures in the same period in the prior year	1,981	773
Decrease in the management and administrative services provided by SunEdison subsequent to the Bankruptcy	—	(3,743)
Total change	$39,740	$(2,970)

Pursuant to the MSA, SunEdison agreed to provide or arrange for other service providers to provide management and administrative services including legal, accounting, tax, treasury, project finance, information technology, insurance, employee benefit costs, communications, human resources and procurement to the Company. Subsequent to the SunEdison Bankruptcy, SunEdison continued to provide some management and administrative services to the Company, including employee compensation and benefit costs, human resources, information technology and communications, but stopped providing (or reimbursing the Company for) other services pursuant to the MSA. The MSA will be rejected as part of the Settlement Agreement entered into with SunEdison, and the Company will be deemed to have no liability, damages or claims arising out of the rejection of the MSA.

Pursuant to the TerraForm Power, Inc. 2014 Second Amended and Restated Long-Term Incentive Plan and individual employee incentive grant agreements, if the Company's strategic initiatives result in a change in control, or if the SunEdison Bankruptcy results in a liquidation event for SunEdison, all outstanding equity awards will vest, which would result in a significant charge for stock-based compensation expense in such period. As of June 30, 2017, the Company had $9.6 million of unrecognized compensation expense related to outstanding equity awards.

Impairment of Renewable Energy Facilities

As discussed in Note 2 Assets Held for Sale, the Company began exploring a sale and sold its remaining 0.3 MW of residential assets (that were not classified as held for sale as of December 31, 2016) during the third quarter of 2017. These assets did not meet the criteria for held for sale classification as of June 30, 2017 but the Company determined that certain impairment indicators were present and as a result recognized an impairment charge of $1.4 million within impairment of renewable energy facilities in the unaudited condensed consolidated statement of operations for six months ended June 30, 2017.

Depreciation, Accretion and Amortization Expense

Depreciation, accretion and amortization expense increased by $4.2 million during the six months ended June 30, 2017, compared to the same period in 2016. This increase was primarily the result of a change in the estimated useful lives of the major components of our wind power plants, which was effective October 1, 2016 and the impact of capital additions placed in service subsequent to the second quarter of 2016. These increases were partially offset by a reduction in depreciation, accretion and amortization expense related to the classification of our U.K. Portfolio assets as held for sale as of the end of the first quarter of 2016.

Interest Expense, Net

	Six Months Ended June 30,
(In thousands)	2017	2016	Change
Corporate-level	$54,765	$59,219	$(4,454)
Non-recourse:
Solar	39,523	67,345	(27,822)
Wind	42,229	43,729	(1,500)
Total interest expense, net	$136,517	$170,293	$(33,776)

Interest expense, net decreased by $33.8 million during the six months ended June 30, 2017, compared to the same period in 2016, primarily due to discontinued hedge accounting for U.K. portfolio's interest rate swaps in second quarter of 2016 and a decrease in the outstanding principal balance under the Revolver. During the second quarter of 2016, the Company discontinued hedge accounting for interest rate swaps that were previously designated as cash flow hedges of the forecasted interest payments pertaining to variable rate project debt in the U.K. portfolio. This resulted in the reclassification of $16.9 million of losses from accumulated other comprehensive income into interest expense. Subsequent to the discontinuation of hedge accounting, the Company recognized additional unrealized losses of $13.7 million pertaining to these interest rate swaps during the second quarter of 2016 that were also reported in interest expense. During the six months ended June 30, 2017, we reported $3.2 million of interest expense related to interest rate swap derivatives not designated as hedges within interest expense, net in the unaudited condensed consolidated statement of operations. The impact of lower interest expense of the U.K. portfolio and the Revolver was partially offset by higher interest expense resulting from increased project-level indebtedness primarily due to new non-recourse loan financing secured by approximately 59 MW of utility-scale solar power plants located in Canada as discussed in Note 6. Long-term Debt to our unaudited condensed consolidated financial statements.

Gain on Sale of Renewable Energy Facilities

As discussed in Note 2. Assets Held for Sale, on May 11, 2017, the Company announced that Terra Operating LLC completed its previously announced sale of the U.K. Portfolio to Vortex Solar UK Limited, a renewable energy platform managed by the private equity arm of EFG Hermes, an investment bank. The Company recognized a gain on the sale of $37.1 million within gain on sale of renewable energy facilities in the unaudited condensed consolidated statement of operations for the six months ended June 30, 2017. The Company has retained 11.1 MW of solar assets in the U.K.

Gain on Foreign Currency Exchange, net

We incurred a net gain on foreign currency exchange of $4.6 million for the six months ended June 30, 2017, driven by a $5.2 million unrealized gain on the remeasurement of intercompany loans, which are primarily denominated in British pounds, offset by $0.6 million of realized and unrealized net losses on foreign currency derivatives.

Other Expenses (Income), net

Other expenses, net was $2.1 million for the six months ended June 30, 2017 as compared to other expenses, net of $0.1 million during the same period in 2016. The change and amounts are considered inconsequential.

Income Tax (Benefit) Expense

Income tax benefit was $2.3 million for the six months ended June 30, 2017, compared to income tax expense of $2.0 million during the same period in 2016. For the six months ended June 30, 2017, and the six months ended June 30, 2016, the overall effective tax rate was different than the statutory rate of 35% primarily due to the recording of a valuation allowance on certain tax benefits attributed to the Company, loss allocated to non-controlling interests and the effect of state taxes. As of June 30, 2017, most jurisdictions are in a net deferred tax asset position. A valuation allowance is recorded against the deferred tax assets primarily because of the history of losses in those jurisdictions.

Net Loss Attributable to Non-Controlling Interests

Net loss attributable to non-controlling interests, including redeemable non-controlling interests, was $32.6 million for the six months ended June 30, 2017. This was the result of a $11.0 million loss attributable to SunEdison's interest in Terra LLC's net loss during the six months ended June 30, 2017 and a $21.6 million loss attributable to project-level tax equity partnerships. Net loss attributable to non-controlling interests, including redeemable non-controlling interests, was $57.1 million for the six months ended June 30, 2016. This was the result of a $10.6 million loss attributable to SunEdison's interest in Terra LLC's net loss during the six months ended June 30, 2016 and a $46.5 million loss attributable to project-level tax equity partnerships.

Liquidity and Capital Resources

Our principal liquidity requirements are to finance current operations, service our debt and to fund future cash dividends to our investors. We will also use capital in the future to finance expansion capital expenditures and acquisitions. Our operations are financed by internally generated cash flows as well as corporate and/or project-level borrowings to satisfy operating and capital expenditure requirements. As a normal part of our business, depending on market conditions, we will from time to time consider opportunities to repay, redeem, repurchase or refinance our indebtedness. Changes in our operating plans, lower than anticipated electricity sales, increased expenses, inability to distribute funds from our projects as a result of defaults under project-level financing arrangements, actions of SunEdison and other third parties, acquisitions, the consequences of the SunEdison Bankruptcy or other events may cause us to seek additional debt or equity financing in future periods. There can be no guarantee that financing will be available on acceptable terms or at all. Debt financing, if available, could impose additional cash payment obligations and additional covenants and operating restrictions that may negatively impact our business, operations and financial condition. Equity financing, if any, could result in the dilution of our existing stockholders and make it more difficult for us to pay or increase dividends.

Liquidity Position

Total corporate liquidity, or liquidity available for corporate use, as of June 30, 2017 and December 31, 2016 was $673.3 million and $511.9 million, respectively. Corporate liquidity excludes $30.6 million and $57.6 million, respectively, of unrestricted cash held at our project subsidiaries, which was available for project expenses but not available for corporate use.

Total liquidity as of June 30, 2017 and December 31, 2016 was $703.9 million and $569.5 million, respectively, and was comprised of the following:

(In thousands)	June 30, 2017	December 31, 2016
Unrestricted corporate cash	$638,268	$478,357
Project-level distributable cash	22,976	29,383
Revolver availability	12,053	4,133
Total corporate liquidity	673,297	511,873
Other project-level unrestricted cash	30,602	57,593
Total liquidity	$703,899	$569,466

In conjunction with a consent agreement that we entered into in September of 2016 with the Administrative Agent and other parties to the Revolver and as a result of our election in February of 2017 to increase the principal amount of the credit facility described in the "Canada project-level financing" section of Note 6. Long-term Debt to our unaudited condensed consolidated financial statements, we repaid $5.0 million of Revolver indebtedness on March 6, 2017 and permanently reduced the revolving commitments and borrowing capacity by such amount. In conjunction with entering into the eleventh amendment to the terms of the Revolver, we further repaid $50.0 million of revolving loans outstanding under the Revolver on May 3, 2017 and permanently reduced the revolving commitments and borrowing capacity by this amount. After giving effect to these transactions, the total borrowing capacity under the Revolver was $570.0 million as of June 30, 2017. As discussed in Recent Developments above, on July 25, 2017, we repaid an additional $150.0 million of Revolver indebtedness, a portion of which was paid using proceeds we received from the sale of the U.K. Portfolio. There was no reduction in revolving commitments and borrowing capacity as a result of this repayment. On August 10, 2017, the Company entered into a twelfth amendment to the terms of the Revolver, under which we agreed to permanently reduce the commitments under the Revolver by $50.0 million. After giving effect to this reduction in revolving commitments, the total borrowing capacity under the Revolver was $520.0 million as of such date. On September 27, 2017, we repaid an additional $70.0 million of Revolver indebtedness. There was no reduction in revolving commitments and borrowing capacity as a result of this repayment.

During 2016, we experienced defaults under most of our non-recourse financing agreements as a result of the SunEdison Bankruptcy and delays in the delivery of 2015 audited financial statements for certain project-level subsidiaries, which caused $33.1 million of cash held at project subsidiaries to be trapped from future distribution as of December 31, 2016 (excluding $34.0 million of trapped cash classified as held for sale). During the first quarter of 2017, the Company cured or obtained waivers or temporary forbearances with respect to certain of these defaults and has transitioned, or is working to transition, the project-level services provided by SunEdison Debtors to third parties or in-house to a Company affiliate. However, during the second quarter, the Company experienced additional defaults under most of the same non-recourse financing agreements as a result of the failure to timely complete Company or project-level audits. As a result, trapped cash held at project subsidiaries increased to $80.9 million as of June 30, 2017 (with no amounts classified as held for sale as the sale of the related assets closed in the first half of 2017), which is presented as current restricted cash as the cash balances were subject to distribution restrictions related to debt defaults that existed as of the balance sheet date. The Company filed its Form 10-K for the year ended December 31, 2016 on July 21, 2017 and has substantially completed its project-level audits for fiscal year 2016 as of the date hereof. The Company is working to complete the remaining project-level audits and outstanding project-level quarterly reporting deliverables for 2017 and seeking to obtain waivers for such default and late delivery. If the remaining defaults are not cured or waived, this will further restrict the ability of the relevant project-level subsidiaries to make distributions to us, which may affect our ability to meet certain covenants related to our Revolver and have a material adverse effect on our liquidity position.

In June of 2017, we agreed to make a $100.0 million prepayment in connection with obtaining a waiver for one of our non-recourse portfolio financing arrangements, which is secured by indirect interests in approximately 1,104.3 MW of our renewable energy facilities, consisting of our wind power plants acquired from Invenergy Wind Global LLC and certain other assets. The waiver was obtained to (i) extend the 2016 audited project financial statement deadline under the loan agreement and (ii) waive the change of control default that would arise under the loan agreement as a result of the closing of the Merger until, in the case of the change of control waiver, the date that is the earlier of three months following the closing of the Merger and March 31, 2018. This prepayment was made using a portion of the proceeds the Company received from the sale of the U.K. Portfolio as discussed below in "Sources of Liquidity." On September 27, 2017, the Company made an additional $30.0 million prepayment for this loan. The Company expects to refinance this non-recourse portfolio term loan shortly after the closing of the Merger and prior to the date a change of control default would occur. The Company is considering, among other options, both unsecured and secured corporate indebtedness.

Management believes that our current corporate liquidity position and distributable operating cash flows will be adequate to finance our short-term operating and maintenance capital expenditures and other liquidity commitments, which include the Special Dividend (as discussed and defined in Note 10. Stockholders' Equity to our unaudited condensed consolidated financial statements) of $1.94 per fully diluted share that we expect to pay in connection with the consummation of the Merger and the refinancing of the Revolver we also expect to occur on the consummation of the Merger. As discussed above in the context of current market conditions, management continues to regularly monitor our ability to finance the needs of the operating, financing and investing activities of our business within the dictates of prudent balance sheet management as our long-term growth will require additional capital.

Sources of Liquidity

Our principal sources of liquidity generally include cash on hand, cash generated from operations, borrowings under new and existing financing arrangements and the issuance of additional equity and debt securities as appropriate given market conditions. We are currently limited in our ability to access the capital markets for our debt and equity securities at costs that are attractive to us. We expect that sources of funds that are available to us, including cash on hand and cash generated from our operations, will be adequate to provide for our short-term and long-term liquidity needs. Our ability to meet our debt service obligations and other capital requirements (including capital expenditures), as well as make acquisitions, will depend on our future operating performance which, in turn, will be subject to general economic, financial, business, competitive, legislative, regulatory and other conditions, many of which are beyond our control.

Management can also optimize its portfolio and capital structure by exiting certain markets or selling certain assets if we believe the opportunity would improve stockholder value. As discussed in Note 2. Assets Held for Sale to our unaudited condensed consolidated financial statements, the sale of the U.K. Portfolio closed on May 11, 2017, which provided $199 million of additional liquidity to us, net of $15 million of cash and cash equivalents disposed of with the sale. We also received a combined total of $6.5 million in the second and third quarter of 2017 from the sale of substantially all of our portfolio of residential rooftop solar assets, net of $0.6 million of cash and cash equivalents disposed of with the sale.

Following the closing of the Merger and the completion of related transactions, the Company expects to have significantly less unrestricted corporate cash due to, among other things, the payment of the Special Dividend. In connection with the Merger, certain lenders have committed, upon the terms and subject to the conditions set forth in debt commitment letters provided to Orion Holdings, to provide certain financing to repay, refinance, redeem, defease or otherwise repurchase certain Company indebtedness. The Company intends to pay down and terminate the Revolver concurrently with consummating the Merger through a refinancing transaction. The Company expects to enter into a replacement credit facility with total aggregate commitments of $450.0 million, provided under the commitment letters described above. Any inability to effect such refinancing could have a materially adverse effect on the Company's liquidity and growth strategy. In addition, at or prior to the effective time of the Merger, TerraForm Power will enter into the Sponsor Line Agreement, pursuant to which

Brookfield or its affiliates will commit up to a $500 million secured revolving credit line to TerraForm Power for use to acquire renewable energy assets or for profit improving capital expenditures.

The Company expects to issue additional shares of Class A common stock in connection with the closing of the Merger and Sponsorship Transaction. The issuance of additional equity is expected to result in the dilution of our existing stockholders and make it more difficult for us to pay or increase dividends. Pursuant to the terms of the Settlement Agreement, SunEdison will exchange, effective immediately prior to the effective time of the Merger, all of the shares of Class B common stock and all of the Class B units of Terra LLC held by SunEdison (through certain of its subsidiaries) for 36.9% of the total consideration paid to all Company stockholders in the Merger. Based on the number of shares of Class A common stock and restricted stock units outstanding as of July 31, 2017, the Company estimates that SunEdison will exchange approximately 48.2 million shares of Class B common stock for approximately 48.2 million shares of Class A common stock and will be issued approximately 6.6 million additional shares of Class A common stock. In addition, due to accelerated vesting pursuant to the terms of the Merger and Sponsorship Transaction Agreement, restricted stock units outstanding as of the effective time of the Merger will vest and may be converted into additional shares of Class A common stock as described more fully in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on September 6, 2017.

Uses of Liquidity

Our principal requirements for liquidity and capital resources, other than for operating our business, can generally be categorized by the following: (i) funding acquisitions, if any; (ii) debt service obligations; (iii) wind plant maintenance capital expenditures; and (iii) cash dividends to investors. Generally, once commercial operation is achieved, our solar power plants do not require significant capital expenditures to maintain operating performance.

Funding Acquisitions

Commitments to Acquire Renewable Energy Facilities

We currently do not have any open commitments to acquire renewable energy facilities from third parties or SunEdison other than as described with respect to the Invenergy Wind Option Agreements (see Note 15. Related Parties to our unaudited condensed consolidated financial statements).

Debt Service Obligations

A SunEdison Debtor was a party to or guarantor of a material project agreement, such as asset management or O&M contracts, for most of the Company's non-recourse financing arrangements. As a result of the SunEdison Bankruptcy and delays in delivery of 2015 audited financial statements for the Company and/or certain project-level subsidiaries, among other things, the Company experienced defaults under most of its non-recourse financing agreements in 2016. During the course of 2016 and to date in 2017, the Company cured or obtained waivers or temporary forbearances with respect to most of these defaults and has transitioned, or is working to transition, the project-level services provided by SunEdison Debtors to third parties or in-house to a Company affiliate; however, certain of these defaults persist. Moreover, the Company has experienced additional defaults under most of the same non-recourse financing agreements in 2017 as the result of the failure to timely complete Company and/or project-level audits. The Company filed its Form 10-K for the year ended December 31, 2016 on July 21, 2017 and has substantially completed its project-level audits for fiscal year 2016 as of the date hereof. The Company is working to complete the remaining project-level audits and outstanding project-level quarterly reporting deliverables for 2017 and seeking to obtain waivers for such default and late delivery. For certain of these defaults, the corresponding contractual grace periods already expired as of the respective financial statement issuance date or the Company could not assert that it was probable that the violation would be cured within any remaining grace periods, would be cured for a period of more than twelve months or were not likely to recur. In addition, while the Company has been actively negotiating with the lenders to obtain waivers, the lenders have not currently waived or subsequently lost the right to demand repayment for more than one year from the balance sheet date with respect to certain of these defaults. As these defaults occurred prior to the issuance of the financial statements for the six months ended June 30, 2017, $1.1 billion of the Company's non-recourse long-term indebtedness, net of unamortized debt discounts and deferred financing costs, was reclassified to current in the unaudited condensed consolidated balance sheet as of June 30, 2017, as the Company accounts for debt in default as of the date the financial statements are issued in the same manner as if the default existed as of the balance sheet date.

The aggregate contractual payments of long-term debt due after June 30, 2017, including financing lease obligations and excluding amortization of debt discounts, premiums and deferred financing costs, as stated in the financing agreements, are as follows:

(In thousands)	Remainder of 2017[1]	2018	2019	2020	2021	Thereafter	Total
Maturities of long-term debt and financing lease obligations[2]	$626,972	$114,537	$386,768	$101,541	$104,680	$2,562,971	$3,897,469
————

(1)
Includes $497.0 million of Revolver indebtedness as management intends to repay this indebtedness during 2017 ($220.0 million of which was paid prior to the financial statement issuance date as discussed above). Also includes $30.0 million prepayment made in the third quarter of 2017 for the Company's non-recourse portfolio term loan as discussed above under Liquidity Position.

(2)
Represents the contractual principal payment due dates for the Company's long-term debt and does not reflect the reclassification of $1.1 billion of long-term debt to current as a result of debt defaults under certain of the Company's non-recourse financing arrangements.

Cash Dividends to Investors

We have not declared or paid a dividend since the third quarter of 2015. We believe it is prudent to defer any decisions on paying dividends to our shareholders for the time being, and under the Merger Agreement, the Company is restricted from declaring or paying dividends prior to the consummation of the Merger, except for the Special Dividend (as discussed and defined in Note 10. Stockholders' Equity to our unaudited condensed consolidated financial statements). As such, we have not caused Terra LLC to make any distributions to its members (including to TerraForm Power as the sole holder of the Class A units and to SunEdison as the sole holder of the Class B units). In light of SunEdison’s failure to perform under its sponsorship arrangements, including the Management Services Agreement and Amended Interest Payment Agreement, and the risks that we face as described in this quarterly report, we cannot give any assurance that there will not be a substantial reduction in our cash available for distribution and in any dividends that we pay in the future on an annualized basis in comparison to the annualized dividends that we have paid in the past.

Incentive Distribution Rights

Incentive Distribution Rights ("IDRs") represent the right to receive increasing percentages (15.0%, 25.0% and 50.0%) of Terra LLC’s quarterly distributions after the Class A Units, Class B units, and Class B1 units of Terra LLC have received quarterly distributions in an amount equal to $0.2257 per unit and the target distribution levels have been achieved. Since the completion of the IPO, SunEdison holds 100% of the IDRs. As of June 30, 2017 and December 31, 2016, there were no Class B1 units of Terra LLC outstanding. There were no IDR payments made by us during the three and six months ended June 30, 2017 and 2016.

In connection with the Settlement Agreement, SunEdison agreed to deliver the outstanding IDRs held by SunEdison or certain of its affiliates to TerraForm Power or its designee and in connection therewith, concurrently with the execution and delivery of the Merger Agreement, TerraForm Power, Terra LLC, BRE Delaware, Inc. and SunEdison and certain of its affiliates have entered into the IDR Transfer Agreement which provides that, subject to satisfaction of the conditions in the Merger Agreement, SunEdison affiliates will transfer all of the IDRs to an affiliate of Brookfield at the effective time of the Merger on the terms and conditions set forth in the IDR Transfer Agreement. At the closing of the Merger, the limited liability company agreement of Terra LLC will be amended and restated to, among other things, reset the IDR thresholds of Terra LLC to establish a first distribution threshold of $0.93 per share of Class A common stock and a second distribution threshold of $1.05 per Class A common stock. As a result of this amendment and restatement, amounts distributed from Terra LLC would be distributed on a quarterly basis as follows:

•	first, to the Company in an amount equal to the Company’s outlays and expenses for such quarter;

•
second, to holders of Class A units, until an amount has been distributed to such holders of Class A units that would result, after taking account of all taxes payable by the Company in respect of the taxable income attributable to such distribution, in a distribution to holders of shares of Class A common stock of $0.93 per share (subject to adjustment for distributions, combinations or subdivisions of shares of Class A common stock) if such amount were distributed to all holders of shares of Class A common stock;

•
third, 15% to the holders of the IDRs and 85% to the holders of Class A units until a further amount has been distributed to holders of Class A units in such quarter that would result, after taking account of all taxes payable by the Company in respect of the taxable income attributable to such distribution, in a distribution to holders of shares of Class A common stock of an additional $0.12 per share (subject to adjustment for distributions, combinations or subdivisions of shares of Class A common stock) if such amount were distributed to all holders of shares of Class A common stock; and

•	thereafter, 75% to holders of Class A units and 25% to holders of the IDRs.

Cash Flow Discussion

We use traditional measures of cash flow, including net cash provided by operating activities, net cash provided by (used in) investing activities and net cash used in financing activities to evaluate our periodic cash flow results.

Six Months Ended June 30, 2017 Compared to Six Months Ended June 30, 2016

The following table reflects the changes in cash flows for the comparative periods:

(In thousands)	Six Months Ended June 30,
	2017	2016	Change
Net cash provided by operating activities	$55,287	$84,369	$(29,082)
Net cash provided by (used in) investing activities	194,355	(41,436)	235,791
Net cash used in financing activities	(126,711)	(45,181)	(81,530)

Net Cash Provided By Operating Activities

Net cash provided by operating activities was $55.3 million for the six months ended June 30, 2017 as compared to $84.4 million for the same period in the prior year. The decrease in operating cash flow was driven by lower operating revenues of $23.1 million (excluding unrealized losses on commodity contract derivatives and amortization of favorable and unfavorable rate revenue contracts, net) primarily due to lower Distributed Generation and Utility solar resource and the sale of the U.K. Portfolio in the second quarter of 2017 and $29.4 million of higher operating costs (excluding non-cash items) driven by professional fees for legal, accounting and advisory services resulting from the transition to standalone operations, the Merger and obtaining waivers for non-recourse debt defaults, and higher employee compensation and benefit costs due to directly hiring and retaining former employees of SunEdison who provided dedicated services to the Company. These decreases were partially offset by working capital changes over the comparative periods including a $6.7 million increase in source of cash related to accounts payable due to the timing of payments and a $9.4 million decrease in use of cash related to prepaid expenses and other current assets resulting from significant retainer and advance deposit fees that we were required to pay during the six months ended June 30, 2016 primarily as a result of the SunEdison Bankruptcy.

Net Cash Provided By (Used In) Investing Activities

Net cash provided by investing activities for the six months ended June 30, 2017 was $194.4 million, which was primarily due to $177.2 million of net proceeds received from the sale of renewable energy facilities and $15.5 million of proceeds received from a government rebate for certain costs incurred for capital expenditures. Net cash used in investing activities for the six months ended June 30, 2016 was $41.4 million, which consisted of $37.4 million of capital expenditures and $4.1 million of cash paid to third parties for acquisitions of renewable energy facilities.

Net Used In Financing Activities

Net cash used in financing activities for the six months ended June 30, 2017 was $126.7 million, primarily due to $141.6 million of principal payments and prepayments on non-recourse debt and Revolver repayments of $55.0 million, which was partially offset by $79.8 million of proceeds received from increasing our Canadian project-level financing. Net cash used in financing activities for the six months ended June 30, 2016 was $45.2 million, which primarily consisted of $63.9 million of principal payments on non-recourse long-term debt, partially offset by $28.7 million of contributions received from SunEdison to fund capital expenditures.

Off-Balance Sheet Arrangements

The Company enters into guarantee arrangements in the normal course of business to facilitate commercial transactions with third parties. See Note. 14 Commitments and Contingencies to our unaudited condensed consolidated financial statements included in this Quarterly Report on Form 10-Q for additional discussion.

Recently Issued Accounting Standards

See Note 1. Nature of Operations and Basis of Presentation to our unaudited condensed consolidated financial statements included in this Quarterly Report on Form 10-Q for disclosures concerning recently issued accounting standards. These disclosures are incorporate herein by reference.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “estimate,” “predict,” “project,” “goal,” “guidance,” “outlook,” “objective,” “forecast,” “target,” “potential,” “continue,” “would,” “will,” “should,” “could,” or “may” or other comparable terms and phrases. All statements that address operating performance, events, or developments that the Company expects or anticipates will occur in the future are forward-looking statements. They may include estimates of expected cash available for distribution, earnings, revenues, capital expenditures, liquidity, capital structure, future growth, financing arrangements and other financial performance items (including future dividends per share), descriptions of management’s plans or objectives for future operations, products, or services, or descriptions of assumptions underlying any of the above. Forward-looking statements provide the Company’s current expectations or predictions of future conditions, events, or results and speak only as of the date they are made. Although the Company believes its expectations and assumptions are reasonable, it can give no assurance that these expectations and assumptions will prove to have been correct and actual results may vary materially.

Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are listed below and further disclosed under the section entitled Item 1A. Risk Factors:

•	risks related to our relationship with SunEdison;

•
risks related to the SunEdison Bankruptcy, including our continuing transition away from reliance on SunEdison for management, corporate and accounting services, employees, critical systems and information technology infrastructure, and the operation, maintenance and asset management of our renewable energy facilities;

•
risks related to events of default and potential events of default arising under (i) our Revolver, (ii) the indentures governing our Senior Notes due 2023 and Senior Notes due 2025 (the "Indentures"), and/or (iii) project-level financings and other agreements related to the SunEdison Bankruptcy, our failure to obtain corporate and/or project level audits, SunEdison’s failure to perform its obligations under project-level agreements, and/or related adverse effects on our business and operations (including the delay in our SEC filings) and other factors;

•	risks related to failure to timely file SEC reports and to satisfy the requirements of the NASDAQ, which could result in delisting of our common stock;

•
risks related to the merger and the sponsorship transaction with Brookfield and certain of its affiliates, including failure to satisfy conditions to consummation of the merger and the sponsorship transaction, our failure to realize the expected benefits of the transaction and the diminished likelihood that a third party would make a competing transaction proposal;

•	risks related to the pendency of the merger and the sponsorship transaction, including disruptions to our business, conflicts of interest and employee departures;

•
risks relating to the failure to consummate the merger and the sponsorship transaction, including a potential adverse impact on the trading price of our common stock, the potential termination of our settlement agreement with SunEdison and the likelihood we would need to operate without a sponsor indefinitely or until we were able to conclude a transaction with another party, if at all;

•	our ability to integrate the renewable energy facilities we acquire from third parties or otherwise and realize the anticipated benefits from such acquisitions;

•	the willingness and ability of the counterparties to our offtake agreements to fulfill their obligations under such agreements;

•	price fluctuations, termination provisions and buyout provisions related to our offtake agreements;

•	our ability to enter into contracts to sell power on acceptable prices and terms, including as our offtake agreements expire;

•	our ability to successfully identify, evaluate and consummate acquisitions;

•
government regulation, including compliance with regulatory and permit requirements and changes in market rules or regulations, rates, tariffs, environmental, tax or other laws, policies and incentives affecting the energy markets in general or renewable energy facilities in particular, including any such changes that may be implemented following the recent elections in the U.S. and changes to federal and state tax laws related to renewable energy and renewable energy portfolio standards or renewable energy credits;

•
operating and financial restrictions placed on us and our subsidiaries related to agreements governing our indebtedness and other agreements of certain of our subsidiaries and project-level subsidiaries generally and in our Revolver and the Indentures;

•
the condition of the debt and equity capital markets and our ability to borrow additional funds and access capital markets, as well as our substantial indebtedness and the possibility that we may incur additional indebtedness going forward;

•	our ability to compete against traditional and renewable energy companies;

•
hazards customary to the power production industry and power generation operations such as unusual weather conditions, catastrophic weather-related or other damage to facilities, unscheduled generation outages, maintenance or repairs, interconnection problems or other developments, environmental incidents, or electric transmission constraints and curtailment and the possibility that we may not have adequate insurance to cover losses as a result of such hazards;

•
the variability of wind and solar resources and the under-performance of our solar modules, wind turbines and other associated components and equipment, which may result in lower than expected output of our renewable energy facilities;

•	our ability to expand into new business segments or new geographies;

•	departure of some or all of the employees providing services to us, particularly executive officers or key employees and operations and maintenance or asset management personnel;

•	pending and future litigation;

•
our ability to operate our business efficiently, to operate and maintain our information technology, technical, accounting and generation monitoring systems, to manage capital expenditures and costs, to manage risks related to international operations such as currency exposure and to generate earnings and cash flows from our asset-based businesses in relation to our debt and other obligations, including in light of the SunEdison Bankruptcy and the ongoing process to establish separate information technology and other systems; and

•
potential conflicts of interests or distraction due to the fact that several of our directors are also directors of Terraform Global, Inc. and most of our executive officers are also executive officers of TerraForm Global, Inc.

The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data, or methods, future events, or other changes, except as required by law. The foregoing list of factors that might cause results to differ materially from those contemplated in the forward-looking statements should be considered in connection with information regarding risks and uncertainties, which are described in this report, as well as additional factors we may describe from time to time in other filings with the SEC. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

We are exposed to several market risks in our normal business activities. Market risk is the potential loss that may result from market changes associated with our business or with an existing or forecasted financial or commodity transaction. The types of market risks we are exposed to are interest rate risk, foreign currency risk and commodity risk. We do not use derivative financial instruments for speculative purposes.

Interest Rate Risk

As of June 30, 2017, the estimated fair value of our debt was $3,998.7 million and the carrying value of our debt was $3,847.9 million. We estimate that a hypothetical 100 bps, or 1%, increase or decrease in market interest rates would have decreased or increased the fair value of our long-term debt by $99.7 million and $109.9 million, respectively.

As of June 30, 2017, our corporate-level debt consisted of the Senior Notes due 2023 (fixed rate), the Senior Notes due 2025 (fixed rate) and the Revolver (variable rate). We have not entered into any interest rate derivatives to swap our variable rate corporate-level debt to a fixed rate, and thus we are exposed to fluctuations in interest rate risk. A hypothetical increase or decrease in interest rates by 1% would have increased or decreased interest expense related to our Revolver by $2.6 million for the six months ended June 30, 2017.

As of June 30, 2017, our non-recourse permanent financing debt was at both fixed and variable rates. 51% of the $2,030.0 million balance had a variable interest rate and the remaining 49% of the balance had a fixed interest rate. We have entered into interest rate derivatives to swap certain of our variable rate non-recourse debt to a fixed rate. Although we intend to use hedging strategies to mitigate our exposure to interest rate fluctuations, we may not hedge all of our interest rate risk and, to the extent we enter into interest rate hedges, our hedges may not necessarily have the same duration as the associated indebtedness. Our exposure to interest rate fluctuations will depend on the amount of indebtedness that bears interest at variable rates, the time at which the interest rate is adjusted, the amount of the adjustment, our ability to prepay or refinance variable rate indebtedness when fixed rate debt matures and needs to be refinanced and hedging strategies we may use to reduce the impact of any increases in rates. We estimate that a hypothetical 100 bps, or 1%, increase or decrease in our variable interest rates pertaining to interest rate swaps not designated as hedges would have increased or decreased our earnings by $0.8 million for the six months ended June 30, 2017.

Foreign Currency Risk

During the six months ended June 30, 2017 and 2016, we generated operating revenues in the United States (including Puerto Rico), Canada, the United Kingdom and Chile, with our revenues being denominated in U.S. dollars, Canadian dollars and British pounds. The PPAs, operating and maintenance agreements, financing arrangements and other contractual arrangements relating to our current portfolio are denominated in U.S. dollars, Canadian dollars and British pounds.

We use currency forward contracts in certain instances to mitigate the financial market risks of fluctuations in foreign currency exchange rates. We manage our foreign currency exposures through the use of these currency forward contracts to reduce risks arising from the change in fair value of certain assets and liabilities denominated in Canadian dollars. The objective of these practices is to minimize the impact of foreign currency fluctuations on our operating results. We estimate that a hypothetical 100 bps, or 1%, increase or decrease in Canadian dollars would have increased or decreased our earnings by $0.2 million for the the six months ended June 30, 2017.

Commodity Risk

For certain of our wind power plans, we use long-term cash settled swap agreements to economically hedge commodity price variability inherent in wind electricity sales arrangements. If we sell electricity generated by our wind power plants to an independent system operator market and there is no PPA available, then we may enter into a commodity swap to hedge all or a portion of the estimated revenue stream. These price swap agreements require periodic settlements, in which we receive a fixed-price based on specified quantities of electricity and we pay the counterparty a variable market price based on the same specified quantity of electricity. We estimate that a hypothetical 1,000 bps, or 10%, increase or decrease in electricity sales prices pertaining to commodity swaps not designated as hedges would have decreased or increased our earnings by $3.5 million for the six months ended June 30, 2017.

Liquidity Risk

The Company's principal liquidity requirements are to finance current operations, service debt and to fund cash dividends to investors. Changes in operating plans, lower than anticipated electricity sales, increased expenses, acquisitions or other events may cause management to seek additional debt or equity financing in future periods. There can be no guarantee that financing will be available on acceptable terms or at all. Debt financing, if available, could impose additional cash payment obligations and additional covenants and operating restrictions. The Company's ability to meet its debt service obligations and other capital requirements, including capital expenditures, as well as make acquisitions, will depend on the Company's future operating performance which, in turn, will be subject to general economic, financial, business, competitive, legislative, regulatory and other conditions, many of which are beyond management's control.

Credit Risk

Credit risk relates to the risk of loss resulting from non-performance or non-payment by offtake counterparties or SunEdison under the terms of their contractual obligations, thereby impacting the amount and timing of expected cash flows. We monitor and manage credit risk through credit policies that include a credit approval process and the use of credit mitigation measures such as having a diversified portfolio of offtake counterparties. However, there are a limited number of offtake counterparties under offtake agreements in each region that we operate, and this concentration may impact the overall exposure to credit risk, either positively or negatively, in that the offtake counterparties may be similarly affected by changes in economic, industry or other conditions. If any of these receivable balances in the future should be deemed uncollectible, it could have a material adverse effect on our forecasted cash flows.

Item 4. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

As disclosed in our annual report on Form 10-K for the year ended December 31, 2016, management identified material weaknesses in the Company’s internal control over financial reporting. We carried out an evaluation as of June 30, 2017, under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended. Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures were ineffective as of June 30, 2017 due to previously identified material weaknesses, which continued to exist as of June 30, 2017.

Notwithstanding such material weaknesses in internal control over financial reporting, our management concluded that our unaudited condensed consolidated financial information presents fairly, in all material respects, the Company’s financial position, results of operations and cash flows as of the dates, and for the periods presented, in conformity with generally accepted accounting principles.

Changes in Internal Control Over Financial Reporting

There have been no changes in the Company's internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act of 1934, as amended) during the three months ended June 30, 2017 that have materially affected, or are reasonably likely to materially affect, the Company's internal control over financial reporting. The Company continues to develop and implement our remediation plan as described in Item 9A. Controls and Procedures in our Annual Report on Form 10-K for the year ended December 31, 2016, including the development and testing of controls over financial reporting with respect to the new cloud-based accounting system we implemented in the first quarter of 2017.

PART II - Other Information

Item 1. Legal Proceedings.

For a description of our legal proceedings, see Item 1. Note 14 - Commitments and Contingencies to our unaudited condensed consolidated financial statements.

Item 1A. Risk Factors.

In addition to the information set forth elsewhere in this Quarterly Report on Form 10-Q, you should carefully consider the factors under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, which was filed on July 21, 2017. These risks could materially and adversely affect our business, financial condition and results of operations. There have been no material changes in the Company's risk factors from those described in our Form 10-K for the year ended December 31, 2016.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

None.

Item 3. Defaults Upon Senior Securities.

See Item 1. Note 6 - Long-term Debt for a description of defaults under the Company's senior indebtedness.

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

None.

Item 6. Exhibits

See the Exhibit Index following the Signature page of this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TERRAFORM POWER, INC.

		By:	/s/ REBECCA CRANNA
			Name:	Rebecca Cranna
			Title:	Executive Vice President and Chief Financial Officer (Principal financial officer and principal accounting officer)

Date:	September 29, 2017

EXHIBIT INDEX

Exhibit Number	Description

2.1
Sale and Purchase Agreement, dated as of January 5, 2017, among TerraForm Power Operating, LLC, SunEdison Yieldco UK Holdco 2, LLC and Vortex Solar UK Limited (incorporated by reference to Exhibit 2.1 to the Registrant's Quarterly Report on Form 10-Q filed on August 29, 2017).**

2.2
Merger and Sponsorship Transaction Agreement, dated as of March 6, 2017, by and among TerraForm Power, Inc., Orion US Holdings 1 L.P. and BRE TERP Holdings Inc. (incorporated by reference to Exhibit 2.1 to the Registrant's Form 8-K filed on March 7, 2017).**

10.1
Tenth Amendment to Credit and Guaranty Agreement, dated April 5, 2017, among TerraForm Power Operating, LLC, as borrower, TerraForm Power, LLC, as a guarantor, certain subsidiaries of Terraform Power Operating, LLC, as guarantors, the lenders party thereto from time to time, and Barclays Bank PLC, as administrative agent and collateral agent (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report Form 8-K filed on April 6, 2017).

10.2
Eleventh Amendment to Credit and Guaranty Agreement, dated April 26, 2017, among TerraForm Power Operating, LLC, as borrower, TerraForm Power, LLC, as a guarantor, certain subsidiaries of Terraform Power Operating, LLC, as guarantors, the lenders party thereto from time to time, and Barclays Bank PLC, as administrative agent and collateral agent (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report Form 8-K filed on April 28, 2017).

10.3
Twelfth Amendment to Credit and Guaranty Agreement, dated August 10, 2017, among TerraForm Power Operating, LLC, as borrower, TerraForm Power, LLC, as a guarantor, certain subsidiaries of Terraform Power Operating, LLC, as guarantors, the lenders party thereto from time to time, and Barclays Bank PLC, as administrative agent and collateral agent (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report Form 8-K filed on August 11, 2017).

10.4
Settlement Agreement, dated as of March 6, 2017, by and among TerraForm Power, Inc., TerraForm Power, LLC, TerraForm Power Operating, LLC, SunEdison Inc. and the other parties named therein (incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K filed on March 7, 2017).

10.5
Voting and Support Agreement, dated as of March 6, 2017, by and among Orion US Holdings 1 L.P., BRE TERP Holdings Inc., SunEdison, Inc., SunEdison Holdings Corporation, SUNE ML1, LLC and TerraForm Power, Inc. (incorporated by reference to Exhibit 2.3 to the Registrant’s Form 8-K filed on March 7, 2017).

10.6
Retention Bonus Award Letter to Sebastian Deschler dated April 10, 2017 (incorporated by reference to Exhibit 10.57 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016).

10.7
Retention Bonus Award Letter to Rebecca Cranna dated April 10, 2017 (incorporated by reference to Exhibit 10.50 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016).

10.8
Transition Services Agreement, dated September 7, 2017, between TerraForm Power, LLC and SunEdison, Inc. (incorporated by reference to Exhibit 10.1 to the Registrant’s Periodic Report on Form 8-K filed on September 11, 2017).

31.1	Certification by the Chief Executive Officer of TerraForm Power, Inc. pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2	Certification by the Chief Financial Officer of TerraForm Power, Inc. pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32*	Certification by the Chief Executive Officer and the Chief Financial Officer of TerraForm Power, Inc. pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

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* This information is furnished and not filed for purposes of Sections 11 and 12 of the Securities Act of 1933 and Section 18 of the Securities Exchange Act of 1934.
** Annexes, schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Registrant agrees to furnish a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.